SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Aether Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$25,000,000 (estimated solely for purposes of calculating the amount of the filing fee).

(4)	Proposed maximum aggregate value of transaction:

$25,000,000

(5)	Total fee paid: $3,167.50 (a)

(a) The fee was calculated by multiplying the maximum consideration of $25,000,000 to be paid to the registrant by .00012670.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:

Form, schedule or registration statement no.:

Filing party:

Date filed:

August      , 2004

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Aether Systems, Inc., to be held on September [ ], 2004, at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD 21202 at 10:00 a.m. At this meeting, we will seek stockholder approval of the sale of the assets of our Transportation segment.

      On July 20, 2004, we entered into an asset purchase agreement to sell to Slingshot Acquisition Corporation the assets of our Transportation segment. Our Transportation segment provides mobile and wireless solutions to the fleet management and transportation markets. The asset purchase agreement provides that Slingshot will assume certain of our liabilities relating to our Transportation segment. The aggregate purchase price for these assets is $25 million in cash, subject to a post-closing net working capital adjustment. Slingshot is a company that was formed to acquire our Transportation segment by Platinum Equity Capital Partners, L.P., which together with affiliated private equity funds is a $700 million private equity fund. Platinum Equity Capital Partners, L.P. has agreed to provide up to 100% of the funds that Slingshot will require to complete the purchase of our Transportation segment.

      Before deciding how to vote, you should review in detail the attached proxy statement for a more detailed explanation of the proposal to approve the sale of our Transportation agreement, a description of the asset purchase agreement, the background of the decision to enter into the asset purchase agreement, the reasons that our board of directors has decided to recommend that you approve the asset sale and a discussion of risk factors and other considerations relating to the proposed asset sale, which appears in the section entitled “Risk Factors and Considerations.”

      Our board of directors has unanimously approved the proposed sale of assets described in the proxy statement and is recommending that stockholders also approve it.

      Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote “AGAINST” the adoption of the asset purchase agreement and the approval of the sale of our Transportation segment. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

David S. Oros
Chairman of the Board
and Chief Executive Officer

Your Vote is Important

Please execute and return the enclosed Proxy promptly,
whether or not you plan to attend the special meeting of stockholders.

AETHER SYSTEMS, INC.

11500 CRONRIDGE DRIVE, SUITE 110
OWINGS MILLS, MARYLAND 21117

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER [ ], 2004

DATE:	September [ ], 2004
TIME:	10:00 a.m. local time
PLACE:	Renaissance Harborplace Hotel 202 East Pratt Street, Baltimore, MD 21202

YOUR VOTE IS IMPORTANT TO US

Dear Stockholder:

      Notice is hereby given that Aether Systems, Inc. will hold a Special Meeting of Stockholders on September [ ], 2004 at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD 21202. At the Special Meeting, we will ask you to:

1.	To approve the sale of the assets of our Transportation segment to Slingshot Acquisition Corporation under the terms of the asset purchase agreement attached as Appendix A to the proxy statement; and

2.	To transact such other business as may properly come before the meeting.

Your board of directors has unanimously approved and recommends that you vote “FOR” the proposed sale of assets, which is described in the attached proxy statement.

      Only holders of record of common stock as of the close of business on August [ ], 2004 will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. This notice and proxy are first being mailed to stockholders on or about August [ ], 2004.

      Stockholders are urged to carefully review the information contained in the enclosed proxy statement prior to deciding how to vote their shares at the Special Meeting.

      Because of the significance of the sale of our Transportation segment, your participation in the Special Meeting, in person or by proxy, is especially important. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly.

      If you attend the Special Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the Special Meeting, however, will not revoke your proxy, you must vote at the Special Meeting. If you do not attend the Special Meeting, you may still revoke your proxy at ant time prior to the Special Meeting by providing a later-dated proxy or by providing me with written notice of your revocation. Your prompt cooperation will be greatly appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

David C. Reymann
Secretary

Owings Mills, Maryland

August [     ], 2004

SUMMARY TERM SHEET

      This summary term sheet highlights material terms of the proposed sale of assets of our Transportation segment and selected information in this proxy statement and does not contain all of the information that may be important to you in evaluating the proposed sale. To understand fully the proposed sale of the assets of our Transportation segment, we strongly encourage you to read this proxy statement including the information incorporated by reference and the appendices. We have included page references in this summary to direct you to a more complete discussion in the proxy statement.

Slingshot and Platinum Equity (see page 33)	Slingshot Acquisition Corporation, or Slingshot, is a Delaware corporation formed by Platinum Equity Capital Partners, L.P. to purchase the assets of our Transportation segment under the asset purchase agreement we entered into on July 20, 2004.
Platinum Equity Capital Partners, L.P., a Delaware limited partnership, together with its affiliated private equity funds is a $700 million private equity fund and the 100% owner of Slingshot. In this proxy statement, we refer to Platinum Equity Capital Partners, L.P. as the “Fund.”
Platinum Equity, an affiliate of Slingshot and the Fund, is a global M&A&OSM firm specialized in the merger, acquisition and operation of mission-critical services and solutions companies. Since its founding in 1995, Platinum Equity has acquired more than 40 businesses and built a portfolio of 19 market-leading companies with over 32,000 employees, more than 600,000 customer sites and annual revenues of $5.5 billion. In this proxy statement, references to “Platinum Equity” mean Platinum Equity, LLC and its affiliates, including the Fund and Slingshot. Platinum Equity has its principal place of business at 2049 Century Park East, Suite 2700, Los Angeles, CA 90067, telephone: (310) 712-1850.
Aether (see page 33)	We provide wireless and mobile data solutions that increase efficiency and productivity for the transportation, fleet management, and mobile government markets. In our Transportation segment, which is the subject of the proposed sale described in this proxy statement, our transportation and fleet management solutions, including the MobileMaxTM multi-mode system, offer wireless data and asset-tracking and vehicle-positioning features. In our Mobile Government segment, our public safety solutions help hundreds of police and fire departments in North America leverage the power of wireless information for improved service to the public. As previously announced, we are continuing with our efforts to complete the sale of our Mobile Government segment. We have also implemented a new strategy in which we will focus on building and managing a leveraged portfolio of mortgage- backed securities. Our principal place of business is at 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland 21117, telephone: (410) 654-6000.
Guarantee and Funding (see page 28)	The Fund has absolutely and unconditionally guaranteed the payment and performance of all obligations of Slingshot under the asset purchase agreement and will provide Slingshot with up to 100% of the necessary funding to enable Slingshot to purchase our Transportation assets. If Slingshot defaults in the payment or performance of any of its obligations under the asset purchase agreement, the Fund has agreed to perform such obligations. The Fund’s guarantee will survive termination of the asset purchase agreement if the asset purchase agreement is terminated because of a material breach of a representation or covenant or is terminated by Slingshot in breach of the terms of the asset purchase agreement. If the sale of assets is completed, the Fund’s guarantee obligations shall terminate at the closing.

Purchase Price (see page 35)	The purchase price is $25 million in cash, subject to a post-closing net working capital adjustment.
Fairness of Consideration (see page 19)	Our board of directors received the written opinion of our financial advisor, Friedman, Billings, Ramsey & Co., Inc., or FBR, dated July 20, 2004, that states, based on and subject to the qualifications and considerations set forth in the opinion, the consideration to be paid to Aether in the transaction is fair, from a financial point of view, to Aether.
The full text of the written opinion of FBR, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B. The written opinion of FBR is not a recommendation as to how you should vote in regard to the proposal to approve the asset purchase agreement.
Reason for the Sale of Assets (see page 17)	We believe that the sale of our Transportation segment and the terms of the asset purchase agreement, which is attached as Appendix A, are in the best interests of Aether and its stockholders. Our board of directors identified various benefits that are likely to result from the sale of our Transportation segment. Our board of directors believes that the sale of the Transportation segment is consistent with our objectives of achieving profitability as quickly as possible and enhancing the value of our assets to our stockholders. Our board concluded that rather than continuing to invest in the Transportation segment in an effort to achieve profitability, we should sell the business and use the proceeds to invest in a leveraged portfolio of mortgage-backed securities, which we plan to make our primary business focus going forward.
In deciding to authorize the sale of our Transportation segment, our board of directors considered a number of positive and negative factors, including the opinion we received from FBR that the consideration to be paid to us in the transaction is fair to us from a financial point of view.
Assets to be Sold (see page 33)	We are selling all of the assets used primarily in the operation of our Transportation segment, subject to the terms of the asset purchase agreement.
The unaudited financial statements of the Transportation segment are attached as Appendix D to this proxy statement.
Liabilities — Assumed and Excluded (see page 33)	Slingshot has agreed to assume liabilities:
• relating to the purchased assets, including the assumed contracts;
• incurred in connection with, or arising out of, the ownership or operation of the Transportation segment on or after the closing date;
• set forth on the closing statement of assets and liabilities; and
• associated with certain product warranty claims and product defects.
Slingshot is not assuming any liabilities of the Transportation segment other than as described above. For example, Slingshot is not assuming:
• pre-closing tax liabilities;
• liabilities related to pre-closing breaches of contract (including warranties) or torts;
• indebtedness for borrowed money;
• liabilities between us and our subsidiaries;

• liabilities related to excluded assets;
• pre-closing liabilities related to environmental laws; and
• liabilities arising from litigation based on our activities before the closing.
Conditions to the Sale of Assets (see page 40)	The obligation of each party to complete the purchase and sale of the Transportation segment is subject to the satisfaction or waiver of the following conditions:
• receipt of authorizations, consents, approvals and permits of governmental authorities as specified in the asset purchase agreement;
• absence of any injunction or order that would restrain or otherwise prevent the proposed sale;
• approval of the proposed sale by our stockholders; and
• execution of the ancillary agreements by us and Slingshot.
Our obligation to complete the sale of the Transportation segment is subject to the satisfaction or waiver of the following conditions:
• Slingshot having performed in all material respects its pre-closing obligations and covenants;
• representations and warranties of Slingshot that are qualified as to materiality being true and correct, except where failures do not have a material adverse effect on the business, operations or financial condition of Slingshot that adversely affects Slingshot’s ability to conclude the proposed sale; and
• representations and warranties of Slingshot that are not qualified as to materiality being true and correct in all material respects, except where failures do not have a material adverse effect on the business, operations or financial condition of Slingshot that adversely affects Slingshot’s ability to conclude the proposed sale.
Slingshot’s obligation to complete the purchase of the Transportation segment is subject to the satisfaction or waiver of the following conditions:
• Aether having performed in all material respects with its pre-closing obligations and covenants;
• our representations and warranties that are qualified as to materiality being true and correct except for changes contemplated by the asset purchase agreement and where failures do not have a material adverse effect;
• our representations and warranties that are not qualified as to materiality being true and correct in all material respects, except for changes contemplated by the asset purchase agreement and where failures do not have a material adverse effect;
• the absence of a material adverse effect; and
• receipt of consents from third parties to assignment of permits and certain material contracts.
Non-Solicitation (see page 37)	We have agreed that we will not solicit a proposal for or provide information with respect to:
• the acquisition of more than 20% of the outstanding shares of our common stock, or
• 10% of the assets used in the Transportation segment.

If we receive an unsolicited offer that the board determines would be more favorable to us and our stockholders, we can provide information to and enter into negotiations with the person making the offer, but we must inform Slingshot of the material terms of the offer and identity of the person making the offer. We may accept a superior proposal and terminate the asset purchase agreement but we will have to pay a termination fee in an amount not to exceed $1.25 million (as described below under the heading “Termination”). We are not limited or restricted from discussing or negotiating with respect to any transaction that does not involve the Transportation segment.
Indemnification (see page 41)	The parties have agreed to indemnify one another for breaches of representations, warranties and covenants contained in the asset purchase agreement. Slingshot’s right to indemnification will arise after its losses reach $250,000 and then our liability is for the excess above $250,000. A party’s maximum aggregate liability for breaches of most of its representations and warranties is $10 million. For breaches of certain specified representations and warranties, the maximum aggregate liability is the purchase price.
Termination (see page 43)	The asset purchase agreement may be terminated at any time prior to closing:
• by mutual consent of the parties;
• by either party, if the closing does not take place before December 31, 2004;
• by either party, if a court or governmental entity permanently enjoins, restrains or prohibits the sale;
• by us, if we decide to accept a superior proposal and pay the required termination fee to Slingshot;
• by Slingshot, if our board of directors withdraws its recommendation to our stockholders or our board of director’s recommends or approves another acquisition proposal;
• by either party, if the asset purchase agreement is not approved by our stockholders; and
• by either party, if the non-terminating party has breached any representation or warranty or covenant in any material respect, such breach results in a closing condition related to performance of a covenant or related to the truth of a representation or warranty to fail to be satisfied and such breach is not cured within sixty (60) days.
We have agreed to pay Slingshot a fee equal to $1 million plus the reasonable out-of-pocket expenses incurred in connection with the negotiation and preparation of the asset purchase agreement (not to exceed $250,000) if we terminate the asset purchase agreement to pursue a superior proposal or either Aether or Slingshot terminates the asset purchase agreement after our board of directors withdraws or modifies its recommendation of the proposed sale in a manner adverse to Slingshot. Also, we have agreed to pay Slingshot a fee equal to $500,000 plus fees and expenses (not to exceed $250,000) if our stockholders fail to approve the transaction.
Closing (see page 39)	If our stockholders approve the sale of the Transportation segment and the other conditions to the sale of assets are then satisfied, the closing is anticipated to occur on the second business day after the special meeting.

Risk Factors (see page 30)	There are risks and uncertainties related to the proposal to sell our Transportation segment and risks and uncertainties related to our company if the proposed sale is completed that you should carefully consider in deciding how to vote on the proposed sale. If any of these risks occur, our business, financial condition or results of operation could be materially adversely affected, the value of our common stock could decline and you may lose all or part of your investment.
Accounting Treatment (see page 28)	The proposed sale of our Transportation segment will be accounted for as a sale of net assets. During the three months ended June 30, 2004, we recognized an impairment loss of $26.6 million related to goodwill and certain other long-lived assets based upon the value implied by the negotiated sale price for the business. Accordingly, we believe, but cannot be certain, that further gains or losses upon consummation of the sale of the Transportation segment will not be material. If the stockholders approve the sale of the Transportation segment, the historical and future financial results of the Transportation segment will be reported as results of discontinued operations in our statements of operations.
Tax Consequences (see page 29)	The proposed sale will be a taxable sale of the assets of the Transportation segment. We anticipate that we will be able to offset substantially all of the taxable gain we recognize for United States federal income tax purposes against our current operating and capital losses and net operating and capital loss carryforwards.
The closing of the sale of assets contemplated by the asset purchase agreement will not be a taxable event for our stockholders under applicable United States federal income tax laws.
Required Approvals (see page 28)	Neither we nor Slingshot are aware of any regulatory requirements or governmental approvals or actions that will be required to consummate the sale of our Transportation segment, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Delaware General Corporation Law in connection with the stockholders approval requested at the special meeting.
Appraisal Rights (see page 28)	Under Delaware law and our certificate of incorporation and bylaws, our stockholders have no appraisal rights as a result of the sale of our Transportation segment.
Fees and Expenses (see page 44)	Except for fees payable in the event of a termination of the asset purchase agreement, (as described above under the heading “Termination”), each party is responsible for its own fees and expenses incurred in connection with the proposed sale of assets, including the fees and expenses associated with the filing, printing and mailing of this proxy statement. We anticipate our total costs, which will include legal, investment banking and accounting fees and expenses and the costs of preparing, mailing, and soliciting proxies pursuant to this proxy statement, will be approximately $2.5 million.
Payment to Stockholders (see page 9)	All of the consideration received in the proposed sale will be paid to us by Slingshot, and holders of our common stock will not receive any payment as a result of the asset sale.

Principal Stockholder Agreement (see page 27)	David S. Oros, our Chairman and Chief Executive Officer, NexGen Technologies, L.L.C. and Slingshot entered into the principal stockholder agreement. Under this agreement, Mr. Oros agreed to vote all of the shares of common stock he owns directly and beneficially through NexGen Technologies in favor of the asset purchase agreement. The shares Mr. Oros agreed to vote represent approximately 10% of the outstanding shares of Aether. Mr. Oros did not receive any consideration for entering into the principal stockholders agreement.
Interests of Directors and Executive Officers (see page 27)	Except as described below, our executive officers and directors own our common stock and/or options to purchase shares of our common stock and to that extent their interest in the sale is the same as that of the other holders of our common stock.
Pursuant to his employment agreement, Frank Briganti, President of the Transportation segment, will receive a bonus equal to 0.5% of the purchase price, or approximately $125,000, vesting on 10,125 options to purchase our common stock and the lapse of forfeiture provisions applicable to 3,333 restricted shares of our common stock that he owns upon completion of the proposed sale.
As of August [ ], 2004, our directors and executive officers owned of record 6,388,175 shares of our outstanding common stock, representing approximately 14% of the outstanding votes of common stock. The vote of holders of a majority of the shares of Aether’s common stock outstanding on the record date is required to approve the asset purchase agreement.
6% Convertible Subordinated Notes (see page 28)	The indenture governing our 6% senior convertible subordinated notes requires that we offer to repurchase the notes in the event of the sale of substantially all of our assets within 45 business days of the closing of the proposed sale. We have decided to treat the sale of our Transportation segment as a sale of substantially all of our assets for this purpose. As a result, the holders of our 6% convertible subordinated notes will have the right to require us to repurchase their notes for the principal amount outstanding plus accrued and unpaid interest to the date of repurchase. We will repurchase notes of holders who properly exercise the repurchase right in accordance with the terms of the notes.
Under the indenture, we also have the right to redeem the notes upon 30 day’s prior notice to the noteholders for a price of 101.2% of the principal amount of each outstanding note plus accrued interest up to the redemption date.
Recommendation	The board of directors unanimously recommends you vote “FOR” the approval of the asset purchase agreement.
Please vote your shares as soon as possible so that your shares may be represented at the special meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING

      Set forth below are some key questions and answers to provide you with more information about the special meeting. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement. We urge you to review the entire proxy statement and accompanying materials carefully.

SPECIAL MEETING AND VOTING

Q:	Why am I receiving this proxy statement?

A:	You have received this proxy statement and the enclosed proxy card from us because you held shares of our common stock on August [ ], 2004.

Q:	What is the proposal I will be voting on at the special meeting?

A:	As a stockholder, you are entitled to and requested to approve the sale of substantially all of our assets comprising our Transportation segment pursuant to the asset purchase agreement among Slingshot Acquisition Corporation, Platinum Equity Capital Partners, L.P. and Aether Systems, Inc., dated July 20, 2004.

Q:	Who is entitled to vote?

A:	Only holders of record shares of common stock on the close of business on August [ ], 2004 will be entitled to vote at the special meeting. On August [ ], 2004, we began mailing this proxy statement to all persons entitled to vote at the special meeting.

Q:	When and where is the special meeting being held?

A:	The special meeting is being held on September [ ], 2004 at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD 21202, at 10:00 a.m., local time.

Q:	What vote is required to approve the sale of the assets of the Transportation segment?

A:	Under Delaware law and our by-laws, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve the transaction.

Q:	Who is soliciting my proxy?

A:	Our board of directors.

Q:	How does the board recommend that I vote at the special meeting?

A:	Our board of directors unanimously recommends that you vote “FOR” the sale of our Transportation segment.

Q:	How is my vote counted if I vote by proxy?

A:	If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the special meeting to be held on September 27, 2004. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote “FOR” the sale or you “ABSTAIN,” it has the same effect as a vote “AGAINST” the proposal.

Q:	What if my shares are held in “street name,” will my broker be able to vote my shares?

A:	Yes, but only if you provide instructions to your broker on how to vote.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes, you may change your vote at any time before your shares are voted at the special meeting. You may change your vote in one of three ways.

1. You may notify the Secretary of Aether in writing before the special meeting that you wish to revoke your proxy. In this case, please contact Aether Systems, Inc., 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland 21117, Attention: David C. Reymann, Secretary.

2. You may submit a proxy dated later than your original proxy.

3. You may attend the special meeting and vote. Merely attending the special meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the previously submitted proxy.

PROPOSED SALE OF ASSETS

Q:	What line of business is conducted through the Transportation segment?

A:	Our Transportation segment provides mobile and wireless solutions to the fleet management and transportation markets. Our customers are primarily the owners and operators of truck and other vehicle fleets. Our products offer wireless data and asset tracking and vehicle positioning features.

Q:	What is the purchase price that Slingshot has agreed to pay for the Transportation segment?

A:	Slingshot has agreed to pay us $25 million in cash, subject to an adjustment up or down after closing based on the net working capital of the Transportation segment at closing. Slingshot also will assume certain liabilities associated with the Transportation segment.

Q:	Why is Aether proposing to sell the Transportation segment?

A:	We believe, after considering a number of different alternatives, that the sale is consistent with our objectives of achieving profitability as quickly as possible and enhancing the value of our assets to our stockholders. Our board of directors concluded that rather than continuing to invest in the Transportation segment in an effort to achieve profitability, we should sell the business and use the proceeds to invest in a leveraged portfolio of mortgage-backed securities, which we plan to make our primary business focus going forward.

Q:	Did the board receive a fairness opinion on the sale of the Transportation segment?

A:	Yes. On July 20, 2004, the board of directors received an opinion from our financial advisor, Friedman, Billings, Ramsey & Co. Inc., that, based on and subject to the qualifications and considerations described in the opinion the consideration to be paid to Aether in the transaction is fair, from a financial point of view, to Aether. A copy of this opinion is attached as Appendix B to this proxy statement and a more detailed summary of the opinion is set forth on page 16.

Q:	What if Aether receives another offer for the Transportation segment?

A:	We may discuss the sale of the Transportation segment with another person in response to an unsolicited offer that our board of directors determines would be more favorable to Aether and its stockholders. In addition, we may accept a superior offer and terminate the asset purchase agreement if we pay Slingshot a termination fee of $1 million plus its fees and expenses up to $250,000.

Q:	What happens if the asset purchase agreement is not approved by holders of a majority of Aether’s outstanding shares?

A:	The asset purchase agreement may be terminated by either Slingshot or us, in which case we will have to pay a termination fee to Slingshot in the amount of $500,000 plus Slingshot’s reasonable out-of-pocket expenses up to $250,000. In addition, in such event we will need to decide whether to pursue another sale of the Transportation segment. We may not be able to sell the Transportation segment to another buyer on similar terms or at all. If we cannot sell the Transportation segment on terms we consider acceptable, we may be required to reconsider our future business strategy, in which event we might continue to own and operate the Transportation segment.

Q:	Will I owe any federal income tax as a result of the asset sale?

A:	No. You will not owe any federal income tax as a result of the asset sale.

Q:	Will any of the proceeds from the sale of the Transportation segment be distributed to me as a stockholder?

A:	No. We intend to retain the proceeds and use them in our future business plan.

Q:	Can I still sell my shares?

A:	Yes. The sale of our Transportation segment will not affect your right to sell or otherwise transfer your shares of common stock.

Q:	Who can I contact with questions about the proposal?

A:	If you have more questions about the sale of assets or would like additional copies of this proxy statement, you should contact David C. Reymann, Aether’s Chief Financial Officer, at (410) 654-6400.

In addition, Aether is a public company and is required to file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s Internet site at www.sec.gov and you can also request copies of these documents from us.

AETHER SYSTEMS, INC.

11500 Cronridge Drive, Suite 110
Owings Mills, Maryland 21117

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Time and Place

      The special meeting will be held on September [ ], 2004 at the Renaissance Harborplace Hotel, 202 East Pratt Street Baltimore, MD 21202 , at 10:00 a.m., local time.

Proposal to be Considered

      At the special meeting, we will ask our stockholders to consider and vote upon the sale of the assets comprising our Transportation segment pursuant to the asset purchase agreement by and between Aether, Slingshot Acquisition Corporation and Platinum Equity Capital Partners, L.P., dated as of July 20, 2004.

      Our board of directors is not aware of any other matters to be presented at the special meeting. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

This Proxy Solicitation

      We are sending you this proxy statement because our board of directors is seeking a proxy to vote your shares at the special meeting. This proxy statement is intended to assist you in deciding how to vote your shares. At the close of business on August [ ], 2004, there were 43,826,736 shares of common stock outstanding, which constitute all of the outstanding voting shares of Aether. Only holders of record shares of common stock on the close of business on August [ ], 2004 will be entitled to vote at the special meeting. On August [ ], 2004, we began mailing this proxy statement to all persons who will be entitled to vote at the special meeting.

      We are paying the cost of requesting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, facsimile or otherwise, but they will not receive additional compensation for their services. In addition, we have retained Innisfree M&A, Incorporated to assist us in soliciting proxies for the special meeting. We have agreed to reimburse Innisfree M&A Incorporated for its reasonable expenses, to indemnify it against certain losses, costs and expenses and to pay its fees, which all together we estimate will not exceed $15,000. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common stock shares.

      In this proxy statement, “Aether,” the “company,” “we” and “our” refer to Aether Systems, Inc. and its subsidiaries and predecessors. Also, in this proxy statement, “Fund” refers to Platinum Capital Equity Partners, L.P., “Slingshot” refers to Slingshot Acquisition Corporation, a wholly-owned subsidiary of the Fund and “Platinum Equity” refers to Platinum Equity, LLC and its affiliates, including the Fund and Slingshot, each with its principal place of business at 2049 Century Park East, Suite 2700, Los Angeles, CA 90067, telephone: (310) 712-1850.

Voting Your Shares

      You may vote your shares at the special meeting either in person or by proxy. To vote in person, you must attend the special meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us before the special meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the special meeting in accordance with the instructions you give on the proxy card.

      Stockholders who hold shares registered in the name of a broker or other nominee may generally only vote pursuant to the instructions given to them by their broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the asset purchase agreement. Brokers will have discretionary voting authority to vote on routine matters incident to the conduct of the special meeting. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. In order to vote their shares by attending the special meeting, as opposed to directing their broker or nominee to vote their shares, stockholders who hold shares registered in the name of a broker or other nominee generally must bring to the special meeting a legal proxy from the broker or nominee authorizing them to vote the shares.

Quorum

      Failure to return a proxy or vote in person will not affect the outcome of the proposal as long as a quorum is achieved. A quorum for the transaction of business at the special meeting will be established by the presence, in person or by proxy, of a majority of the shares of our common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the special meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of that adjournment.

Vote Required

      Each share of our common stock issued and outstanding on the record date will be entitled to one vote. The asset purchase agreement and the sale of our Transportation segment will be approved if the holders of a majority of the outstanding shares of our common stock entitled to vote affirmatively vote to approve the asset purchase agreement.

      Because authorization of the sale of assets contemplated by the asset purchase agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the approval of the asset purchase agreement. In addition, the failure of a stockholder to return a proxy or to vote in person or to direct its broker or other nominee to vote its shares will have the effect of a vote against approval of the asset purchase agreement. Brokers holding shares for beneficial owners cannot vote on the proposal without the owners’ specific instructions. Accordingly, stockholders are encouraged to return the enclosed proxy card marked to indicate their grant of a proxy or to follow the instructions for voting provided by their broker or other nominee.

Revoking Your Proxy

      If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy in one of the following three ways:

1.	You may notify the Secretary of Aether in writing that you wish to revoke your proxy. Please contact: Aether Systems, Inc., 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland 21117, Attention: David C. Reymann, Secretary. We must receive your notice before the time of the special meeting.

2.	You may submit a proxy dated later than your original proxy.

3.	You may attend the special meeting and vote. Merely attending the special meeting will not by itself revoke a proxy. You must obtain a ballot and vote your shares to revoke the proxy.

BACKGROUND FOR THE SALE OF TRANSPORTATION SEGMENT

      Since 2001, we have been working to make our company profitable and to enhance the value to our stockholders of our business operations. In 2001, we began a significant restructuring that substantially reduced our operating expenses. Despite this substantial reduction of expenses, our business has continued to lose money each year.

      In early 2002, we engaged our first financial advisor, a nationally recognized investment bank, to provide us with advice on a range of possible strategic options, including acquisitions, dispositions, financings and other possible alternatives. Although we discussed a number of different possible exit strategies with our first financial advisor, we did not pursue any particular options in 2002.

      During the first half of 2003, management, together with our board of directors, discussed options that included the sale of one or more of our operating segments, a sale of the entire company, a merger of the company with another wireless communications company, potential acquisitions that would complement one or more of our existing businesses or involve new lines of business, and the pursuit of strategic relationships that would enhance the value of our existing businesses. Also, because the board viewed the substantial net operating losses we had accumulated as an asset, the board discussed various alternatives to maximize the value of this asset. As part of this process, in May 2003, our board of directors authorized management, working with our first financial advisor, to explore whether there would be serious interest by any third parties in purchasing all or a portion of our business. During June and July of 2003, our first financial advisor, together with management, prepared a confidential information memorandum on our company and its three operating segments and commenced a competitive process to explore these possible options. Our first financial advisor sent these offering materials, subject to the terms of confidentiality agreements, to more than 75 parties that it felt might have interest in a transaction with us.

      In response to this process, approximately 35 parties expressed interest in one or more of our businesses. Together with our first financial advisor, our senior management made presentations during August and September of 2003 to many of these parties and we established a data room at the offices of Kirkland & Ellis LLP, our principal outside attorneys, so that interested parties could review information about our businesses.

      By September 2003, this process had not resulted in any serious offers to purchase the Transportation segment. During this process, however, we became aware of a privately owned company that was providing technology and services that enabled customers to manage their transportation systems, assets and transactions. Mr. Oros, our Chairman and CEO, together with other members of our senior management team, had several conversations and meetings with representatives of the controlling stockholder of this company to begin exploring a possible business combination. Based upon these initial conversations, they formed an initial view that such a business combination could be beneficial to us and to our stockholders because the private company (a) appeared to be generating substantial profit and cash flow, (b) could complement our Transportation segment and (c) if combined with our Transportation segment, could become a formidable, profitable competitor in the industry and would be large enough to help our company achieve overall profitability in the near term. Management brought this opportunity to the attention of our board at its September 24, 2003 meeting. With the approval of our board, we entered into a confidentiality agreement and began discussions about a potential acquisition of this company that would result in our Transportation segment becoming the focus of our ongoing operations. We conducted substantial due diligence during September 2003 and started negotiating the terms of a potential acquisition. Our first financial advisor assisted us in evaluating the financial aspects of the potential transaction. As a result of our due diligence, as well as our inability to reach agreement with the owners of this business about certain key pricing terms, we terminated our discussions regarding this potential acquisition on October 16, 2004.

      By this time, the process conducted by our first financial advisor had resulted in only one ongoing discussion with a potential strategic buyer, which was interested in purchasing one of our other business segments. We were unable to reach a final agreement with this party, and all discussions were terminated in late November 2003.

      At its November 14, 2003 meeting, our board of directors reviewed the results of the process conducted by our first financial advisor. In light of the absence of any concrete expressions of interest for the Transportation segment, the board directed management to focus its strategic efforts in the near term on our other two operating businesses.

      Simultaneous with the process conducted by our first financial advisor, our management, with advice and assistance from our board, was actively exploring various additional strategic options to enhance stockholder value, including the possibility of beginning to pursue a strategy of building a leveraged portfolio of mortgage-backed securities. Our management also explored possible acquisitions of other businesses that were not related to our mobile and wireless data businesses but that had the potential to generate substantial taxable income and cash flow. Our management team initially concluded that the mortgage-backed securities option appeared to have the greatest promise. Management and several of our directors met with representatives of FBR, during the fall of 2003 to discuss the mortgage-backed securities strategy. At its November 14, 2003 meeting, the board and FBR discussed the benefits and drawbacks of this potential strategic option. Following the presentation, the board decided to hire an independent third-party to review and analyze the benefits and risks of this strategy.

      In mid-November 2003, the CEO of TeleCommunication Systems, Inc., or TCS, contacted Mr. Oros to express interest in a possible acquisition of our Enterprise Mobility Systems segment. We entered into discussions with TCS, and as previously announced, signed a definitive agreement to sell the assets of our EMS segment to TCS on December 18, 2003. That sale closed in January 2004.

      On December 16, 2003, we agreed with our first financial advisor to terminate the advisory relationship with them.

      In late December 2003, a potential buyer of our Transportation segment contacted one of our independent consultants and, on an unsolicited basis, requested more information about the business, and during February 2004 we began negotiating terms for the sale of our Transportation segment with this potential purchaser.

      At its February 5, 2004 telephonic meeting, the board reviewed with management the status of various strategic activities. Mr. Oros summarized the status of discussions with the potential buyer of the Transportation business. In addition, management reviewed the results of its discussions (undertaken at the board’s request) with several investment banking firms and financial advisors to explore whether any of them had experience with managing mortgage-backed securities or could recommend an alternative strategy that would help us achieve profitability in the near term and realize value from the potential tax benefits of our accumulated net losses. Management reported that it had not yet identified any alternative strategies that it believed would be superior to the one proposed by FBR at the board’s November 2003 meeting.

      On February 25, 2004, we retained FBR as our financial advisor and investment banker to advise us in connection with the potential sale of our Transportation segment, as well as to assist us in exploring strategic options for the rest of our business.

      At a March 10, 2004 meeting, the board of directors again discussed the status of the proposed sale of the Transportation segment. Proposed terms were reviewed in detail, FBR provided the board with a preliminary financial analysis of the potential transaction, and the Board authorized management to proceed with efforts to seek a definitive agreement for the sale of the Transportation segment, consistent with those that had been outlined to the board at the meeting.

      On March 15, 2004, in light of the ongoing discussions about a potential sale of the Transportation segment, we disclosed in our 2003 Annual Report on Form 10-K that we were engaged in negotiations with a potential buyer of one of our business segments, but that we could not predict whether those negotiations would be successful. Shortly before the end of March, we determined that we could not reach agreement on several key terms, and the negotiations were terminated. The potential buyer contacted us again several times over the next few months, but each time it decided not to proceed with any further discussions.

      In response to the announcement that we had engaged FBR to advise us on strategic options, as well as the information that had been included in our 2003 Annual Report on Form 10-K, potential buyers began to contact FBR and were expressing interest in our Transportation and Mobile Government segments. Consequently, in late March (following termination of discussions with the potential buyer of the Transportation segment) we asked FBR to organize a more formal process to explore these expressions of interest and determine if there might be additional interested buyers. Together with FBR, we prepared separate confidential information memoranda on our Transportation segment and our Mobile Government segment, and FBR began another competitive process to explore a possible sale of one or both of these businesses.

      In this process, FBR contacted approximately 53 potential buyers for the Transportation segment. We entered into confidentiality agreements with approximately 45 parties and distributed the confidential information memoranda to them. Platinum Equity, was one of the parties that received the confidential information memorandum. Platinum Equity had entered into a confidentiality agreement with us on March 31, 2004.

      During April, May and June, 12 potential buyers of the Transportation segment met with management at the offices of Kirkland & Ellis in Washington, D.C. At these presentations, Frank Briganti, President of our Transportation segment, together with Steven Bass, Senior Vice President-Finance, and representatives of FBR, discussed the Transportation segment’s products, financial performance, customer base and supplier base. David Reymann, our Chief Financial Officer, also attended a number of these meetings.

      On May 5, 2004, Messrs. Ari Silverman, Director of M&A, and other representatives of Platinum Equity, met with members of senior management and discussed the Transportation segment in detail. After this presentation, there were conference calls set up between representatives of Platinum Equity and managers and employees at Aether to discuss financial issues and technology questions.

      Our board met again on May 5, 2004. Management reported on the status of the strategic process being managed by FBR and indicated that FBR planned to send our formal requests for expressions of interest within a week. Management also reported that, despite numerous discussions and meetings, it had not identified any strategic options that it considered superior to the mortgage-backed securities strategy that FBR had discussed with the board in November 2003. The board then received an analysis from an independent financial advisor of the proposed strategy to build a leveraged portfolio of mortgage-backed securities. The analysis was favorable, but the independent advisor recommended that management complete certain additional work before actually initiating the strategy. The additional work included identifying and retaining an independent firm that could assist management in developing policies for, and in monitoring, the mortgage-backed securities portfolio and leveraging activities. The board directed management to complete this additional work and to report back to the board.

      On May 10, 2004, FBR sent out bid instructions to 12 interested parties. Representatives of FBR had discussions with these parties over the next two weeks, and between May 20 and May 27, 2004, we received indications of interest, but not final offers, from six potential buyers. We reviewed these indications with FBR, and after additional discussions with the potential buyers, we invited five of the potential buyers to continue with an intensive due diligence process. We selected the five continuing potential buyers based upon the proposed purchase price, financing terms, legal terms and our assessment of each potential buyer’s ability to complete the transaction. Platinum Equity was one of these five potential buyers.

      On May 25, 2004, potential buyers were given access to our on-line data room, which contained extensive documentation about our Transportation segment. They were encouraged to begin their final due diligence review of the Transportation segment. In addition, on May 26, 2004, we provided them with a draft asset purchase agreement and corresponding disclosure schedules that we had prepared with the assistance of Kirkland & Ellis. The draft agreement outlined the terms of a transaction that we would be prepared to consider, leaving blank the purchase price and certain other economic terms.

      On May 25, 2004, our board met and among other things, reviewed the status of the sales process.

      On June 3-4, 2004, representatives of Platinum Equity met with our management at our offices in Owings Mills, Maryland. At these meetings, Platinum Equity continued its due diligence and discussed the business, the customers, the sales and technology with members of our senior management and certain employees of the Transportation segment. Attorneys for Platinum Equity also spent time reviewing contracts in our offices.

      On June 14, 2004, FBR requested that each of the potential buyers submit a formal offer, together with an asset purchase agreement that they would be prepared to sign, noting any changes to the draft agreement that we had provided to them. At or around this time, a party that had been approached during our initial strategic process in 2003 expressed renewed interest in acquiring the Transportation segment, and we entered into a new confidentiality agreement with them. After receiving the confidential information memorandum and obtaining access to our on-line data room, this party decided once again not to pursue a transaction with us. In addition, the potential purchaser of the Transportation segment that had ceased discussions with us in March 2003 contacted an independent consultant of ours and again expressed interest in acquiring that segment. After brief discussions, however, this party decided not to conduct additional due diligence and did not submit a new expression of interest.

      On June 18, 2004, our board of directors met and, among other things, reviewed the status of the sales process.

      By June 28, 2004, FBR had received formal offers for the Transportation segment from three of the five potential buyers that we had asked to continue in the process. Platinum Equity submitted its offer and a marked copy of the asset purchase agreement to FBR on June 18. Together with representatives of FBR and Kirkland & Ellis, we reviewed the terms of the three offers and proposed changes to the asset purchase agreement. FBR contacted the three potential buyers to gain further clarification of the terms of their offers. Representatives of FBR discussed Platinum Equity’s offer with Mr. Silverman and advised him that in order to be competitive in the process, Platinum Equity would have to increase its purchase price and provide a revised mark-up of the asset purchase agreement that was more favorable to Aether. Mr. Silverman agreed to review the offer and submit a revised mark-up of the asset purchase agreement after completing additional due diligence.

      Together with representatives of FBR, we continued discussions and due diligence activities with all three potential buyers. One of the parties was unable to provide us with credible evidence of available financing needed to complete a purchase of our Transportation segment. Accordingly, on July 19, 2004, we terminated discussions with that party. The second of the three potential buyers insisted on completing extensive discussions with, and visits to, many of our customers as a condition to entering into negotiations on a definitive agreement. Because of competitive concerns raised by this potential buyer’s involvement in the transportation industry, we permitted only a limited number of customer calls to be made. This second potential buyer was unwilling to enter into further discussions with us unless we allowed broad access to our customers, and on July 15, 2004, they withdrew their offer and ended discussions with us.

      Representatives of Platinum Equity conducted additional due diligence at our offices in Owings Mills and engaged in detailed discussions with members of our senior management team and our Transportation management team between June 29 and July 2, 2004 about various business subjects.

      On July 7, 2004, Platinum Equity submitted a revised proposal, reducing the amount of its offer and modestly revising its mark-up of the draft agreement based on its confirmatory due diligence. Members of senior management (including Mr. Briganti) discussed the terms of the revised proposal with representatives of FBR and Kirkland & Ellis. We continued discussions with Platinum Equity on a non-exclusive basis.

      On July 9, 2004, Mr. Silverman advised FBR that he and other representatives of Platinum Equity were prepared to travel from Los Angeles to Washington, D.C. to attempt to negotiate a definitive agreement. We discussed this with representatives of FBR and Kirkland & Ellis and concluded that it was advisable to proceed with Platinum Equity on a non-exclusive basis and enter into detailed negotiations.

Mr. Silverman, Jacob Kotzubei, Senior Vice President M&A, and other representatives of Platinum Equity, arrived at the offices of Kirkland & Ellis in Washington, D.C. on July 13, 2004. Mr. Bass, together with representatives of FBR and Kirkland & Ellis, held the discussions with the representatives of Platinum Equity, which continued through July 15, 2004. All economic and legal terms were discussed, and by the end of the day on July 15, the parties had agreed to the key terms of the definitive agreement but Aether had not accepted Platinum Equity’s price and the parties had not agreed on the terms of a proposed post-closing net working capital adjustment, and certain aspects of the indemnification and termination provisions. The parties also worked to prepare revised and final disclosure schedules, which were largely agreed upon by July 15. In addition, Platinum Equity requested that Mr. Oros sign an agreement to vote his shares of our stock in favor of the transaction with Platinum Equity, and the terms of that agreement were negotiated.

      On July 16, 2004, Mr. Bass discussed the remaining open economic terms with senior management, representatives of FBR and Kirkland & Ellis. During several meetings and discussions at the offices of Kirkland & Ellis on July 16, representatives of FBR and Kirkland & Ellis requested that Platinum Equity increase its purchase price and revise the proposed net working capital adjustment, indemnification terms and termination fee to be more favorable to Aether. After detailed discussions that continued into the early morning of July 17, the parties reached agreement on all terms. It was agreed that both sides would review the definitive agreement and make any final changes on July 19, 2004. Platinum Equity’s representatives departed Washington, D.C. later in the morning of July 17.

      In the evening of July 17, Mr. Bass contacted Mr. Silverman by telephone to address certain aspects of the post-closing net working capital adjustment. On July 18 and 19, members of our senior management participated in numerous telephone conversations with representatives of Platinum Equity, FBR and Kirkland & Ellis to resolve disagreements about the terms of the working capital adjustment. All disagreements were finally resolved on the morning of July 20, and we decided that we were prepared to recommend the transaction to our board of directors. During this time, Platinum Equity also completed its remaining due diligence.

      On the evening of July 20, 2004, our board of directors held a telephonic meeting to discuss the sale of the Transportation segment to Platinum Equity. Management, along with representatives of FBR and Kirkland & Ellis, reviewed the proposed transaction and answered questions from the directors. The discussion addressed the terms of the proposed transaction, including contingent liabilities that we might incur in the future as a result of the negotiated terms of the deal and the conditions to closing of the proposed transaction. The board also reviewed the right that it had, under the negotiated terms of the proposed asset purchase agreement, to consider (and pursue) any unsolicited superior proposals that might be received for the Transportation segment. The directors also discussed the impact of the transaction on our continuing business operations and the possibility that we would be required to repurchase some or all of our outstanding 6% convertible subordinated notes following the closing of the transaction. Representatives of FBR reviewed the sale process, the various offers that had been made and the eventual withdrawal of the offers, and its financial analysis of the transaction with Platinum Equity, as discussed below under the heading “Opinion of Financial Advisor” beginning on page 16. FBR then presented to the directors its oral opinion, subsequently confirmed in writing, that as of the date and subject to the various qualifications and considerations set forth in its written opinion, the consideration to be paid to Aether in the proposed transaction was fair, from a financial point of view, to Aether. The terms of FBR’s written opinion were discussed.

      After a discussion of these matters and a review of the potential alternatives available to us, the directors unanimously approved the transaction, recommended that our stockholders approve it, and authorized our management to execute the definitive agreements with Platinum Equity. All parties signed the definitive agreements on the night of July 20, 2004, and we issued a press release before the markets opened on the morning of July 21, 2004 announcing the transaction.

SALE OF TRANSPORTATION SEGMENT

Reasons for the Sale of our Transportation Segment

      In reaching its determination to approve the sale of our Transportation segment, the asset purchase agreement and related agreements, our board of directors consulted with our management and our financial and legal advisors. We are proposing to sell our Transportation segment to Slingshot because we believe that the sale and the terms of the asset purchase agreement are in the best interests of our company and you.

      In reaching its determination to sell the Transportation segment, our board of directors considered the following:

Operating History and Financial Condition of the Transportation Segment

•	The Transportation segment has consistently operated at a loss, and if it is to become profitable as part of our business, it would need to cover not only its direct costs and expenses but also a portion of our corporate costs and expenses associated with being a public company.

•	Competition in the industry in which the Transportation segment operates is competitive, and some of our competitors have greater financial resources.

•	Based on the current and anticipated market for Transportation products, the Transportation segment will continue to require additional capital in order to grow and compete vigorously, and our ability to achieve a favorable return on such additional investment is highly uncertain, taking into account the Transportation segment’s history of operating losses, including costs associated with being a public company.

•	We were unable to identify any suitable acquisition candidates in the industry in which the Transportation segment operates that we felt would help us become profitable in the near term.

Results of Our Extensive Strategic Evaluation Process

•	During the last two years, our board and senior management have considered a wide range of strategic options for our company, some of which involved retaining the Transportation segment and others of which involved selling the Transportation segment.

•	The strategic activities included an extended sales process to market the Transportation segment to over 80 potential purchasers through two separate competitive processes, conducted by two separate investment banks, in 2003 and 2004.

•	The uncertainty of an extended sales process has not been beneficial to our businesses, including the Transportation segment, and continuing a strategic process that subjects our businesses to further uncertainty was likely to be viewed negatively by our employees, customers and suppliers.

•	We conducted an extensive sales process and engaged in vigorous negotiations with those parties that expressed a serious interest on reasonable terms, including representatives of Platinum Equity. We believe that we obtained the highest purchase price that any of the bidders was willing to pay and the most favorable terms that we could negotiate.

•	After considering many strategic options, our management and our board concluded that building and managing a leveraged portfolio of mortgage-backed securities was the option that appeared more likely to enable us to achieve our key objectives of becoming profitable in the near term and enhancing the value of our assets (and particularly our significant accumulated net losses) than other options available to us. We felt that using the proceeds of the proposed sale of the Transportation segment to Slingshot to support the mortgage-backed securities business, rather than continuing to invest in the Transportation segment, would better serve the interests of our stockholders and be more consistent with accomplishing our business objectives.

Benefits of the Sale

      The sale of our Transportation segment will:

•	allow us to direct substantially all of our financial resources to expanding our investment strategy of building and managing a leveraged portfolio of mortgage-backed securities;

•	reduce the net cash used in the operation of our business. For the fiscal year 2003 and for the six months ended June 30, 2004, the net cash used by the Transportation segment was approximately $8.2 million and $5.9 million, respectively;

•	provide us with an improved organizational focus by permitting management to direct the mortgage-backed securities investment strategy and pursue the sale of our Mobile Government segment; and

•	provide us with additional equity capital to invest in mortgage-backed securities.

      In arriving at its determination that the sale of our Transportation segment to Slingshot is in the best interests of our company and our stockholders, the board of directors carefully considered the terms of the asset purchase agreement as well as the potential impact of the proposed sale on our company. As part of this process, the board of directors considered the advice and assistance of its outside financial advisors and legal counsel. In determining to authorize the proposed sale, the board of directors considered the benefits and factors set forth above as well as the following:

•	the oral opinion provided to our board of directors on July 20, 2004, which was subsequently confirmed in writing by an opinion letter dated as of July 20, 2004 from FBR, our financial advisor, that the consideration to be paid to us in the transaction is fair, from a financial point of view, to us;

•	the terms and conditions of the asset purchase agreement, including a provision which allows our board to consider unsolicited offers to purchase the Transportation segment that are superior to Slingshot’s offer, and to accept a superior offer, subject to Slingshot’s right to match (or beat) any such superior offer and our obligation to pay Slingshot a termination fee in the amount not greater than $1.25 million if we decide to pursue a transaction with a party other than Slingshot; and

•	the fact that the asset purchase agreement did not contain any financing contingency or due diligence conditions.

      Our board also considered numerous potential risks associated with engaging in the proposed sale as well as failing to engage in the proposed sale, as further described below under the heading “Risk Factors,” which begins on page 30. You should carefully consider all of these risks before deciding how to vote on the proposed sale of assets.

      As discussed more fully beginning on page 30, these risks include the following.

•	The transaction may not be completed due to the failure to satisfy or waive conditions to closing.

•	If the proposed sale is not consummated for any reason, the revenues and income of our Transportation segment, as well as the value of our common stock, could be adversely affected because of the potential for a loss of customers, suppliers and employees and other negative factors due to potential confusion or concern over the failure to consummate the transaction and our future intentions with respect to the Transportation segment.

•	Our inability under the terms of the asset purchase agreement to solicit other acquisition proposals, and the possibility that we may be required to pay Slingshot a termination fee if we were to terminate the asset purchase agreement to accept a superior proposal, may discourage other parties from proposing to purchase our Transportation segment or make it unlikely that we will receive additional proposals.

•	The amount of the purchase price we receive in the transaction may vary, depending on some future contingencies, including the amount of net working capital at closing and liabilities for our indemnification obligations for breaches of our representations, warranties and covenants in the asset purchase agreement, so it is possible we may not receive all of the cash provided for in the asset purchase agreement.

•	If the proposed sale is not completed, we may not be able to invest in our strategy of building and managing a leveraged portfolio of mortgage-backed securities, and this may adversely affect our ability to achieve our objectives of becoming profitable in the near term and enhancing the value of our assets to our stockholders.

      The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the board, it is not practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the board conducted an overall analysis of the factors described above, including discussions with management and legal and financial advisors. In considering the factors described above, individual members of the board may have given different weight to different factors. The board considered all of these factors in totality and concluded, on the whole, such factors supported its determination to approve the proposed sale of our Transportation segment. After taking into consideration all of the factors set forth above, our board of directors, following consultation with its legal and financial advisors, concluded that the proposed sale is fair to, and in the best interests of, our company and our stockholders, and that we should proceed with the sale.

Recommendation of the Board of Directors

      The board of directors has determined that the proposed sale of our Transportation segment is fair to, and in the best interests of, our company and our stockholders. The board of directors unanimously approved the asset purchase agreement and the sale contemplated by it and unanimously recommends that the stockholders vote in favor of the proposal to sell the assets of our Transportation segment pursuant to the asset purchase agreement.

Opinion of Financial Advisor

      Pursuant to an engagement letter dated February 25, 2004, as amended and restated on May 18, 2004, Aether retained Friedman, Billings, Ramsey & Co., Inc., or FBR, as its financial advisor in connection with the proposed sale of the transportation division.

      At the meeting of the board of directors of Aether on July 20, 2004, FBR rendered its oral opinion to the board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the various qualifications and considerations set forth in the opinion, the consideration to be paid to Aether in the proposed transaction was fair, from a financial point of view, to Aether. No limitations or other instructions were imposed by Aether’s board of directors upon FBR with respect to the investigations made or procedures followed by it in rendering its opinion.

      The full text of the written opinion of FBR dated July 20, 2004, which sets forth the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by FBR, is attached as Appendix B to this proxy statement and is incorporated herein by reference. We urge you to read the opinion in its entirety. FBR’s written opinion, which is addressed to the board of directors of Aether, is directed only to the fairness of the cash consideration, from a financial point of view, to be received by Aether pursuant to the asset purchase agreement as of the date of the opinion. It does not address any other aspect of the proposed transaction, nor does it constitute a recommendation as to how you should vote at the special meeting. The summary of the opinion of FBR set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

      In arriving at its opinion, FBR, among other things:

1.	reviewed the draft asset purchase agreement dated July 20, 2004 and its financial terms and conditions;

2.	reviewed Aether’s annual report on Form 10-K for the year ended December 31, 2003 and Aether’s quarterly report on Form 10-Q for the period ended March 31, 2004, as well as the current reports filed on Form 8-K since January 1, 2004;

3.	reviewed certain other publicly available business and financial information of Platinum Equity, Aether and the transportation division;

4.	reviewed certain internal financial statements and other financial and operating data of Aether and the Transportation segment, including certain financial forecasts and other forward-looking financial information concerning the Transportation segment, prepared and furnished to FBR by us;

5.	held discussions with our senior management and senior management of the Transportation segment and our advisors and legal counsel concerning the transaction, as well as the business, past and current operations, financial condition and future prospects of the Transportation segment;

6.	compared the financial performance of the Transportation segment with that of certain other public companies FBR deemed comparable to the Transportation segment and whose securities are traded in public markets;

7.	compared the financial terms of the proposed sale with the financial terms, to the extent publicly available, of other announced and completed transactions that FBR deemed relevant;

8.	reviewed general industry information for the communications, data communications and technology industries in which Aether and the Transportation segment operate;

9.	prepared a discounted cash flow analysis of the Transportation segment;

10.	reviewed the financial and operating performance, customer data and projected trends for the data communications and technology industries, in which the Transportation segment operates and is, in part, affected by;

11.	held discussions with our senior management and senior management of the Transportation segment regarding the business lines, customers and operations of the transportation division; and

12.	made such other studies and inquiries, and reviewed such other data, as FBR deemed relevant.

      FBR assumed and relied, without independent verification, upon the accuracy and completeness of all information reviewed by it for the purposes of its opinion. With regard to the information provided to FBR by Aether, FBR assumed (and FBR was assured by our senior management team) that all such information is complete and accurate in all material respects and FBR has assumed there are no (and FBR has been assured by our senior management team that we are unaware of) any facts or circumstances that would make such information incomplete, inaccurate or misleading. With respect to the financial projections provided to FBR by Aether, FBR assumed that such projections were prepared in good faith on reasonable bases reflecting management’s current best estimates and judgments of the transportation division’s future financial performance. FBR’s opinion was based substantially upon the financial projections and estimates described above. Further, without limiting the foregoing, FBR has assumed, without independent verification, that the historical and projected financial information provided to FBR by Aether accurately reflects the historical and projected operations of Aether and the Transportation segment. FBR further assumed that the draft asset purchase agreement furnished to it was identical in all material respects to the definitive asset purchase agreement executed in connection with the transaction and that the transaction will be consummated in accordance with the terms of the asset purchase agreement including that in all respects material to FBR’s analysis, the representations and warranties made by the parties to the asset purchase agreement are true and accurate.

      FBR has not made an independent evaluation or appraisal of the assets or liabilities of the Transportation segment or Aether, and FBR was not furnished with any such evaluation or appraisal. In addition, FBR did not make an independent evaluation or appraisal of the Transportation segment, Aether or Platinum Equity after the transaction and accordingly expressed no opinion as to the future prospects, plans or viability of the Transportation segment, Aether or Platinum Equity after the transaction. FBR’s opinion is based on market, economic, financial and other circumstances and conditions as they exist and can only be evaluated as of the date of the opinion, and any material change in such circumstances and conditions would require a reevaluation of FBR’s opinion, which FBR is under no obligation to undertake.

      FBR expressed no opinion as to the underlying business decision of Aether to effect the proposed sale, the structure, or accounting treatment or tax consequences of the asset purchase agreement or the availability or the advisability of any alternatives to the transaction. FBR did not structure the transaction. Further, FBR expressed no opinion as to the value of Aether common stock upon the consummation of the transaction or the price at which Aether common stock will trade at any time. FBR’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to Aether in the proposed sale. FBR expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of our board of directors to approve or consummate the proposed sale.

      The following represents a brief summary of the material financial analyses performed by FBR in connection with providing its opinion to our board of directors. The value of the consideration payable by Slingshot to Aether in the transaction is $25 million. Some of the summaries of financial analyses performed by FBR include information presented in tabular format. In order to fully understand the financial analyses performed by FBR, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Comparable Company Analysis

      In performing a comparable company analysis, FBR examined public companies it considered to have characteristics reasonably similar to the Transportation segment, either in terms of the industry group, business model and/or financial and operational characteristics. While no company was identified as having exactly the same risks, financial and operating characteristics, relevant markets and customer and other comparable factors as the Transportation segment, companies with similar business characteristics, including the type of services offered, service lines, markets, distribution channels, customer bases, growth prospects or operating strategies were identified. The comparable companies FBR analyzed included:

•	@Road Inc.

•	Trimble Navigation Ltd

•	TeleCommunication Systems, Inc.

•	Comtech Telecommunications Corp.

•	Descartes Systems Group Inc.

      In performing its analysis, FBR made certain judgments and assumptions, many of which are beyond the control of Aether and the Transportation segment, such as the impact of competition on the Transportation segment or the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects the Transportation segment, the industry or the financial markets in general.

      All the projected financial information for the Transportation segment used in the comparable company analysis was based on projections provided by Aether. All the projected financial data for the comparable companies used in the comparable company analysis were obtained from published Wall Street research analysts’ reports and forecasts and other publicly available third party sources.

Enterprise Value to Revenue Analysis

      FBR compared enterprise value as a multiple of projected revenue for the calendar years ended December 31, 2004 and 2005 for the comparable companies. FBR then applied the enterprise value to revenue multiples of the comparable group to the projected Transportation segment revenue to derive a range of implied enterprise values for the Transportation segment. The following table sets forth the implied range of enterprise values indicated by this analysis:

	CY2004E		CY2005E

	Low	High	Low	High

Implied Transportation Segment Enterprise Value	$10.0 million	$113.3 million	$12.1 million	$108.4 million

      FBR observed that the $25 million cash consideration being paid under the asset purchase agreement is within the range of low and high implied enterprise values for the Transportation segment based on the comparable group.

Enterprise Value to EBITDA Analysis

      FBR compared enterprise value as a multiple of projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar years ended December 31, 2004 and 2005 for the comparable companies. FBR then applied the enterprise value to EBITDA multiples of the comparable group to the projected Transportation segment revenue to derive a range of implied enterprise values for the Transportation segment. The following table sets forth the implied range of enterprise values indicated by this analysis:

	CY2004E		CY2005E

	Low	High	Low	High

Implied Transportation Segment Equity Value	Not Meaningful	Not Meaningful	$3.7 million	$12.9 million

      FBR noted that the implied enterprise value in 2004 is not meaningful because the Transportation segment is projected to generate negative EBITDA for 2004. FBR observed that the $25 million cash consideration being paid under the asset purchase agreement is greater than the high 2005 implied enterprise value obtained from the comparable group.

Price to Earnings Analysis

      FBR compared stock price as a multiple of projected earnings per share for the calendar years ended December 31, 2004 and 2005 for the comparable companies. FBR then applied the price to earnings multiples of the comparable group to the projected Transportation segment earnings to derive a range of implied equity values for the Transportation segment. The following table sets forth the implied range of equity values indicated by this analysis:

	CY2004E		CY2005E

	Low	High	Low	High

Implied Transportation Segment Enterprise Value	Not Meaningful	Not Meaningful	$11.5 million	$25.7 million

      FBR noted that the implied equity value in 2004 is not meaningful because the Transportation segment is projected to generate negative net earnings for 2004. FBR observed that the $25 million cash consideration being paid under the asset purchase agreement is within the range of low and high 2005 implied equity values for the Transportation segment based on the comparable group.

      FBR noted that the comparable company analysis was just one of several analyses used by FBR to reach its fairness determination. No company or business utilized in the comparable company analysis is identical to the Transportation segment. Accordingly, an analysis of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of comparable companies or the business segment or company to which they are being compared.

Comparable Transactions Analysis

      Using publicly available information, FBR reviewed the terms of certain announced, pending or completed merger and acquisition transactions and compared relevant operating and valuation metrics for these transactions to similar operating and valuation metrics of the Transportation segment.

      In performing its analysis, FBR selected transactions that have been announced since January 1, 2002 and completed in the last two years, in which the target entity had an enterprise value or total consideration ranging from $5 million to $100 million and that involved one of the following criteria: (i) the transactions involved target businesses in the wireless data industry, communications services industry, enterprise software industry or supply chain services industry referred to as the industry transactions, or (ii) the transactions involved an asset purchase for cash consideration referred to as the asset purchase transactions. In each case, FBR used estimates based on public filings, news articles, published Wall Street research analysts’ reports and forecasts and other publicly available third party sources.

Industry Transaction Analysis

      FBR reviewed the financial terms, to the extent publicly available, of the following industry transactions:

Announcement Date	Name of Acquirer	Name of Target

1/02/04	Retalix Ltd	OMI International, Inc.
9/15/03	Pumatech Inc	Synchrologic Inc.
11/19/03	Metrocal Holdings Inc.	Weblink Wireless, Inc.
6/5/03	Battery Ventures	Made2Manage Systems Inc.
12/20/02	Sybase, Inc.	AvantGo, Inc.
8/14/02	Symbol Technologies Inc.	@pos.com, Inc.

      For each acquired entity in the industry transaction analysis, FBR analyzed the total consideration relative to the trailing twelve months revenues for the twelve-month period preceding the announcement date of the proposed sale. The following table sets forth the implied range of consideration values for the Transportation segment indicated by this analysis:

	Low	High

Implied Transportation Segment Consideration Value	$3.9 million	$172.5 million

      FBR observed that the $25 million cash consideration paid under the asset purchase agreement is within the range of the implied consideration based on the comparable Industry Transactions.

Asset Purchase Transaction Analysis

      FBR reviewed the financial terms, to the extent publicly available, of the following asset purchase transactions:

Announcement Date	Name of Acquirer	Name of Target

1/29/04	JDA Software Group Inc.	Timera Retail Solutions
1/5/04	Cranes Software International Ltd.	SPSS Inc.
12/19/03	TeleCommunication Systems	Aether Systems
4/16/03	Group 1 Software Inc.	SAGENT Technology Inc.
7/30/03	Tecnomatix Technologies	US Data Corporation
2/26/03	Witness Systems Inc.	Eyretel Plc
12/9/02	Certegy Inc.	Netzee Inc.

      For each acquired entity in the asset purchase transaction analysis, FBR analyzed the total consideration relative to the trailing twelve months revenues for the twelve-month period preceding the announcement date of the transaction. The following table sets forth the implied range of consideration values for the Transportation segment indicated by this analysis:

	Low	High

Implied Transportation Segment Consideration Value	$12.4 million	$71.5 million

      FBR observed that the $25 million cash consideration being paid under the asset purchase agreement is within the range of the implied consideration based on the comparable asset purchase transactions.

      FBR noted that the comparable transaction analysis was just one of several analyses used by FBR to reach its fairness determination. No company, business or transaction utilized in the comparable transaction analysis is identical to the Transportation segment or the transaction. Accordingly, an analysis of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

Discounted Cash Flow Analysis

      FBR performed a discounted cash flow analysis for the Transportation segment in which it calculated the present value of the projected future free cash flows (less current net debt) of the Transportation segment. The Transportation segment is a division of Aether and has neither cash nor long-term debt on its balance sheet, resulting in an equity value produced by the discounted cash flow analysis approximately equal to the Transportation segment’s enterprise value. FBR analyzed financial projections provided by Aether to conduct the discounted cash flow analysis. FBR estimated a range of theoretical values for the Transportation segment based on the sum of the net present value of the Transportation segment’s implied annual cash flows through 2007 plus a terminal value for the Transportation segment in 2007, which was calculated based on a multiple of projected revenue. FBR applied a range of discount rates from 20% to 30% and a range of terminal revenue multiples from 0.90x to 1.10x of forecasted fiscal 2007 free cash flow. The following table sets forth the implied range of equity values for the Transportation segment indicated by this analysis:

	Low	High

Implied Transportation Segment Equity Value	$48.1 million	$69.9 million

      FBR observed that the $25 million cash consideration being paid under the asset purchase agreement fell below the range of implied equity values based on the discounted cash flow analysis. FBR noted that, for reasons previously stated above, discounted cash flow analysis was just one of several analyses used by FBR to reach its fairness determination.

Other Considerations

      The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. FBR believes that its analyses must be considered as a whole and that selecting certain portions of the analyses and of the factors considered, without keeping them in the proper context of full information, would create an incomplete or misleading view of the processes underlying its opinion.

      In view of the wide variety of factors considered in connection with its evaluation of the fairness of the consideration to be paid, from a financial point of view, to Aether, FBR did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses as a comparison was identical to the Transportation segment nor was any transaction identical to the proposed transaction. The analyses were prepared solely to provide information upon which FBR could render an opinion as to whether or not the consideration to be paid to Aether in the transaction was fair, from a financial point of view, to Aether. The analyses performed by FBR are not intended to be appraisals or to reflect the prices at which businesses or securities actually may be sold in different circumstances.

      In connection with its analyses, FBR made, based on information provided by Aether, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Aether’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, and are based upon numerous factors or events beyond the control of Aether, Platinum Equity and Slingshot, or their advisors, none of Aether, Platinum Equity, Slingshot, FBR, or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The consideration payable in the proposed sale was determined through negotiation between Aether and Platinum Equity and the decision to enter into the asset purchase agreement was solely that of Aether’s board of directors. FBR provided advice to Aether during these negotiations, but did not recommend any specific amount of consideration to Aether. FBR also did not recommend that any specific amount of consideration constituted the only appropriate amount of consideration for the proposed sale. FBR’s opinion was one of the factors taken into consideration by our board of directors in making its determination to engage in the proposed sale. Consequently, the analyses described above should not be viewed as determinative of the opinion of our board of directors or our management with respect to the value of the Transportation segment or whether our board of directors would have been willing to agree to different consideration.

      FBR is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FBR was selected by Aether because of its expertise, reputation and qualifications, and because its investment banking professionals have substantial experience in transactions comparable to this transaction.

      As compensation for its services in connection with the transaction, Aether has paid FBR a retainer fee of $100,000 and will pay FBR an advisory fee equal to $1 million in consideration for FBR’s services as financial advisor in connection with the transaction. The retainer fee will be offset against the advisory fee. The advisory fee is payable in two installments as follows: (i) 25% of such advisory fee was payable upon signing of a definitive agreement, and (ii) 75% of such advisory fee is payable upon closing of the proposed sale of the Transportation segment. In addition, Aether has agreed to reimburse FBR for reasonable out of pocket expenses, and indemnify FBR against certain liabilities arising out of FBR’s engagement.

      FBR’s research department currently provides research coverage regarding securities issued by Aether. In addition, FBR maintains a market in the shares of Aether’s common stock. In the ordinary course of business, FBR may trade in Aether’s securities for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities of Aether. Furthermore, FBR may have a beneficial ownership interest in investment funds that invest in the securities of Aether. FBR is currently providing financial advisory and investment banking services to Aether, and has in the past provided financial advisory and investment banking services to Aether. Aether paid FBR an aggregate of $400,000 for financial advisory and investment banking services performed in February and March 2004 unrelated to this transaction. An affiliate of FBR has also entered into an investment advisory agreement with Aether to provide asset management services and receives compensation based on the size and performance of Aether’s mortgage-backed securities portfolio. FBR or one of its affiliates may in the future provide financial advisory and/or investment banking services to Aether or Platinum Equity for which FBR would receive customary fees.

OTHER CONSIDERATIONS

Principal Stockholders Agreement

      Mr. Oros, our Chairman and Chief Executive Officer, NexGen Technologies, L.L.C. and Slingshot entered into a principal stockholder agreement concurrently with our execution of the asset purchase agreement. As of August [ ], 2004, Mr. Oros beneficially owns, directly and through NexGen Technologies, 4,518,043 shares of Aether’s common stock, which represents approximately 10.4% percent of our outstanding shares of our capital stock.

      The following description summarizes the provisions of the principal stockholder agreement and is qualified in its entirety by reference to the complete text of the principal stockholder agreement attached as Appendix C to this proxy statement. This summary does not purport to describe all the terms of the principal stockholder agreement. We urge you to read carefully the entire principal stockholder agreement for its terms and other information that may be important to you.

      Pursuant to the terms of the principal stockholder agreement, Mr. Oros has agreed to:

•	vote his shares of Aether common stock in favor of the approval of the proposed sale of assets and the adoption of the asset purchase agreement at the special meeting. and against any acquisition proposal and any other action that may reasonably be expected to impede, interfere with, delay, postpone, attempt to discourage or have a material adverse effect on the consummation of, the sale of assets contemplated by the asset purchase agreement;

•	if requested, execute (and not revoke) a proxy in favor of Slingshot to vote his shares of Aether common stock in favor of the approval of the sale of our Transportation segment and the adoption of the asset purchase agreement at the special meeting; or

•	if requested, execute a written consent approving the sale of assets and adopting the asset purchase agreement.

      The principal stockholder agreement will terminate:

•	automatically at the earlier of the closing or the termination of the asset purchase agreement or

•	if our stockholders do not approve the proposed sale of our Transportation segment.

      Mr. Oros did not receive any consideration for entering into the principal stockholders agreement.

Ancillary Agreements

      The parties will enter into mutually agreeable arrangements to provide Slingshot with transition services that are provided by Aether to the Transportation segment and to provide Slingshot with rights to certain intellectual property necessary to operate the Transportation segment after the closing through a transition services agreement, deal license agreement, patent assignment, copyright assignment and trademark assignment.

Interests of Directors and Executive Officers in the Sale of Assets

      In considering the recommendation of our board of directors with respect to the asset purchase agreement, you should be aware that certain of our directors and executive officers have interests in the sale of assets that are in addition to, or different from, the interests of our stockholders generally and that create potential conflicts of interest. These interests are described below:

•	Mr. Oros, our Chairman and Chief Executive Officer, has entered into a voting agreement as discussed above;

•	pursuant to his employment agreement, Frank Briganti, President of the Transportation segment, will receive a bonus equal to 0.5% of the purchase price received by Aether under the asset purchase agreement, or approximately $125,000; and

•	10,125 options to purchase our common stock will vest and the forfeiture provisions applicable to 3,333 restricted shares of our common stock held by Mr. Briganti will lapse upon the closing of the proposed sale of our Transportation segment.

      As of August [X], 2004, our directors and executive officers owned of record 6,388,175 shares of our outstanding common stock, representing approximately 14% of the outstanding votes of common stock. The vote of holders of a majority of the shares of Aether’s common stock outstanding on the record date is required to approve the asset purchase agreement.

Guarantee and Funding

      The Fund has absolutely and unconditionally guaranteed the payment and performance of all of the obligations of Slingshot under the asset purchase agreement. The Fund has agreed to provide Slingshot with up to 100% of the necessary funding to enable Slingshot to pay the purchase price under the asset purchase agreement and has represented to us that it has undrawn commitments from its limited partners to enable it to satisfy its obligations under the asset purchase agreement. If Slingshot defaults in the payment or performance of any of its obligations under the asset purchase agreement, the Fund has agreed to perform such obligations. The Fund’s guarantee will survive termination of the asset purchase agreement if the asset purchase agreement is terminated because of a material breach of a representation or covenant or is terminated by Slingshot in breach of the terms of the asset purchase agreement. If the sale of assets is completed, the Fund’s guarantee obligations shall terminate at the closing.

Appraisal Rights

      Neither Delaware law, our certificate of incorporation nor our Bylaws provide for appraisal or other similar rights for stockholders who do not vote in favor of, or vote against, the sale of our Transportation segment.

Required Approvals

      Neither we nor Slingshot are aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the sale of our Transportation segment, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Delaware General Corporation Law in connection with the stockholder approval being requested at the special meeting for which this proxy statement has been prepared.

Accounting Treatment

      The proposed sale of our Transportation segment will be accounted for as a sale of net assets. During the three months ended June 30, 2004, we recognized an impairment loss of $26.6 million related to goodwill and certain other long-lived assets based upon the value implied by the negotiated sale price for the business. Accordingly, we believe, but cannot be certain, that further gains or losses upon consummation of the sale will not be material. If the stockholders approve the sale of the Transportation segment, the historical and future financial results of the Transportation segment will be reported as results of discontinued operations in our statements of operations.

6% Convertible Subordinated Notes

      The indenture governing our 6% senior convertible subordinated notes requires that we offer to repurchase the notes in the event of the sale of substantially all of our assets within 45 business days of the closing of the proposed sale. We have decided to treat the sale of our Transportation segment as a sale of substantially all of our assets for purposes of the indenture. As a result, the holders of our 6% convertible subordinated notes will have the right to require us to repurchase their notes for the principal amount outstanding plus accrued and unpaid interest to the date of repurchase. We will repurchase the notes of holders who properly exercise the repurchase right in accordance with the terms of the notes. If the proposed sale closes on September 30, 2004 and all of the holders of the notes exercise their right to require us to repurchase the notes, we estimate that will pay approximately $156.7 million to repurchase the notes.

      Under the indenture, we also have the right to redeem our 6% senior subordinated notes for a price of 101.2% of the principal amount of each outstanding note plus accrued interest up to the redemption date.

Tax Consequences

      The following is a summary of the principal material United States federal income tax consequences relating to the proposed sale of our Transportation segment.

      The proposed sale of our Transportation segment will be a transaction taxable to us for United States federal income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by Slingshot. Although the sale of our Transportation segment will result in a taxable gain to us, substantially all of the taxable gain will be offset against our current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns.

      The proposed sale of our Transportation segment will not be a taxable event for our stockholders under applicable United States federal income tax laws.

      This summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to stockholders that may be subject to special federal income tax rules. This summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

RISK FACTORS

      You should carefully consider the risk factors described below as well as other information provided to you in this proxy statement in deciding how to vote on the proposal to sell our Transportation segment. If any of the following risk factors actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risk Factors Regarding the Proposal to Sell Our Transportation Segment

The proposed sale may not be completed if the conditions to closing are not satisfied or waived.

      The proposed sale of our Transportation segment may not be completed because the conditions to closing, including our ability to obtain stockholder approval and required consents from third parties such as landlords and parties to important contracts, may not be satisfied or waived. If the transaction is not completed, it is possible we will have difficulty recouping the costs incurred in connection with negotiating the proposed transaction, and our business may be seriously harmed.

We may not receive all of the cash purchase price provided for in the asset purchase agreement, and accordingly, we may have less cash to fund our remaining operations and to invest in a leveraged portfolio of mortgage-backed securities.

      Pursuant to the asset purchase agreement, if our net working capital as of the closing date is less than approximately $27.6 million, the amount of the purchase price we will receive will be reduced dollar for dollar. In the event that the purchase price is reduced because the closing net working capital is less than approximately $27.6 million, we will have less cash resources to fund our Mobile Government segment and invest in our mortgage-backed securities investment strategy.

The asset purchase agreement will expose us to contingent liabilities up to an amount equal to the purchase price which could adversely affect our ability to invest in a leveraged portfolio of mortgage-backed securities.

      In the asset purchase agreement we have made customary representations and warranties, which are described below under the heading “Summary of Material Terms of the Asset Purchase Agreement — Representations and Warranties.” We agreed to indemnify Slingshot for any losses from breaches of most of our representations and warranties that occur within 18 months after the closing date of the proposed sale. Our indemnification obligation for a breach of representations and warranties relating to:

•	organization and good standing

•	authorization

•	title to property, and

•	broker’s fees

survive the closing indefinitely.

      Our representations and warranties relating to:

•	employee benefit plans

•	taxes, and

•	environmental matters

survive until the expiration of the shortest applicable statute of limitations (or if none, three years).

      Our aggregate indemnification obligations for breaches of representations and warranties relating to the sufficiency of assets we are selling to Slingshot to operate the Transportation segment, as well as those representations and warranties listed above, are limited to an amount equal to the purchase price. Our aggregate indemnification obligations for all other breaches of representations and warranties are limited to

$10 million. The payment of any such indemnification obligations could adversely impact our cash resources following the completion of the sale.

If the proposed sale is not completed, we may explore other potential transactions, but alternatives may be less favorable to us.

      If the proposed sale is not completed, we may explore other strategic alternatives, including a sale of the assets of our Transportation segment to, or a business combination with, another party. An alternative transaction may have terms that are less favorable to us than the terms of the proposed sale, or we may be unable to reach agreement with any third party on an alternative transaction that we would consider to be reasonable.

If the proposed sale is not approved, continued operation of our Transportation segment may result in us incurring additional operating losses and additional funding requirements.

      If our stockholders do not approve the proposed sale, we will continue to operate our Transportation segment unless and until we are able to negotiate another transaction that our board of directors believes is in the best interest of our company and our stockholders. Continued operation of the Transportation segment may result in our sustaining further operating losses and consuming additional amounts of cash to support the operation of the business and the costs of operating that business as part of a public company. We also may be required to fund additional investments in the Transportation segment to enable it to compete effectively with other companies in the future.

The failure to complete the proposed sale may result in a decrease in the market value of our common stock and may impair our ability to achieve our objectives of becoming profitable as quickly as possible and enhancing the value of our assets to our stockholders.

      If our stockholders fail to approve the proposed sale, or if the proposed sale is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the proposed sale may substantially limit our ability to implement our strategy to invest in a leveraged portfolio of mortgage-backed securities.

Risk Factors Relating to Our Company if Our Transportation Segment is Sold

By completing the proposed sale, we will be selling the assets that generate most of our revenue.

      By selling our Transportation segment, we will be selling the business that generates our most significant sources of revenue. Our only remaining operating business will be our Mobile Government segment, which has not generated sufficient profits to cover both its own direct costs and expenses and the corporate costs and expenses that we must incur to operate as a public company. Although we are pursuing a sale of our Mobile Government business, there can be no assurance that we will be able to conclude a sale on terms that we consider appropriate or, in the absence of a sale, continue to operate the Mobile Government business in a way that results in additional revenues from sales or involves reduced expenses. If we are unable to conclude the sale of the Mobile Government segment, we may have to make additional changes to our business strategy, such us reducing the expected scope of our mortgage-backed securities activities or pursuing other additional strategic alternatives.

Our business following the asset sale will depend primarily on the success of our mortgage-backed securities investment strategy.

      Our mortgage-backed securities investment strategy will be our largest business after the sale of our Transportation segment, and our business will be dependent on the success of this strategy. Our Mobile Government segment generated total revenues of $20.9 million in 2003, and it has generated total revenues of $9.5 million through the first six months of 2004. Our mortgage-backed securities investment strategy is in its earliest stages, having been initiated only in late June 2004.

If the risks associated with our mortgage-backed securities investment strategy previously disclosed by us occur, then our business, financial condition and results of operation could be materially adversely affected.

      On June 10, 2004 we filed a Current Report on Form 8-K that discussed in detail certain risks related to our planned strategy of building and managing a leveraged portfolio of mortgage backed securities. In our Quarterly Report on Form 10-Q, which we filed with the SEC on August 9, 2004, we discussed several additional risks associated with the potential expansion of the mortgage-backed securities strategy to become our largest business. These risks include:

•	borrowing costs increasing faster than our returns on investment;

•	sustained increases in short-term interest rates;

•	accelerated rates of prepayment on underlying mortgages;

•	inability to achieve targeted borrowing levels;

•	availability of borrowings;

•	exceeding target leverage ratios;

•	compliance with the Investment Company Act of 1940; and

•	application of accumulated earnings tax.

      If any of these risks (or the additional risks identified in our 8-K and 10-Q filings referenced above) occur, our business, financial condition and results of operation could be materially adversely affected:

During the process of making the transition to building and managing a leveraged portfolio of our mortgage-backed securities as our primary business, the price of our stock may decline or be extremely volatile.

      Our stock price may fluctuate widely as we seek to complete our strategic activities and move toward full implementation of our strategy to build and manage a leveraged portfolio of mortgaged-backed securities as our primary business. This may be particularly true until we establish a track record in managing this new business and are able to demonstrate an ability to deliver a consistent and predictable level of performance and results. In addition, the price of our company’s stock is likely to move in response to changes in the conditions in the mortgage-backed securities industry and to changes in interest rates, as well as in response to our operating performance.

SUMMARY OF MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT

      The following is a summary of the material provisions of the asset purchase agreement, a copy of which is attached as Appendix A to this proxy statement, and is incorporated by reference into this summary. While we believe this summary covers the material terms of the asset purchase agreement, this summary may not contain all of the information that is important to you, and we urge you to read the asset purchase agreement in its entirety.

The Parties

      Aether provides wireless and mobile data solutions that increase efficiency and productivity for the transportation, fleet management, and mobile government markets.

•	Our transportation and fleet management solutions, are used by over 600 fleets and, include the MobileMaxTM multi-mode system. MobileMax automatically switches between land-based and satellite communications to ensure complete coverage and cost-effective communications.

•	Our public safety solutions help hundreds of police and fire departments in North America leverage the power of wireless for improved service to the public. The PacketCluster family of products provides officers in the field with empowering applications including direct access to motor vehicle and warrant information within seconds, and paperless reporting systems.

      More information about Aether can be obtained at Aether’s website at www.aethersystems.com.

      Slingshot Acquisition Corporation is a Delaware corporation formed by Platinum Equity Capital Partners, L.P. to purchase the assets of our Transportation segment under the asset purchase agreement.

      Platinum Equity Capital Partners, L.P., a Delaware limited partnership and together with its affiliated private equity funds, is a $700 million private equity fund and the 100% owner of Slingshot. In this proxy statement, we refer to Platinum Equity Capital Partners, L.P. as the “Fund.”

      Platinum Equity, an affiliate of Slingshot and the Fund, is a global M&A&OSM firm specialized in the merger, acquisition and operation of mission-critical services and solutions companies. Since its founding in 1995, Platinum Equity has acquired more than 40 businesses and built a portfolio of 19 market-leading companies with over 32,000 employees, more than 600,000 customer sites and annual revenues of $5.5 billion. In this proxy statement, references to “Platinum Equity” means Platinum Equity, LLC and its affiliates, including the Fund and Slingshot. Platinum Equity has its principal place of business at 2049 Century Park East, Suite 2700, Los Angeles, CA 90067, telephone: (310) 712-1850.

Asset Sale

      On July 20, 2004, our board of directors unanimously approved the asset purchase agreement under which we agreed to sell the assets of our Transportation segment to Slingshot for $25 million in cash plus the assumption of certain liabilities.

Purchased Assets and Assumed Liabilities

      The assets to be sold pursuant to the asset purchase agreement consist of all the operating assets used primarily in the business of the Transportation segment and include (but are not limited to) the following:

•	operation of the Transportation segment as a going-concern;

•	rights under contracts with the customers and suppliers of the Transportation segment;

•	such inventory held or used in connection with the Transportation segment;

•	personal property used in the Transportation segment;

•	prepaid expenses, advances or deposits or other prepaid items relating to the Transportation segment;

•	real property leases and equipment leases;

•	approvals, permits or licenses that are necessary for the operation of the Transportation segment to the extent they can be transferred;

•	revenue attributable to the HM 5000 agreements obtained in the acquisition of certain assets of @Track Communications, Inc.;

•	rights and obligations under any trust or fiduciary agreements and lockboxes and lockbox accounts;

•	business records, customer lists, and phone and fax numbers;

•	intellectual property rights (including patents, trademarks and copyrights); and

•	products and services of the Transportation segment marketed, sold or otherwise distributed prior to the closing of the transaction including the GeoLogic,TM Aether 20/20VTM and MobileMaxTM product lines.

      Specifically excluded from the purchased assets are:

•	cash and cash equivalents;

•	tax prepayments, claims or refunds;

•	rights and obligations under contracts that are not assumed;

•	amounts included in goodwill for financial statement purposes;

•	rights under the asset purchase agreement and ancillary agreements;

•	corporate seals, certificates of incorporation, and other corporate books;

•	life insurance policies and other insurance policies;

•	books and records prepared or relating to the sale of the Transportation segment;

•	assets owned by or held by any of our employee benefits plans;

•	confidential and proprietary information relating to Aether or any of our affiliates’ products or business, other than matters used exclusively in the Transportation segment;

•	trademark’s in any of the following words “Aether,” “Aether Systems,” or “AIM” and all intellectual property licensed to Slingshot pursuant to the asset purchase agreement; and

•	assets not owned primarily in the operation of the Transportation segment.

      Slingshot is assuming liabilities:

•	incurred in connection with, or arising out of, the ownership or operation of the Transportation segment on or after the closing date;

•	relating to the purchased assets, including assumed contracts;

•	set forth on the closing statement of assets and liabilities;

•	liabilities for taxes associated with the operation of the Transportation segment after the closing; and

•	liabilities associated with certain product warranty claims and product defects as agreed upon by the parties.

      Slingshot is not assuming any liabilities of the Transportation segment other than as described above. Slingshot is not assuming:

•	pre-closing tax liabilities;

•	liabilities related to excluded assets;

•	liabilities related to transferred employees based on pre-closing facts or liabilities under our employee plans;

•	our liabilities under the asset purchase agreement and related agreements;

•	liabilities related to pre-closing breaches of contract (including warranties) or torts;

•	indebtedness for borrowed money;

•	liabilities between us and our subsidiaries;

•	liabilities under any contract that is not assumed, other than a contract Slingshot obtains the benefit of in accordance with the asset purchase agreement;

•	liabilities under any change of control agreement with any transferred employee;

•	liabilities to any holder of our common stock;

•	pre-closing liabilities related to environmental laws;

•	liabilities arising out of our failure to comply with applicable law; and

•	liabilities arising from litigation based on our activities before the closing.

Purchase Price

      The purchase price to be received by us under the asset purchase agreement is $25 million in cash, subject to certain post-closing adjustments for changes to net working capital as described below.

      A dollar-for-dollar adjustment to the purchase price will occur if the net working capital calculated as of the end of the month immediately preceding the closing of the proposed sale is less than approximately $27.6 million or greater than $28.2 million. Net working capital means the remainder of (1) the sum of accounts receivable, inventory and prepaid expenses minus (2) accounts payable and accrued expenses, each calculated in accordance with GAAP and consistent with our past practice. Net working capital does not include deferred revenue related to hardware sales, deferred costs and operating expenses related to hardware sales, deferred taxes and intangible assets. Within forty-five days after the closing, we will prepare and deliver to Slingshot a statement containing the net working capital as of the close of business on the last day of the month immediately preceding the closing date, unless the closing occurred on the last business day of the month, in which case the statement will be as of the closing date. If there are disagreements with the net working capital statement, the asset purchase agreement contains a dispute resolution mechanism under which a mutually agreeable independent accounting firm will resolve the dispute.

      Based on the June 30, 2004 unaudited financial statements, there would be a negative adjustment to the purchase price of approximately $850,000. We believe, however, that although the Transportation segment’s working capital has changed since March 31, 2004, it is expected to continue to change in the future and, at this time, we cannot determine whether there will be an adjustment to the purchase price at closing.

      If the closing does not occur on the last business day of the month, the operation of the Transportation segment for the period from the closing to the end of the month following the closing will be for the account of Slingshot. To the extent the cash received during this period exceeds the cash payments made during this period, we will pay such difference to Slingshot. If the cash payments made during this period exceed the cash received, Slingshot will pay the amount of such difference to us.

Representations and Warranties

      We have made a number of limited representations and warranties, subject to qualification in some cases, in the asset purchase agreement relating to (subject to certain exceptions):

•	our corporate organization and good standing, and authority to enter into, and enforceability of, the asset purchase agreement and the related transaction documents;

•	our title to, and the condition of, the assets being sold;

•	sufficiency of assets;

•	condition of tangible assets;

•	material contracts;

•	condition and accounting treatment of inventory;

•	litigation and claims;

•	compliance with laws and regulations;

•	accuracy of filings made with the SEC;

•	accuracy of the financial statements;

•	absence of certain changes or events since March 31, 2004;

•	our facilities;

•	absence of violations or defaults under our material agreements;

•	insurance matters;

•	inventory used in the Transportation segment;

•	warranties and product defects;

•	environmental matters;

•	tax matters;

•	employees and employee benefit matters;

•	accounts payable and accounts receivable;

•	use of brokers, finders or investment bankers in connection with the asset sale;

•	books and records; and

•	representations with respect to our intellectual property including the patents, copyrights and trademarks used primarily in the operation of the Transportation segment.

      Slingshot has represented and warranted to us that it is an organization in good standing and has authority to enter into the asset purchase agreement and the related transaction documents. Slingshot has represented that no approval is required for it to consummate the purchase of the Transportation segment and that it will have sufficient funds in cash to pay the purchase price. Slingshot acknowledged it conducted its own due diligence and analysis of the Transportation segment and that we made no representation or warranty with respect to any of the estimates or projections of the Transportation segment.

      For purposes of claims for indemnification, the representations set forth above survive for eighteen months except for those representations of Seller (1) relating to organization and good standing, authority, title to property and broker’s fees which survive indefinitely and (2) those relating to employee benefit plans, taxes and environmental matters which survive for 60 days after the expiration of the statue of limitations or three years if no statue of limitations applies.

Covenants

     Operation of the Business

      The asset purchase agreement also contains customary covenants on our operation and use of the assets related to the Transportation segment between the signing of the asset purchase agreement and the closing. Until the closing, we have agreed to operate the business in the ordinary course consistent with past practice and maintain our relationships with material customers and suppliers and use commercially reasonable efforts to maintain the purchased assets in reasonably good operating condition, normal wear and tear excepted. We will not, without Slingshot’s prior written consent:

•	dispose any of the assets or license any of the intellectual property used in the operation of the Transportation segment other than in the ordinary course of business;

•	pay liabilities other than in the ordinary course of business;

•	create any encumbrances on the purchased assets;

•	sell, transfer or assign any of the purchased assets other than in the ordinary course of business;

•	delay or postpone the payment of accounts payable or other liabilities other than in the ordinary course of business;

•	enter into any agreement to pay a bonus or alter the employment terms of any of the employees who work primarily for the Transportation segment;

•	materially modify or amend any material contract;

•	waive or release any right or claim to any of the purchased assets;

•	enter any agreements or other obligations or commitments relating to the Transportation segment that would be a material contract, other than in the ordinary course of business;

•	institute or settle any arbitration or regulatory proceeding;

•	make any capital expenditures or commitments thereof with respect to the Transportation segment involving the payment of more than $50,000 individually or $100,000 in the aggregate;

•	incur any liabilities except for liabilities entered into in the ordinary course of business; or

•	commit to take any of the foregoing actions.

     Non-Solicitation

      We agreed that we will not, and will cause our representatives not to, directly or indirectly:

•	solicit, initiate, assist or encourage the making by any person of any acquisition proposal (defined below); or

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to an acquisition proposal.

      We are not limited, however, in our ability to discuss or negotiate with respect to a transaction or proposal that does not involve the Transportation segment or that does not prevent us from completing the proposed sale.

      We are required to promptly notify Slingshot of any acquisition proposal specifying the material terms and conditions thereof and the identity of the party making such proposal. We also agreed to keep Slingshot reasonably informed on a prompt basis of the status and details of any acquisition proposal.

      An acquisition proposal means any offer or proposal that is in writing, is from any person, other than Slingshot or its affiliates or representatives, that relates to:

•	any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which we are a constituent corporation, (ii) in which a person or group directly or indirectly acquires securities representing more than 20% of Aether’s outstanding shares of common stock or (iii) in which we issue securities representing more than 20% of the outstanding shares of common stock;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any assets that constitute more than 10% of the assets to be sold under the asset purchase agreement (other than the sale of assets in the ordinary course of the business); or

•	any liquidation or dissolution of Aether.

      Notwithstanding any provision described in this section to the contrary, prior to closing, our board of directors is permitted to furnish non-public information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a superior proposal (defined below) if:

•	neither Aether nor any of our representatives have violated any of the non-solicitation provisions in the asset purchase agreement;

•	our board of directors concludes in good faith, after having taken into account the advice of its outside legal counsel and financial advisors, that such action is required in order for our board of directors to comply with their fiduciary obligations to our stockholders under applicable law; and

•	at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, we give Slingshot written notice of the receipt of a superior proposal specifying the material terms of such superior proposal and the identity of the person making such superior proposal.

      Slingshot has two business days following notice of the superior proposal to provide us with written notice of its revised offer. We are prohibited from changing our stockholder recommendation with respect to such superior proposal until this two–day period has expired.

      A superior proposal means a proposal that our board of directors has determined in good faith that, after consultation with its financial and legal advisors, would, if consummated, be more favorable to us and our stockholders, taking into account the identity of the offeror and the legal, financial, regulatory and other aspects of the proposal.

     Stockholder Meeting and Proxy

      We agreed to take all action necessary to hold the special meeting to vote on the proposed sale of the Transportation segment to Slingshot and use our commercially reasonable efforts to hold the special meeting as close to the end of a month as permitted by our charter and bylaws and applicable rules, regulations, laws and listing requirements. We agreed to prepare this proxy statement as promptly as practicable after the date of the asset purchase agreement and use our commercially reasonable best efforts to solicit proxies in favor of the proposed sale. We have agreed that the proxy statement will include a statement that our board has unanimously approved the transaction, and we have agreed not to withdraw or modify the board’s recommendation in a manner adverse to Slingshot. However, if we receive a superior proposal and our board determines that it must withdraw or modify its recommendation to our stockholders in order to comply with its fiduciary obligations, it may withdraw or modify its recommendation.

     Non-Competition

      We have agreed that we will not compete against Slingshot in the business of providing wireless and mobile data solutions for the transportation industries. We are allowed to continue operating and may invest in our Mobile Government segment as long as such operation or expansion does not compete with or involve the provision of wireless and mobile data solutions for the transportation industry.

     Employee Matters

      We have agreed that for a period of two years after the sale of the Transportation segment, neither we nor any of our affiliates, will solicit to employ any transferred employee (other than by general advertisements) who is, at the time of such solicitation, an employee of Slingshot.

      Slingshot agreed to offer employment to all of the employees who work for the Transportation segment on the date of such offer at salary and benefit levels substantially comparable to the terms and conditions of employment with us immediately prior to the closing date. These transferred employees will cease to participate in our employee benefit plans as of the closing and will be entitled to participate in Slingshot’s employee plans, programs and arrangements at the same level of seniority and participation as such employee received at Aether. As soon as reasonably practicable after closing, any employee plan of

Slingshot that is a tax-qualified defined contribution plan will accept eligible rollover distributions on behalf of a transferred employee.

      The parties agreed that for purposes of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or the WARN Act, we will be responsible for all required notices before the closing of the sale and Slingshot will be responsible for all required notices on or after the closing. All employees of the Transportation segment will be deemed to have become employees of Slingshot immediately on the closing date for purposes of the WARN Act.

     Guarantee

      The Fund has absolutely and unconditionally guaranteed the prompt, complete and full payment and performance of all obligations of Slingshot up to closing under the asset purchase agreement. If Slingshot defaults in the payment or performance of any of its obligations under the asset purchase agreement, the Fund has agreed to perform such obligation when demanded by us. If the asset purchase agreement is terminated because of a material breach of a representation, warranty, covenant or obligation in the asset purchase agreement or is terminated by Buyer in breach of the terms of the asset purchase agreement, the Fund’s guarantee obligations shall continue until the 60th day following the expiration of the applicable statute of limitations applicable to claims that could be made in respect of any such breach. If the sale of assets is completed, the Fund’s guarantee obligations shall terminate at the closing.

     Closing

      The closing will occur on the second business day after the special meeting if the proposed sale of the Transportation segment is approved by our stockholders and all other conditions have been satisfied or waived. The parties agreed to use commercially reasonable efforts to satisfy the conditions to closing prior to the special meeting, and if they are unable to hold the closing on or prior to the twentieth day of the month, then the parties agreed to hold the closing on the last business day of the month.

     Access to Information

      Upon reasonable advance notice, we will cause our officers, directors, employees, agents, representatives, accountants and counsel to:

•	afford Slingshot and its representatives reasonable access, during normal business hours, to our offices, properties, plants, other facilities, and books and records relating to the wireless business and to our officers, directors and employees who have any knowledge relating to the Transportation segment, and

•	furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Slingshot additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Transportation segment that are reasonably available to us as reasonably requested by Slingshot.

      Such information will be subject to the non-disclosure agreement binding the parties.

     Regulatory and Other Authorizations

      We have agreed to use our reasonable commercial efforts to obtain all authorizations, consents, orders and approvals of all third parties, including all governmental authorities that may be or become reasonably necessary for the performance of our obligations under the asset purchase agreement and related agreements and to cooperate fully with Slingshot in promptly seeking to obtain all such authorizations, consents, orders and approvals.

      The parties have also agreed that, in the event that any consent, approval or authorization reasonably necessary or desirable to preserve for the Transportation segment any right or benefit under any assumed contract is not obtained prior to the closing, we will, subsequent to the closing, attempt to obtain such consent, approval or authorization as promptly after the closing as is reasonably practicable. If such consent, approval or authorization cannot be obtained, we are required to use our reasonable commercial efforts to provide Slingshot with the rights and benefits of any such assumed contract, and we will enforce for Slingshot’s account any rights arising from such contract.

     Notice of Developments

      Prior to the closing, we are required to promptly notify Slingshot of: (a) events, circumstances, facts and occurrences arising subsequent to the date of the asset purchase agreement which could reasonably be expected to result in a failure to satisfy certain conditions and (b) other material and adverse developments affecting the purchased assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Transportation segment.

     Confidentiality

      Subject to our rights with respect to the excluded assets and the excluded liabilities, we have agreed to, and have agreed to use our reasonable best efforts to cause our affiliates to hold in confidence all confidential documents and information concerning Slingshot and its affiliates and all confidential information regarding the business, purchased assets, and assumed liabilities.

      Slingshot has agreed to, and has agreed to use its reasonable best efforts to cause its affiliates to, hold in confidence all confidential documents and information concerning Aether and our affiliates.

      These confidentiality obligations do not apply to any information that (a) at the time of disclosure, is available publicly and was not disclosed in breach of the asset purchase agreement, (b) we reasonably believes is necessary or advisable in connection with any claim against us or Slingshot or for which we or Slingshot are purportedly responsible, whether by a third party or otherwise or (c) later lawfully becomes known from sources other than Slingshot Aether and such person is not under a non-disclosure or confidentiality agreement.

      Notwithstanding the foregoing, Slingshot’s confidentiality obligations with respect to the purchased assets and the business of the Transportation segment will terminate at the closing of the transaction.

     Further Assurances

      Each party agreed to cooperate fully with the other party, prior to and after the closing, to execute additional documents as may be reasonably requested to better evidence the proposed sale and to effectuate the intent and purposes of the asset purchase agreement.

Closing Conditions

      The obligation of each party to complete the purchase and sale of the Transportation segment is subject to the satisfaction or waiver of the following conditions:

•	receipt of authorizations, consents, approvals and permits of governmental authorities as specified in the asset purchase agreement;

•	absence of any injunction or order that would restrain or otherwise prevent the proposed sale;

•	approval of the proposed sale by our stockholders; and

•	execution of the ancillary agreements by us and Slingshot.

      Our obligation to complete the sale of the Transportation segment is subject to the satisfaction or waiver of the following conditions:

•	Slingshot having performed in all material respects its pre-closing obligations and covenants;

•	representations and warranties of Slingshot that are qualified as to materiality being true and correct as of June 20, 2004 and the closing date (unless expressly related to an earlier date, in which case they must be true and correct as of such earlier date), except where failures, individually or together with all other failures, do not have a material adverse effect on the business, operations or financial condition of Slingshot that adversely affects Slingshot’s ability to consummate or in any material way frustrates, delays or impedes consummation of the proposed sale;

•	representations and warranties of Slingshot that are not qualified as to materiality being true and correct in all material respects as of June 20, 2004 and the closing date (unless expressly related to an earlier date, in which case they must be materially true and correct as of such earlier date), except where failures, individually or together with all other failures, do not have a material adverse effect on the business, operations or financial condition of Slingshot that adversely affects Slingshot’s ability to consummate or in any material way frustrates, delays or impedes consummation of the proposed sale; and

•	delivery by Slingshot of an officer’s certificate stating that each of the foregoing conditions has been satisfied. Slingshot’s obligation to complete the purchase of the Transportation segment is subject to the satisfaction or waiver of the following conditions:

•	Aether having performed in all material respects with its pre-closing obligations and covenants;

•	our representations and warranties that are qualified as to materiality being true and correct as of June 20, 2004 and the closing date (unless expressly related to an earlier date, in which case they must be true and correct as of such earlier date), except for changes contemplated by the asset purchase agreement and where failures, individually or together with all other failures, do not have a material adverse effect (as defined below);

•	our representations and warranties that are not qualified as to materiality being true and correct in all material respects as of June 20, 2004 and the closing date (unless expressly related to an earlier date, in which case they must be materially true and correct as of such earlier date), except for changes contemplated by the asset purchase agreement and where failures, individually or together with all other failures, do not have a material adverse effect (as defined below);

•	delivery by us of an officer’s certificate stating that each of the foregoing conditions has been satisfied;

•	the absence of a material adverse effect (as defined below); and

•	receipt of consents from third parties to assignment of permits and certain material contracts.

      Material adverse effect means any event or change that has a material adverse effect on the purchased assets, results of operations, personnel or financial condition of the Transportation segment, taken as a whole, other than any event or change relating to the U.S. economy in general, to the industries in which the Transportation segment operates and not specifically relating to the Transportation segment) or to any outbreak or escalation of hostilities or act of terrorism. In addition, any negative effect from the announcement of the asset purchase agreement or the sale of assets or the fulfillment of the parties’ obligations under the asset purchase agreement is not a material adverse effect.

Indemnification

      The parties have agreed to indemnify each other for breaches of their respective representations, warranties and covenants contained in the asset purchase agreement. The indemnification provided for under the asset purchase agreement is the exclusive remedy of the parties after closing, except in the case of fraud. Generally, each party’s representations and warranties survive closing for a period of eighteen months. Our representations and warranties with respect to organization and good standing, authority, title to property and broker’s fees survive indefinitely. Our representations and warranties with respect to environmental matters, employee benefit plans and taxes survive until the date that is sixty days past the applicable statute of limitations (or if no statute of limitations, the third anniversary of the closing date). Claims related to fraud survive indefinitely. In order to be indemnified, the party making a claim must provide written notice of a claim within the relevant time period outlined above.

      We have agreed to indemnify Slingshot for:

•	breach of any of our representations and warranties;

•	breach of any of our covenants;

•	any liability arising from or related to the excluded assets;

•	any liability that is not an assumed liability, including the excluded liabilities; and

•	our ownership and operation of the Transportation segment prior to closing, other than with respect to the assumed liabilities.

      Slingshot agreed to indemnify us for:

•	breach of any of its representations and warranties;

•	breach of any of its covenants;

•	the assumed liabilities; and

•	the ownership and operation of the Transportation segment after closing, other than with respect to the excluded liabilities.

      Our obligation to indemnify Slingshot will not arise until its losses reach a minimum of $250,000 and then our liability is for the excess above $250,000. Our liability for indemnification is limited to an amount in excess of $10 million, except in the case of breach of covenants, fraud and breach of representations regarding organization and good standing, authority, title to property, sufficiency of assets and broker’s fees, in which case our liability is limited to the purchase price.

      If we decide to sell, transfer or assign substantially all of the assets of our Mobile Government segment or effect a liquidation or winding down of business, we agreed to reserve an amount equal to $10 million (less any amounts already paid in satisfaction of prior indemnification claims). This escrow will remain in place until eighteen months after the closing date or such later date as we reasonably determine that it is no longer necessary to satisfy any then-pending claims for indemnification.

Tax Indemnity

      We have agreed to indemnify Slingshot for liabilities for taxes arising or resulting from our operation of the Transportation segment prior to the closing. Slingshot has agreed to indemnify us for any tax liabilities arising or resulting from its operation of the Transportation segment (including any tax liabilities arising out transactions that Slingshot causes to occur after the closing date).

      With respect to taxes incurred during the current tax year, the parties agreed to allocate such amounts as follows:

•	income, sales and use and withholding taxes will be apportioned as if the allocation period consisted of two taxable years (or periods);

•	real estate taxes will be apportioned on the closing date based on the most recent year’s tax bill; and

•	all other taxes, will be apportioned on a per diem basis.

      If Slingshot receives a refund or tax abatement or credit which is attributable to our operation of the business or another tax asset, Slingshot has agreed to pay us an amount equal to such refund, abatement or credit.

Termination

      The asset purchase agreement may be terminated at any time prior to closing:

•	by mutual consent of the parties;

•	by either party, if the closing does not take place before December 31, 2004;

•	by either party, if a court or governmental entity enjoins, restrains or prohibits the sale;

•	by us, if we accept a superior proposal and pay the required termination fee to Slingshot;

•	by Slingshot, if our board of directors withdraws its recommendation to the stockholders or our board of director’s recommends or approves another acquisition proposal;

•	by Slingshot or us, if the asset purchase agreement is not approved by our stockholders; and

•	by Slingshot or us, if the non-terminating party has breached any representation or warranty or covenant in any material respect, such breach results in a closing condition related to the performance of a covenant or related to the truth of a representation or warranty to fail to be satisfied and such breach is not cured within sixty days.

      We have agreed to pay Slingshot a fee equal to $1 million plus the reasonable out-of-pocket expenses incurred in connection with the negotiation and preparation of the asset purchase agreement (not to exceed $250,000) if we terminate the asset purchase agreement to pursue a superior proposal or if either Aether or Slingshot terminates the asset purchase agreement after our board of directors withdraws or modifies its recommendation of the proposed sale in a manner adverse to Slingshot. Also, we have agreed to pay Slingshot a fee equal to $500,000 plus fees and expenses (not to exceed $250,000) if our stockholders fail to approve the transaction.

Records

      After closing for a period of three years, Slingshot has agreed to provide us with access to the books and records of the Transportation segment that we transferred to Slingshot as part of the sale. In return, for a period of three years after the closing, we have agreed to provide Slingshot access to any books and records related to the operation of the Transportation segment that were not transferred as part of the sale. In each case, the reviewing party shall bear any costs associated with such access.

      The parties have also agreed that for a period of three years after the closing, each party will assist the other party (when requested) with the preparation of any tax returns or with any audit or inquiry by a taxing authority or any judicial or administrative proceeding. The requesting party will reimburse the assisting party for any out-of-pocket costs incurred in these circumstances.

Public Announcements

      The parties agreed not to issue or release any press releases or other public announcement announcing the sale of the Transportation segment to Slingshot without the prior written consent of the other party (not to be unreasonably withheld) except as required by applicable law, rule, regulation or listing requirement. After the initial announcement, the parties may issue additional press releases or announcements without the other party’s consent as long as the information in the release is consistent with the initial release.

Fees and Expenses

      Except for any termination fee we may need to pay Slingshot, each party will bear its own costs and expenses incurred in connection with the asset purchase agreement, including legal, accounting and investment banking fees and expenses and the fees and expenses associated with the filing, printing and mailing of this proxy statement and any amendments to it. We anticipate that the total costs we incur in connection with the asset purchase agreement will be approximately $2.5 million.

Amendment and Waiver.

      Subject to applicable law, the asset purchase agreement may be amended and observance of its terms waived by a writing signed by the party to be bound thereby. By written notice to the other party, the parties may waive:

•	any of the conditions to its obligations under the asset purchase agreement or extend the time for the performance of any of the obligations or actions of the others;

•	any inaccuracies in the representations of the other contained in the asset purchase agreement or in any ancillary document;

•	compliance with any of the covenants of the other contained in the asset purchase agreement; or

•	or modify performance of any of the obligations of the others.

      Waiver of the breach of any one or more provisions of the asset purchase agreement will not constitute a waiver of other breaches or subsequent breaches of the same provision(s).

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial statements give effect to the sale of our Transportation segment. The unaudited pro forma condensed consolidated balance sheet and statements of operations filed with this report are presented for illustrative purposes only. The pro forma balance sheet as of June 30, 2004 has been prepared to reflect the sale of our Transportation segment as if such sale had taken place on such date, and is not necessarily indicative of the financial position of Aether had such sale occurred on that date. The pro forma results of operations for the six months ended June 30, 2004, and the years ended December 31, 2001, 2002 and 2003 have been prepared assuming that the transaction occurred as of the beginning of each of these periods, and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold the select assets and liabilities of our Transportation segment as of those dates. The unaudited pro forma financial statements, including notes thereto, should be read in conjunction with the historical financial statements of Aether included in our Form 10-K for the year ended December 31, 2003, the unaudited financial statements filed in our Form 10-Q for the quarter ended June 30, 2004 and the unaudited financial statements of the Transportation segment included as Appendix D.

      Costs and expenses attributed to the Transportation segment include direct costs primarily associated with the Transportation segment, as well as corporate expenses, including accounting, legal and human resources expenses. The corporate expenses were allocated to the Transportation segment based upon the percentage of revenue of the Transportation segment relative to Aether’s consolidated revenue. Management believes the basis of the allocations is reasonable. Certain corporate non-operating transactions of Aether have not been allocated to the Transportation segment. These items include interest income on Aether’s cash and cash equivalents, interest expense and gains on early retirement of Aether’s 6% convertible notes. Only interest income directly attributable to the Transportation segment has been included in the financial results of the Transportation segment. As a result of the impact of these allocations, the financial statements included as Appendix D to this proxy statement differ from the unaudited financial information for the Transportation segment included in Aether’s prior quarterly and annual filings with the Securities and Exchange Commission. The previously filed segment information was not required to, and does not, include such allocations.

      The unaudited pro forma statements of operations reflect the elimination of the revenues and the direct costs associated with the Transportation segment. Corporate expenses that were allocated to the Transportation segment have not been eliminated because the buyer following the sale will not assume these costs as part of the proposed sale. However, in the event that the sales of the Transportation and Mobile Government segments are completed, management expects to reduce the amount of corporate expenses to a level estimated to support Aether’s mortgaged-backed securities strategy. As such, the unaudited pro forma financial statements do not reflect other costs savings that may occur as a result of Aether’s focusing its effort on the mortgaged-backed securities strategy.

Aether Systems, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2004
(in thousands)

		Pro Forma
		Adjustments
	Historical	(A)	Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$252,562	$22,700	$275,262
Trade accounts receivable, net	13,634	(4,705)	8,929
Inventory, net	12,058	(12,000)	58
Net investment in sales-type leases (current)	3,068	(3,068)	—
Prepaid and other current assets	14,969	(10,542)	4,427

Total current assets	296,291	(7,615)	288,676
Restricted cash	11,490	—	11,490
Investments	211	—	211
Property and equipment, net	7,439	(5,223)	2,216
Goodwill	4,249	—	4,249
Intangibles, net	5,981	(3,945)	2,036
Net investment in sales-type leases (non-current)	8,651	(8,651)	—
Other assets	8,700	(6,666)	2,034

Total assets	$343,012	$(32,100)	$310,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible subordinated notes payable	$154,912	$—	$154,912
Accounts payable and accrued expenses	11,360	(3,732)	7,628
Accrued employee compensation and benefits	2,203	(945)	1,258
Deferred revenue	14,528	(8,864)	5,664
Restructuring reserve (current portion)	419	—	419
Accrued interest payable	2,529	—	2,529

Total current liabilities	185,951	(13,541)	172,410
Deferred revenue, (less current portion)	18,335	(18,335)	—
Other long term liabilities	580	—	580

Total liabilities	204,866	(31,876)	172,990
Stockholders’ equity	138,146	(224)	137,922

Total liabilities and stockholders’ equity	$343,012	$(32,100)	$310,912

(A)	Reflects the receipt of net proceeds of $22.7 million from the sale of the Transportation segment and the disposition of the respective assets and liabilities.

Aether Systems, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2003
(amounts in thousands)

		Pro Forma
		Adjustments
	Historical	(A)	Pro Forma

Subscriber	$25,972	$(25,296)	$676
Software and related services	19,382	—	19,382
Hardware	10,196	(9,320)	876

Total revenue	55,550	(34,616)	20,934

Subscriber	11,759	(11,280)	479
Software and related services	4,507	—	4,507
Hardware	10,774	(9,940)	834

Total cost of revenue	27,040	(21,220)	5,820

Gross profit	28,510	(13,396)	15,114

Research and development	10,282	(4,468)	5,814
General and administrative	29,092	(11,690)	17,402
Selling and marketing	7,799	(3,830)	3,969
Depreciation and amortization	9,986	(4,428)	5,558
Option and warrant expense	1,315	(109)	1,206
Impairment of intangibles and other assets	2,036	(677)	1,359
Loss on disposal of assets	744	—	744
Restructuring charge	372	(10)	362

Total operating expense	61,626	(25,212)	36,414

Operating loss	(33,116)	11,816	(21,300)

Interest income	7,222	(1,182)	6,040
Interest expense	(10,393)	—	(10,393)
Equity in losses of investments	(97)	—	(97)
Investment gains (losses)	587	—	587

Loss from continuing operations before discontinued operations	(35,797)	10,634	(25,163)

Loss from discontinued operations	(13,655)	—	(13,655)

Net loss	$(49,452)	$10,634	$(38,818)

Net loss per share — basic and diluted	$(1.16)		$(0.91)

Weighted average shares outstanding — basis and diluted	42,616		42,616

(A)	Reflects the elimination of the results of operations of the Transportation segment.

Aether Systems, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2002
(amounts in thousands)

		Pro Forma
		Adjustments
	Historical	(A)	Pro Forma

Subscriber	$31,302	$(30,990)	$312
Software and related services	19,550	—	19,550
Hardware	8,469	(7,841)	628

Total revenue	59,321	(38,831)	20,490

Subscriber	15,846	(15,647)	199
Software and related services	6,150	—	6,150
Hardware	7,441	(6,834)	607

Total cost of revenue	29,437	(22,481)	6,956

Gross profit	29,884	(16,350)	13,534

Research and development	10,296	(4,045)	6,251
General and administrative	41,569	(15,097)	26,472
Selling and marketing	11,007	(4,182)	6,825
Depreciation and amortization	13,103	(3,314)	9,789
Option and warrant expense	3,132	(90)	3,042
Impairment of intangibles and other assets	33,655	(22,823)	10,832
Restructuring charge	1,703	(345)	1,358

Total operating expense	114,465	(49,896)	64,569

Operating loss	(84,581)	33,546	(51,035)

Interest income	10,504	(541)	9,963
Interest expense	(15,843)	—	(15,843)
Equity in losses of investments	(4,744)	—	(4,744)
Gain on early extinguishment of debt	42,765	—	42,765
Investment gains (losses)	(14,412)	—	(14,412)
Income tax benefit	618	—	618

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(65,693)	33,005	(32,688)
Loss from discontinued operations	(225,853)	—	(225,853)

Loss from continuing operations before cumulative effect of change in accounting principle	(291,546)	33,005	(258,541)
Cumulative effect of change in accounting principle	(33,876)	1,839	(32,037)

Net loss	$(325,422)	$34,844	$(290,578)

Net loss per share — basic and diluted	$(7.73)		$(6.90)

Weighted average shares outstanding — basis and diluted	42,117		42,117

(A)	Reflects the elimination of the results of operations of the Transportation segment.

Aether Systems, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2001
(amounts in thousands)

		Pro Forma
		Adjustments
	Historical	(A)	Pro Forma

Subscriber	$10,420	$(10,420)	$—
Software and related services	22,521	—	22,521
Hardware	7,395	(3,583)	3,812

Total revenue	40,336	(14,003)	26,333

Subscriber	6,825	(6,825)	—
Software and related services	7,982	—	7,982
Hardware	6,787	(3,238)	3,549

Total cost of revenue	21,594	(10,063)	11,531

Gross profit	18,742	(3,940)	14,802

Research and development	14,983	(3,768)	11,215
General and administrative	52,550	(10,084)	42,466
Selling and marketing	18,956	(6,972)	11,984
Depreciation and amortization	38,377	(14,026)	24,351
Option and warrant expense	4,689	(148)	4,541
Impairment of intangibles and other assets	76,536	—	76,536
Restructuring charge	1,770	(7)	1,763

Total operating expense	207,861	(35,005)	172,856

Operating loss	(189,119)	31,065	(158,054)

Interest income	27,658	—	27,658
Interest expense	(20,428)	—	(20,428)
Equity in losses of investments	(57,523)	—	(57,523)
Gain on early extinguishment of debt	7,684	—	7,684
Investment gains (losses)	(143,384)	—	(143,384)

Loss from continuing operations before discontinued operations and cumulative effect of change in accounting principle	(375,112)	31,065	(344,047)
Loss from discontinued operations	(1,285,547)	—	(1,285,547)

Loss from continuing operations before cumulative effect of change in accounting principle	(1,660,659)	31,065	(1,629,594)
Cumulative effect of change in accounting principle	6,564	—	6,564

Net loss	$(1,654,095)	$31,065	$(1,623,030)

Net loss per share — basic and diluted	$(40.61)		$(39.85)

Weighted average shares outstanding — basis and diluted	40,732		40,732

(A)	Reflects the elimination of the results of operations of the Transportation segment.

Aether Systems, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2004
(amounts in thousands)

		Adjustments
		Pro Forma
	Historical	(A)	Pro Forma

Subscriber	$10,044	$(9,943)	$101
Software and related services	8,366	—	8,366
Hardware	6,480	(5,493)	987

Total revenue	24,890	(15,436)	9,454

Subscriber	3,777	(3,746)	31
Software and related services	2,390	—	2,390
Hardware	7,373	(6,404)	969

Total cost of revenue	13,540	(10,150)	3,390

Gross profit	11,350	(5,286)	6,064

Research and development	5,126	(2,165)	2,961
General and administrative	13,616	(4,980)	8,636
Selling and marketing	3,388	(1,821)	1,567
Depreciation and amortization	4,441	(1,957)	2,484
Option and warrant expense	765	(50)	715
Impairment of intangibles and other assets	35,550	(26,622)	8,928
Gain on disposal of assets	(52)	—	(52)
Restructuring charge	774	(38)	736

Total operating expense	63,608	(37,633)	25,975

Operating loss	(52,258)	32,347	(19,911)

Interest income	3,210	(601)	2,609
Interest expense	(5,208)	—	(5,208)
Unrealized gain on future purchase commitments	866	—	866
Investment gains (losses)	(4,971)	—	(4,971)

Loss from continuing operations before discontinued operations	(58,361)	31,746	(26,615)
Gain on sale of discontinued operations	17,670	—	17,670

Net loss	$(40,691)	$31,746	$(8,945)

Net loss per share — basic and diluted	$(0.93)		$(0.21)

Weighted average shares outstanding — basis and diluted	43,538		43,538

(A)	Reflects the elimination of the results of operations of the Transportation segment.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to beneficial ownership of our common stock as of August [ ], 2004, as to:

•	each of our directors and named executive officers individually;

•	all our directors and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

      For the purposes of calculating percentage ownership as of August [ ], 2004, 43,826,736 shares were issued and outstanding and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable, on or before August [ ], 2004, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Aether Systems, Inc., 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland 21117.

	Beneficial Ownership
	of Shares

Name and Address	Number	Percent

Directors and executive officers:
David S. Oros(1)	5,442,643	12%
David C. Reymann(2)	136,717	*
Michael S. Mancuso(3)	121,140	*
Frank E. Briganti(4)	34,117	*
J. Carter Beese, Jr.(5)	239,302	*
James T. Brady(6)	52,500	*
Jack B. Dunn IV(7)	50,000	*
Edward J. Mathias(8)	87,700	*
Truman T. Semans(9)	82,188	*
George P. Stamas(10)	141,868	*
All directors and named executive officers as a group (10 persons)	6,388,175	14%

	Beneficial Ownership
	of Shares

Name and Address	Number	Percent

5% stockholders:
NexGen Technologies, L.L.C.	3,326,757	7.6%
Telcom-ATI Investors, L.L.C.	2,902,027	6.6%
211 N. Union St.,
Suite 300
Alexandria, VA 22314
Coghill Capital Management, L.L.C.(11)	2,155,514	4.9%
Clint D. Coghill(12)	2,155,514
One North Wacker Drive, Suite 4725
Chicago, IL 60606
Dimensional Fund Advisors Inc.(12)	2,694,788	6.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

*	Less than 1%.

(1)	Includes 3,326,757 shares of common stock owned by NexGen Technologies, L.L.C. over which Mr. Oros exercises voting and investment control by virtue of his position as managing member of NexGen. Also includes exercisable warrants to purchase 812,500 shares of common stock and exercisable options to purchase 55,600 shares of common stock. Excludes 31,500 shares of unvested restricted stock. In addition, in connection with the sale of the Transportation segment, Mr. Oros has entered into a voting agreement with Slingshot under which he agreed to vote the shares of Aether common stock that he owns or controls in favor of the transaction.
(2)	Includes exercisable warrants to purchase 5,416 shares of common stock and exercisable options to purchase 98,334 shares of common stock. Includes 5,000 shares of common stock owned directly. Excludes 6,033 shares of unvested restricted stock.
(3)	Includes exercisable options to purchase 103,119 shares of common stock. Includes 854 shares of common stock owned directly. Excludes 7,833 shares of unvested restricted stock.
(4)	Includes exercisable options to purchase 26,250 shares of common stock. Excludes 3,333 shares of unvested restricted stock.
(5)	Includes exercisable options to purchase 98,600 shares of common stock. Excludes 3,326,757 shares of common stock owned by NexGen, in which Mr. Beese has a currently exercisable option to become a non-managing member.
(6)	Includes exercisable options to purchase 50,000 shares of common stock.
(7)	Includes exercisable options to purchase 50,000 shares of common stock.
(8)	The address for Mr. Mathias is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. Includes exercisable options to purchase 50,000 shares of common stock. Includes 14,000 shares of common stock owned directly, 19,000 shares of common stock held indirectly in a retirement account and 4,700 shares of common stock held as custodian for Ellen Mathias.
(9)	Includes 30,000 shares of common stock held jointly by Mr. Semans and his wife, 204 shares of common stock issuable upon conversion of convertible subordinated notes held by Mr. Semans, and 18,650 shares of common stock held by the Semans Scholarship Fund at the Lawrenceville School at which Mr. Semans is a trustee emeritus. Includes exercisable options to purchase 33,340 shares of common stock.
(10)	Includes exercisable options to purchase 85,600 shares of common stock.
(11)	Based solely on reports filed with the SEC as of August [ ], 2004. Includes 2,155,514 shares beneficially owned by CCM Master Qualified Fund, L.L.C. (“CCM”), Coghill Capital Management, L.L.C. (“Coghill Management”) which serves as the investment manager of CCM, and Clint D. Coghill who is the managing member of Coghill Management.
(12)	Based solely on reports filed with the SEC as of August [ ], 2004 Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are called the Investment Group. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities described in this schedule that are owned by the Investment Group, and may be deemed to be the beneficial owner of the shares of our common stock held by the Investment Group. All securities reported in this schedule are owned by the Investment Group, and Dimensional disclaims beneficial ownership of such securities.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

      As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such matters unless otherwise indicated on the proxy.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The information incorporated by reference in this proxy statement as described below is considered to be a part of this proxy statement, except for any information that is modified or superseded by information that is included directly in this proxy statement or by a document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      This proxy statement incorporates by reference the documents listed below that Aether has previously filed with the SEC. They contain important information about Aether and its financial condition.

Aether’s SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2003 as filed on March 15, 2004
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004, as filed on May 10, 2004
Quarter ended June 30, 2004, as filed on August 9, 2004
Current Report on Form 8-K	Filed on July 22, 2004

      Also incorporated by reference are additional documents that Aether may file with the SEC after the date of this proxy statement and prior to the date of the special meeting under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

AVAILABLE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov.

FORWARD LOOKING STATEMENTS

      This Proxy statement contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to Aether or our management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. Aether’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. As a result, readers should not place undue reliance on these forward-looking statements. While it is difficult to identify each factor and event that could affect our results, there are a number of important factors that could cause actual results to differ materially from those indicated by the forward-looking statements and as a result could have an adverse impact on our business, financial condition and operating results. The factors include, but are not limited to, the matters discussed in this proxy statement and our public filings. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MISCELLANEOUS

Householding of Proxy Materials

      We have adopted a process called “householding” for mailing this proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

      If you prefer to receive multiple copies of the proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact David C. Reymann, Chief Financial Officer, at 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland 21117, or at telephone number (410) 654-6400. Eligible stockholders of record receiving multiple copies of the proxy statement can request householding by contacting us in the same manner.

      If you are a beneficial owner, you may request additional copies of the proxy statement or you may request householding by contacting your broker, bank or nominee.

Corporate Governance Information

      Stockholders can access Aether’s corporate governance information, including Aether’s Code of Ethics for Senior Financial Officers and the charters of the Audit Committee, Compensation Committee, and Nominating Corporate Governance Committee at Aether’s website, www.aethersystems.com.

Communicating with the Board of Directors

      In order to communicate with the board of directors as a whole, with non-management directors or with specified individual directors, correspondence may be directed to the Secretary at shareholder — inquiries@aethersystems.com or via written communication at 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland 21117.

Appendix A

Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

dated as of
July 20, 2004

ASSET PURCHASE AGREEMENT

SCHEDULE	DESCRIPTION

1(a)	Assumed Liabilities
1(b)	Equipment Leases
1(c)	Service Contracts
1(d)	Permitted Encumbrances
4.1	Qualified Jurisdictions
4.3	Sufficiency of Assets
4.4	Consents
4.5	No Breach
4.6	Title to and Use of Property
4.7	Permits
4.8	Litigation; Orders
4.9(a)	Divisional Intellectual Property
4.9(c)	Third Party Intellectual Property
4.9(e)	Public Software
4.9(h)	Royalties or Other Payments
4.10	Employee Benefits Plans
4.11	Taxes
4.12	Environmental Matters
4.13	Compliance with Legal Requirements
4.14(b)	Unaudited Financial Statements
4.15	Employees
4.20	Material Contracts
4.21	Insurance
4.22	Facilities
4.24(i) – (iv)	Customers and Suppliers
4.25	Bank, Money Market and Brokerage Accounts
4.27(a)	Product Defects
4.27(b)	Product Warranties
5.4	Commitment Letter
6.1(b)	Conduct of Business
6.2(c)(i)	Offers of Employment
7.3(f)	Governmental Consents and Approvals

EXHIBIT

A	Principal Stockholder Agreement

ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (“Agreement”), is made and entered into as of July 20, 2004, by and among Aether Systems, Inc., a Delaware corporation (“Seller”), Slingshot Acquisition Corporation, a Delaware corporation (“Buyer”), and Platinum Equity Capital Partners, L.P., a Delaware limited partnership (“Guarantor”). Buyer and Seller are referred to collectively herein as the “Parties” and each is individually, a “Party.”

W I T N E S S E T H:

      WHEREAS, Seller is in the business of providing wireless and mobile data solutions for the transportation industry (as provided exclusively through its transportation business segment); and

      WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to acquire all of the assets and to assume certain liabilities from Seller, in each case relating to the Business (as defined herein), which the Parties agree will be achieved pursuant to (i) the purchase and sale of the Purchased Assets (as defined herein) and (ii) the assumption of the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth in this Agreement.

      WHEREAS, the Seller’s board of directors has adopted resolutions approving the transactions contemplated by this Agreement and recommending that Seller’s stockholders approve and adopt this Agreement and the transactions contemplated hereby.

      WHEREAS, concurrently with the execution of this Agreement, as an inducement for Buyer to enter into this Agreement, David S. Oros has entered into a Principal Stockholder Agreement with Buyer, a copy of which is attached hereto as Exhibit A (the “Principal Stockholder Agreement”).

      NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, and subject to the conditions hereinafter set forth, the Parties hereto agree as follows.

ARTICLE I

DEFINITIONS

      Whenever used in this Agreement, the terms defined below shall have the indicated meanings:

      “Accounts Payable” shall mean all accounts payable and accrued Liabilities constituting the obligation to make payments in respect of goods and/or services to the extent received, ordered or contracted for by Seller or any of its respective Affiliates on or prior to the Closing in connection with the Business.

      “Accounts Receivable” shall mean (i) all accounts receivable under agreements or contracts for services provided by the Business and other rights to payment from customers of the Business and the full benefit of all security for such accounts or right to payment, (ii) all other accounts or notes receivable of Seller, including but not limited to accounts receivable under the Equipment Leases, with respect to the Business and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy or other right relating to any of the foregoing.

      “Acquisition” shall mean any transaction or series of transactions involving:

      (a)     any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Seller is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Seller, or (iii) in which Seller issues securities representing more than 20% of the outstanding securities of any class of voting securities of Seller;

      (b)     any sale, lease, exchange, transfer, license, acquisition or disposition of any assets that constitute more than 10% of the Purchased Assets (other than the sale of Inventory or services in the ordinary course of the Business); or

      (c)     any liquidation or dissolution of Seller.

      “Acquisition Proposal ” shall mean any offer or proposal that is in writing, is from any Person other than Buyer (or its Affiliates or representatives) and proposes, contemplates or otherwise relates to any Acquisition.

      “Adjustment Amount ” shall have the meaning set forth in Section 3.4(b).

      “Affiliate” shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership, other arrangements or otherwise either controls, or is controlled by or is under common control with, such Person.

      “Agreement ” shall have the meaning set forth in the preamble.

      “Allocation” shall have the meaning set forth in Section 3.8.

      “Ancillary Agreements” shall mean the (i) Transition Services Agreement, (ii) Deal License Agreement, (iii) Patent Assignment, (iv) Copyright Assignment, (v) Trademark Assignment, (vi) Bill of Sale, (vii) Assignment and Assumption Agreement and (viii) Principal Stockholder Agreement.

      “Applicable Laws” shall mean all laws, statutes, codes, rules, regulations, ordinances and reporting or licensing requirements as may be in effect on or prior to the Closing Date of any Governmental Authority having jurisdiction or regulatory authority over the Purchased Assets, the Assumed Liabilities or the Business.

      “Assignment and Assumption Agreement ” shall mean the assignment and assumption agreement to be entered into between Seller and/or its Affiliates and Buyer, in form and substance reasonably satisfactory to Buyer and Seller.

      “Assumed Liabilities” shall mean all Liabilities (whether or not incurred on or prior to the Closing Date) to the extent arising out of, incurred in connection with, or relating to (i) the Purchased Assets (but with respect to the Contracts shall exclude Liabilities resulting from, arising out of or relating to any breach of contract, tort or breach of warranty occurring prior to the Closing Date), (ii) Liabilities for Taxes as set forth in Section 9.1(b), (iii) the ownership or use of the Purchased Assets or the operation of the Business on and after Closing, (iv) all Liabilities and obligations of Buyer under this Agreement and the Ancillary Agreements, (v) all Liabilities set forth on the Closing Statement, as agreed upon pursuant to Section 3.4, and (vi) any Liability set forth on Schedule 1(a).

      “Bill of Sale” shall mean the bill of sale and assignment conveying, selling, transferring, and assigning the Purchased Assets to Buyer, in form and substance reasonably satisfactory to Buyer and Seller.

      “Books and Records” shall mean all books and records of Seller relating exclusively to and necessary for the operation of the Business as it is currently operated, including, but not limited to, cost and pricing information, accounting records, all client lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients, customers and suppliers and records, training materials, training records, maintenance and inspection reports, equipment lists, repair notes and archives, sales and marketing materials and the Confidentiality Agreements.

      “Break-Up Fee” shall have the meaning set forth in Section 11.3.

      “Business” shall mean the business of Seller and, as applicable, its Affiliates, conducted through its transportation business segment, which provides mobile and wireless solutions to the transportation industry.

      “Business Day” shall mean any day on which commercial banks are open for business in Baltimore, Maryland.

      “Buyer” shall have the meaning set forth in the preamble.

      “Buyer Employee Plans” shall have the meaning set forth in Section 6.2(c)(i).

      “Buyer 401(k) Plan” shall have the meaning set forth in Section 6.2(c)(iii).

      “Closing” shall have the meaning set forth in Section 3.1.

      “Closing Date” shall have the meaning set forth in Section 3.1.

      “Closing Net Working Capital ” shall have the meaning set forth in Section 3.4(b).

      “Closing Net Working Capital Statement ” shall have the meaning set forth in Section 3.4(b).

      “Closing Statement ” shall mean a statement of assets and liabilities of the Business as of the end of the month immediately preceding the Closing Date prepared by Seller and delivered pursuant to Section 3.4(b).

      “COBRA ” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and any similar state law.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Collateral Source” shall have the meaning set forth in Section 8.8.

      “Confidentiality Agreements” shall mean those agreements entered into by potential buyers of the Business since January 1, 2003 that continue to restrict their disclosure or use of non-public information about the Business obtained in connection with the potential purchase of the Business. Seller shall be entitled to redact any information included in such agreements that reflects the amount or terms of a third party’s bid for or indication of interest in the Business.

      “Contracts” shall mean all written or oral contracts, leases (including unexpired real property leases), subleases, licenses, permits, registrations, authorizations, arrangements, commitments, guarantees, warranties and agreements related primarily to the Purchased Assets or the Business and any and all claims, rights of setoff or recoupment, causes of action, accounts receivable, contracts, contract rights, accounts and/or rights to reciprocal compensation arising under or in connection therewith.

      “Copyright Assignment ” shall be the copyright assignment to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

      “Copyrights” shall mean all registered copyrights and applications therefor.

      “Deal License Agreement ” shall mean the deal license agreement to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

      “Disclosure Schedule” or “Schedule” shall mean that certain schedule identified as such and delivered by Seller to Buyer pursuant to this Agreement, as the same may be supplemented and updated from time to time in accordance with the terms of this Agreement, each of which is hereby incorporated and made a part of this Agreement for all purposes as if set forth in full herein.

      “Division Intellectual Property” shall have the meaning set forth in Section 4.9(a).

      “Effective Time Adjustment Amount ” shall have the meaning set forth in Section 3.5(a).

      “Effective Time Payments” shall have the meaning set forth in Section 3.5(a).

      “Effective Time Receipts” shall have the meaning set forth in Section 3.5(a).

      “Effective Time Statement” shall have the meaning set forth in Section 3.5(a).

      “Effective Time Statement Objection Notice” shall have the meaning set forth in Section 3.5(b).

      “Effective Time Statement Resolution Period ” shall have the meaning set forth in Section 3.5(b).

      “Employee Benefit Plan” shall mean all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA and any other material employee benefit plan, program or arrangement.

      “Encumbrances” shall mean all security interests, liens (including mechanic, warehousemen, laborers and landlords liens), pledges, charges, easements, judgments escrows, options, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

      “Environmental Laws” shall mean any and all Applicable Laws relating to the pollution or the protection of the environment or the protection of human health from environmental hazards.

      “Equipment Leases” shall mean all leases of equipment from Seller to its customers, including those leases that involve a remaining obligation or receipt in excess of $100,000 that are set forth on Schedule 1(b).

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act ” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Excluded Assets” shall mean (i) Tax Assets, (ii) Excluded Know-how, (iii) cash, cash equivalents and marketable securities, (iv) defenses and claims that Seller could assert against third parties, other than defenses and claims to the extent related to the Purchased Assets or the Assumed Liabilities, (v) subject to Section 6.2(b), all Trademarks or other indicia of origin of Seller and its Affiliates in any of the following words, logos, stylized lettering, other designs and variants thereof: “Aether,” “Aether Systems” or “AIM,” and intellectual property that is licensed or otherwise made available, but not transferred, to Buyer pursuant to the Deal License Agreement, (vi) all books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Purchased Assets, the Assumed Liabilities and/or the Business (but not the Books and Records or the Confidentiality Agreements), (vii) all rights of Seller and its Affiliates under or pursuant to this Agreement, the Ancillary Agreements and the other agreements and transactions contemplated hereby, (viii) the assets, properties and rights of Seller and its Affiliates not used primarily in the operation of the Business as currently operated, (ix) subject to Section 6.3(b), the rights and obligations of Seller under any agreements, contracts, leases, subleases, licenses, and similar instruments that are not assignable by Seller, (x) any rights under or amounts payable from present or former insurance policies covering Seller or the Business and (xi) any amounts included as goodwill of the Business for financial statement purposes.

      “Excluded Know-how” shall mean any and all product specifications, processes, methods, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, physical and analytical, safety, quality control, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and any and all other confidential or proprietary technical and business information owned or controlled by Seller and related to Seller’s or any of its or its Affiliates’ past or present products or businesses, other than such matters used exclusively with respect to the Purchased Assets or the Business as currently operated, as well as any documentation evidencing any of the foregoing.

      “Excluded Liabilities” shall mean any and all Liabilities of the Seller and its Affiliates related in any way to the Business and the Purchased Assets that are not Assumed Liabilities, including, without limitation, Liabilities arising out of, relating to or incurred in connection with (i) Tax Liabilities, (ii) the Excluded Assets, (iii) the Transferred Employees that arise or are based on facts existing prior to Closing or the Seller Employee Plans, (iv) Liabilities of Seller incurred in connection with this Agreement, the Ancillary Agreements or the transactions contemplated thereby, (v) Liabilities of the Business resulting from, arising out of, or relating to any breach of contract, tort, or breach of warranty occurring prior to Closing or that arise after Closing but relate to any such breach that occurred prior to Closing, (vi) indebtedness for borrowed money and outstanding checks and drafts, (vii) any intra-company liabilities of Seller and its Affiliates, other than as set forth on the Closing Statement, (viii) any Liability under any Contract not assigned to Buyer (other than any Contract that Buyer obtains the benefit of in accordance with Section 6.3(b)), (ix) any

Liabilities under any change of control agreement with any of the Transferred Employees, (x) any Liabilities owed to any holder of common stock of Seller, (xi) any Liabilities arising under any Environmental Laws to the extent caused by operation of the Business prior to Closing, (xii) any Liabilities arising out of Seller’s failure to comply with Applicable Laws and (xiii) any Liabilities arising from any litigation asserted, alleged or threatened against Seller or with respect to the Business to the extent based upon Seller’s conduct prior to the Closing Date.

      “Expense Reimbursement ” shall have the meaning set forth in Section 11.3.

      “Expiration Date” shall have the meaning set forth in Section 8.1.

      “Facility” means any real property, including without limitation any improvement, equipment structure, building or fixture located thereon that is owned, used, operated or rented by Seller primarily in connection with the Business.

      “GAAP ” shall mean United States generally accepted accounting principles.

      “Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States, or any country, jurisdiction, state, county, province, municipality or other political subdivision thereof or any other supranational organization of sovereign states having jurisdiction over the Seller.

      “Guarantor” shall have the meaning set forth in the preamble.

      “Hazardous Materials” means any substance which is designated as hazardous or toxic under Environmental Laws.

      “Income Tax” shall mean any federal, state, local, or foreign tax based on or measured by reference to net income including any interest, penalty, or addition thereto, whether disputed or not.

      “Indemnified Party” shall have the meaning set forth in Section 8.4(a).

      “Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

      “Indemnity Cap” shall have the meaning set forth in Section 8.7.

      “Independent Accounting Firm” shall have the meaning set forth in Section 3.4(b).

      “Intellectual Property” shall mean all (i) Patents, (ii) Know-how, (iii) Trademarks, (iv) Copyrights, (v) software programs and (vi) all Other IP, whether registered or not, in each case that are licensed or owned by Seller.

      “Interim Period ” means the period beginning on the first day of the month in which the Closing occurs and ending at the close of business on the day immediately preceding the Closing Date.

      “Inventory” shall mean the consumable inventory of Seller, wherever located, including, without limitation, all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Business.

      “Know-how” shall mean any and all product specifications, processes, methods, product designs, plans, trade secrets, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, physical and analytical, safety, quality control, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and any and all other confidential or proprietary technical and business information which are licensed to or owned by Seller and used exclusively in the Business as currently operated.

      “Leased Real Property” shall mean the Leases pursuant to which Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property used in the Business as currently operated.

      “Leases” shall mean all of Seller’s right, title and interest in any lease, sublease, license, concession or other arrangement pursuant to which Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property used exclusively in the Business prior to the Closing Date, other than Seller’s interest in any land, buildings, structures, improvements or fixtures located at 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland.

      “Legal Requirement ” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

      “Liability” shall mean any and all direct or indirect indebtedness, liabilities, assessments, expenses, claims, Losses, deficiencies, obligations or responsibilities, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any Liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals), whether due or to become due, and whether claims with respect thereto are asserted, if at all, before or after the Closing.

      “Liquidation” shall have the meaning set forth in Section 8.11.

      “Losses” shall mean any and all out of pocket losses, demands, claims, actions or causes of action, costs, damages, judgments, obligations (including corrective or remedial obligations), debts, settlements, assessments, deficiencies, Taxes (excluding Income Taxes and any other Taxes incurred prior to the Closing Date), penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorney’s fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, but specifically excluding any consequential or punitive damages.

      “Material Adverse Effect” shall mean any event, change, circumstance or effect that has a material adverse effect on the Purchased Assets, results of operations, personnel or financial condition of the Business, taken as a whole, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which Seller participates, (ii) in general to the industries in which the Business operates and not specifically relating to the Business, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the Parties’ obligations hereunder of the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress that does not affect the operations or financial condition of the Business or the Purchased Assets in a disproportionate manner.

      “Material Contract ” shall have the meaning set forth in Section 4.20.

      “Minimum Loss” shall have the meaning set forth in Section 8.7.

      “Most Recent Statement ” shall mean the statement of assets and liabilities of the Business dated March 31, 2004.

      “Net Working Capital” shall be the amount equal to the remainder of (i) the sum of (a) Accounts Receivable (including Accounts Receivable from Equipment Leases and net of any reserves thereon), (b) Inventory (net of any reserves thereon), and (c) Prepaid Expenses and other current assets (net of any reserves thereon), minus (ii) Accounts Payable (including accrued expenses and accrued employee compensation and benefits). In the case of all of the foregoing items, each shall be calculated in accordance with GAAP consistent with past practice. For the avoidance of doubt, Net Working Capital shall not include deferred revenue related to hardware sales, deferred costs and operating expenses related to hardware sales, deferred taxes and intangible assets. Notwithstanding anything to the contrary hereto, no reserves or accruals on the Most Recent Statement shall be reversed in whole or in part in the absence of changes in facts or circumstances occurring since the date hereof.

      “Non-Competing Transaction” shall have the meaning set forth in Section 6.1(c).

      “Non-Disclosure Agreement ” shall mean that certain Non-Disclosure Agreement, dated March 31, 2004, between Friedman, Billings, Ramsey & Co., Inc., on behalf of Seller, and Buyer’s Affiliate.

      “Other IP ” shall mean (i) any and all applicable copyrightable works, maskwork rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights, and rights of ownership of copyrightable works, maskworks and all rights to register and obtain renewals and extensions of registrations together with all other interests accruing by reason of international copyright and maskwork conventions and (ii) any inventions or discoveries that may be patentable (including all reissues, divisions, continuations, continuations in part, renewals, re-examinations and extensions of the foregoing) each as owned by Seller and used exclusively in the Business as currently operated.

      “Party” or “Parties” shall have the meaning set forth in the introductory paragraph.

      “Patents” shall mean all patents, patent disclosures, and patent applications (including, without limitation, all reissues, divisions, continuations, continuations in part, renewals, re-examinations and extensions of the foregoing) owned by Seller and used primarily in the Business as currently operated.

      “Patent Assignment ” shall mean the patent assignment to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

      “Permits” shall mean all permits, licenses approvals, registrations, qualifications, rights, certificates, certifications, consents, and other authorizations of every nature whatsoever required by, or issued to or on behalf of Seller by any Governmental Authority used in the Business as currently operated.

      “Permitted Encumbrances” shall mean (i) any Encumbrances specifically disclosed in Seller’s Form 10-K as filed with the SEC on March 15, 2004 as set forth on Schedule 1(d), (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business or other Encumbrances incurred by the Business that are a matter of public record, (iv) licenses of Divisional Intellectual Property granted in the ordinary course of the operation of the Business, (v) with respect to the Leased Real Property: (a) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions pursuant to Applicable Laws, and (vi) any other Encumbrance that is immaterial with respect to the Purchased Asset which it encumbers.

      “Person” shall mean an individual, a corporation, a limited or general partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Personal Property” shall mean the equipment, furniture, leasehold improvements, machinery, computer hardware, motor vehicles, telephones, telephone systems and other tangible personal property owned by Seller and used in the Business as currently operated, including all of Seller’s rights to assignable warranties made by third parties to Seller, but excluding any personal property located at 11500 Cronridge Drive, Suite 110, Owings Mills, Maryland that is not used exclusively in the Business, other than personal property of Transferred Employees.

      “Prepaid Expenses” as of any date shall mean payments made by Seller or any of its Affiliates with respect to the Business or the Purchased Assets, which constitute prepaid expenses in accordance with GAAP.

      “Pre-Closing Statement ” shall have the meaning set forth in Section 3.4(a).

      “Principal Stockholder Agreement ” shall have the meaning set forth in the recitals.

      “Proxy Statement” shall mean the proxy statement to be sent to Seller’s stockholders in connection with the Seller Stockholders Meeting.

      “Public Reports” means the Company’s Exchange Act filings with the SEC since July 1, 2003.

      “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/ Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

      “Purchase Price” shall have the meaning set forth in Section 3.2.

      “Purchase Price Objection Notice” shall have the meaning set forth in Section 3.4(b).

      “Purchase Price Resolution Period ” shall have the meaning set forth in Section 3.4(b).

      “Purchased Assets” shall mean all right, title and interest in and to all assets used primarily in the Business (or, to the extent specified in the definitions of the defined terms used in the balance of this definition, used exclusively in the Business), other than the Excluded Assets, including, without limitation, (i) the Leased Real Property, (ii) the Personal Property, (iii) subject to Section 6.3(b), the Contracts and Permits, (iv) the Accounts Receivable, (v) the Division Intellectual Property, (vi) the Inventory, maintenance and operating supplies used in the Business as currently operated, (vii) the Prepaid Expenses and other current assets relating primarily to the Business, (viii) subject to Section 6.3(d), all rights and obligations of Seller in, to and under any trust or fiduciary agreements and lockboxes and lockbox accounts, specifically identified on Schedule 4.25, including all funds paid thereto, (ix) copies of all personnel records of Transferred Employees that are not prohibited by Applicable Laws from being transferred, (x) the Books and Records and (xi) defenses and claims of Seller to the extent related to the Purchased Assets and Assumed Liabilities.

      “Release” shall have the meaning provided under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601).

      “Required Seller Stockholder Vote” shall mean the affirmative vote by the holders of a majority of the outstanding shares of Seller’s common stock, par value $0.01 per share, consenting to the transactions contemplated by this Agreement.

      “SEC ” shall mean the Securities and Exchange Commission.

      “Seller” shall have the meaning set forth in the preamble.

      “Seller Board Recommendation” shall have the meaning set forth in Section 6.1(e)(ii).

      “Seller Employee Plans” shall have the meaning set forth in Section 4.10.

      “Seller 401(k) Plan” shall have the meaning set forth in Section 6.2(c)(iii).

      “Seller Product ” shall mean each of the products marketed, sold, licensed or otherwise distributed by Seller exclusively in connection with the Business.

      “Seller New Matters” shall have the meaning set forth in Section 6.3(c).

      “Seller Stockholders Meeting” shall have the meaning set forth in Section 6.1(c).

      “Seller’s Knowledge” shall mean, and be limited to, the actual knowledge after reasonable investigation of David Oros, David Reymann, Steven Bass, Frank Briganti and Kristie Scott, it being agreed and understood that none of such individuals is making any representations or warranties to Buyer and that such individuals shall have no liability to Buyer under this Agreement or as a result of their being named in this definition in connection with the matters covered in ARTICLE IV.

      “Service Contracts” shall mean all Contracts for service with respect to an Equipment Lease, including those Contracts for service that involve a remaining obligation or receipt in excess of $100,000 that are set forth on Schedule 1(c).

      “Straddle Period” shall mean any taxable year or period beginning before and ending after the Closing Date.

      “Superior Proposal ” shall mean an unsolicited, bona fide offer made by a third party for an Acquisition that is on terms that the board of directors of Seller determines, in its reasonable judgment, after consultation with its financial advisors and legal counsel, would, if consummated, be more favorable to Seller and Seller’s stockholders (taking into account such factors as Seller’s board of directors in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal) than the terms of the transactions contemplated by this Agreement, taking into account any change proposed by Buyer.

      “Target Net Working Capital ” shall mean $28,217,000.

      “Tax Assets” shall mean any refund, abatement or credit of, and all other assets comprising receivables or deferred assets or prepayments for, Taxes arising or resulting from Seller’s and its Affiliate’s conduct of the Business or ownership of the Purchased Assets for taxable periods ending on or before the Closing Date.

      “Tax Liabilities” shall mean all liabilities for Taxes arising or resulting from Seller’s and its Affiliate’s conduct of the Business or ownership of the Purchased Assets (including for the avoidance of doubt, any payroll, employment or withholding Taxes arising from or with respect to the exercise of stock options issued by the Seller or its Affiliates to Transferred Employees).

      “Tax Returns” shall mean all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

      “Taxes” (and with correlative meanings, “Tax” and “Taxable”) shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

      “Termination Fee” shall have the meaning set forth in Section 11.3.

      “Third Party Intellectual Property” shall have the meaning set forth in Section 4.9(c).

      “Trademark Assignment” shall mean the trademark assignment to be entered into between Seller and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

      “Trademarks” shall mean (i) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans used exclusively with any products or embodying associated goodwill of the Business related to such products, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto, in each case owned by or licensed to Seller and used with respect to the Purchased Assets or in the Business as currently operated.

      “Transfer Taxes” shall have the meaning set forth in Section 3.9.

      “Transferred Employees” shall have the meaning set forth in Section 6.2(c).

      “Transition Services Agreement ” shall mean the transition services agreement to be entered into between Seller or its Affiliates and Buyer in form and substance reasonably satisfactory to Buyer and Seller.

      “Unaudited Financial Statements” shall have the meaning set forth in Section 4.14(b).

      “WARN Act ” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

PURCHASE AND SALE OF THE ASSETS AND ASSUMPTION OF LIABILITIES

      Section 2.1     Purchase and Sale of Assets.

           (a)     Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey, transfer and deliver to Buyer as of the Closing Date, and Buyer agrees to purchase and take assignment and delivery from Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

           (b)     Seller shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in or to, the Excluded Assets.

           (c)     The transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liabilities of Seller unless Buyer expressly assumes any such Liabilities pursuant to Section 2.2 hereof.

      Section 2.2     Assignment and Assumption of Liabilities.

           (a)     Subject to and in accordance with the terms and conditions of this Agreement, Buyer will assume as of the Closing Date responsibility for the performance and satisfaction when due of the Assumed Liabilities.

           (b)     The liabilities and obligations of Seller and its Affiliates transferred to Buyer as of the Closing Date shall not include any Liability of Seller that is not an Assumed Liability and shall not include the Excluded Liabilities.

ARTICLE III

CLOSING

      Section 3.1     Closing. Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in ARTICLE VII, the closing and consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the second Business Day after receipt of the Required Seller Stockholder Vote or if all of the conditions set forth in ARTICLE VII have not been satisfied or waived as of such date, then the second Business Day after all such conditions have been satisfied or waived (such date being the “Closing Date”). The Closing shall occur at 10:00 a.m., Eastern Time, at the offices of Kirkland & Ellis LLP at 655 15th Street, NW, Suite 1200, Washington, DC 20005. The Parties shall use commercially reasonable efforts to satisfy all of the conditions set forth in ARTICLE VII (other than receipt of the Required Seller Stockholder Vote) prior to the Seller Stockholders Meeting and the Parties further agree that if they are unable to hold the Closing on or prior to the 20th day of a calendar month, they shall hold the Closing on the last Business Day of such calendar month.

      Section 3.2     Purchase Price. Subject to the terms and conditions set forth in this Agreement, Buyer agrees to pay at Closing to Seller the sum (subject to post-Closing adjustment pursuant to Section 3.4(b)) (the “Purchase Price”) of Twenty Five Million Dollars ($25,000,000) representing the aggregate consideration for the purchase and sale of the Purchased Assets.

      Section 3.3     Closing Payment. At Closing, Buyer shall pay to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller by written notice to Buyer. Seller shall designate such account in writing at least two (2) Business Days prior to the Closing Date.

      Section 3.4     Determination of Purchase Price and Adjustments to Purchase Price.

           (a)     No less than three (3) Business Days prior to the Closing Date, the Seller shall (i) prepare and deliver to Buyer a statement of assets and liabilities of the Business as of the end of the month immediately preceding the month in which the Closing occurs (the “Pre-Closing Statement”), (ii) include with the Pre-Closing Statement information showing what Closing Net Working Capital would be if the

Closing had occurred on such date, and (iii) provide Buyer with a certificate of its Chief Financial Officer stating that the Pre-Closing Statement and the accompanying calculation were prepared by Seller in good faith, and the Pre-Closing Statement was prepared in a manner consistent with Seller’s past practices, is consistent with the Books and Records and presents fairly the balance sheet items of the Business reflected thereon as of the date thereof.

           (b)     As soon as practicable (and in any event within forty-five (45) days following the Closing), Seller shall prepare and deliver to Buyer, (i) the Closing Statement, (ii) a statement (the “Closing Net Working Capital Statement”) setting forth Net Working Capital as of the close of business on the last day of the month for the month immediately preceding the month in which the Closing occurred unless the Closing occurred on the last Business Day of the month in which case the statement shall be as of the Closing Date (the “Closing Net Working Capital”), and (iii) all work papers and back-up materials relating thereto. Each Party shall bear their own costs and expenses of preparing the Closing Statement. Buyer shall assist Seller and its representatives in the preparation of the Closing Statement and shall provide Seller and its representatives access at all reasonable times to the personnel, properties, and Books and Records for such purpose. No changes shall be made in any reserve or other account existing as of the date of the Closing Statement except as required by GAAP. The Closing Statement and the Closing Net Working Capital Statement shall be conclusive and binding on the Parties hereto unless Buyer gives written notice to Seller of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (a “Purchase Price Objection Notice”) within sixty (60) days after its receipt of the Closing Statement and the Closing Net Working Capital Statement (but such notice shall not be due in any event before the 90th day after Closing). If Buyer delivers a Purchase Price Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If the Parties are unable to resolve all disputes in the Purchase Price Objection Notice, despite good faith negotiations, within thirty (30) days thereafter (the “Purchase Price Resolution Period”), then the Parties will, within thirty (30) days after the expiration of the Purchase Price Resolution Period, submit any such unresolved disputes to an independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Accounting Firm”). Buyer and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer or its representatives or Seller or its representatives. Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. The fees and expenses of the Independent Accounting Firm shall be borne equally by the Parties. The Closing Net Working Capital reflected in the Closing Net Working Capital Statement, as revised to reflect the resolution of any and all disputes by the Parties and/or the Independent Accounting Firm, shall be deemed to be the Closing Net Working Capital. The “Adjustment Amount ”(which may be a positive or negative number) shall equal the amount determined by subtracting the Target Net Working Capital from the Closing Net Working Capital. If the Adjustment Amount is positive, the Adjustment Amount shall be paid by Buyer via wire transfer of immediately available funds to the bank account designated in writing by Seller. If the Adjustment Amount is negative, an amount equal to the absolute value of the Adjustment Amount minus the lesser of (i) $650,000 or (ii) the absolute value of the Adjustment Amount shall be paid by Seller via wire transfer of immediately available funds to the bank account designated in writing by Buyer. All payments shall be made together with interest at the rate of 6% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within five (5) Business Days after the calculation of the Closing Net Working Capital becomes binding and conclusive on the Parties, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 3.4(b).

      Section 3.5     Effective Time Adjustments.

           (a)     If and only if the Closing Date does not occur on the last Business Day of the month, within forty-five (45) days after the Closing, Seller shall prepare and deliver to Buyer a statement and supporting schedules (the “Effective Time Statement ”) setting forth all of the cash received by Seller with respect to the Business during the Interim Period (collectively, the “Effective Time Receipts”) and all cash payments made by Seller or its Affiliates with respect to the Business, except for those payments relating to Excluded Liabilities or related party payments to Seller or its Affiliates during the Interim Period (collectively, the “Effective Time Payments”). The “Effective Time Adjustment Amount” (which may be a positive or negative number) shall equal the amount determined by subtracting the Effective Time Payments from the Effective Time Receipts. If the Effective Time Adjustment Amount is positive, Seller shall pay Buyer such positive amount via wire transfer of immediately available funds to the bank account designated in writing by Buyer. If the Effective Time Adjustment Amount is negative, Buyer shall pay Seller such amount via wire transfer of immediately available funds to the bank account designated in writing by Seller. Any payment required under this Section 3.5(a) shall be paid within five (5) Business Days after the Effective Time Statement becomes final, binding and conclusive in accordance with Section 3.5(b).

           (b)     The costs and expenses of preparing the Effective Time Statement shall be borne by Seller. The Effective Time Statement shall be conclusive and binding on the Parties unless the Buyer gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (an “Effective Time Statement Objection Notice”) to Seller within sixty (60) days after its receipt of the Effective Time Statement. If the Buyer delivers an Effective Time Statement Objection Notice as provided above, the Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If the Parties are unable to resolve all disputes reflected in the Effective Time Statement Objection Notice, despite good faith negotiations, within thirty (30) days thereafter (the “Effective Time Statement Resolution Period”), then the Parties will, within thirty (30) days after the expiration of the Effective Time Statement Resolution Period, submit any such unresolved disputes to the Independent Accounting Firm. Buyer and Seller shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer or its representatives or Seller or its representatives. Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and Seller within thirty (30) days after the submission of the unresolved disputes to the Independent Accounting Firm, shall be final, binding and conclusive on the Parties. All payments shall be made together with interest at the rate of 6% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. The fees and expenses of the Independent Accounting Firm shall be borne equally by the parties. Calculations under this Section 3.5 shall be separate and distinct from the calculations made under Section 3.4(b).

      Section 3.6     Deliveries By Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

           (a)     the Purchase Price;

           (b)     the executed certificate required to be delivered pursuant to Section 7.2(c);

           (c)     all Ancillary Agreements duly executed by Buyer; and

           (d)     such other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and Seller, as are required to effectively vest in Buyer all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of any and all Encumbrances, except for the Permitted Encumbrances.

      Section 3.7     Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered by its Affiliates, to Buyer the following:

           (a)     the executed certificate required to be delivered pursuant to Section 7.3(c);

           (b)     all Ancillary Agreements duly executed by Seller; and

           (c)     such other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, assignment, conveyance and transfer, in form and substance reasonably satisfactory to Buyer and Seller, as are required to effectively vest in Buyer all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of any and all Encumbrances, except for the Permitted Encumbrances.

      Section 3.8     Tax Allocations. Within thirty (30) days after the final determination of the Closing Net Working Capital, Seller shall prepare and deliver to Buyer a schedule allocating the Purchase Price (and any other items or amounts that are required for federal income tax purposes to be included in the Purchase Price), among the Purchased Assets under the principles of Code Section 1060 and regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (such schedule and the allocations it contains, the “Allocation”). The Allocation shall be binding and conclusive and deemed accepted by Buyer, unless Buyer shall have notified Seller in writing of any objections thereto within twenty (20) Business Days after delivery of the Allocation, specifying in reasonable detail each item on the Allocation that Buyer disputes. Upon receipt of such objections, Seller and Buyer shall resolve the differences following the dispute resolution procedures (including the time periods) set forth in Section 3.4(b) for the Closing Statement. Buyer and Seller shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation and shall not voluntarily take a position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any governmental authority or any other proceedings). Buyer and Seller shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required with respect to such Allocation.

      Section 3.9     Transfer Taxes. All stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid equally by Buyer and Seller, and except to the extent required to be filed by Seller, Buyer shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes. The provisions of this Section 3.9 and no other provision, shall govern the economic burden of Transfer Taxes.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

      Subject to the exceptions and limitations set forth in this ARTICLE IV and the matters set forth on the Schedules as may be supplemented or updated pursuant to this Agreement, Seller represents and warrants to Buyer as follows.

      Section 4.1     Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to operate the Business as currently operated. Seller is duly qualified in each jurisdiction set forth on Schedule 4.1 in which the ownership of property or the conduct of its business requires such qualification.

      Section 4.2     Corporate Authorization. Seller has full power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms set forth therein. This Agreement has been duly executed and delivered by Seller and, assuming the due execution of this Agreement by Buyer, this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles. All requisite corporate action on the part of Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is or will be a party subject only to the approval of this Agreement and the sale of the Business by Seller’s stockholders as contemplated by Section 6.1(e)(i).

      Section 4.3     Sufficiency of Assets. Except as set forth on Schedule 4.3, the Purchased Assets constitute all of the assets (tangible and intangible) and all of the property (real and personal) of any nature whatsoever necessary to conduct the Business as currently operated. The Purchased Assets, together with the assets set forth on Schedule 4.3 and the rights granted through the Ancillary Agreements, constitute all of the assets that are used in the Business. The tangible Purchased Assets are free from material defects, have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear. The Purchased Assets, together with the rights granted by Seller to Buyer through the Ancillary Agreements, constitute all assets necessary to enable Buyer to conduct the Business as presently conducted by Seller.

      Section 4.4     Consents. Except as set forth on Schedule 4.4, no consent, approval of or by, or filing with or notice to any Governmental Authority is required by or with respect to Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions provided for hereby.

      Section 4.5     No Breach. Except as set forth on Schedule 4.5, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) breach, contravene, conflict with or cause a default under (with or without the giving of notice or lapse of time) the articles of incorporation or bylaws of Seller, (b) breach, contravene, conflict with or cause a default under (with or without the giving of notice or lapse of time) any Material Contract to which the Seller is a party or is bound or to which any of the Purchased Assets are subject, (c) result in the creation of an Encumbrance, other than Permitted Encumbrances, on either the Purchased Assets or the Business, (d) conflict with or violate in any material respect any material Legal Requirement applicable to Seller or the Purchased Assets or (e) result in the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, Seller of any severance, termination, “golden parachute” or other similar payment, whether pursuant to a Contract or Applicable Law.

      Section 4.6     Title to Property. Except as set forth in on Schedule 4.6, at the Closing, Seller will convey and Buyer will acquire good, valid and marketable title to, or a valid leasehold or subleasehold interest in, the Purchased Assets, free and clear of any and all Encumbrances (including any and all claims that may arise by reason of the execution, delivery or performance by Seller of this Agreement) other than the Permitted Encumbrances.

      Section 4.7     Permits. Seller possesses all material Permits necessary for the operation of the Business as currently operated by Seller. Schedule 4.7 contains a complete list of all Permits held by Seller used in the Business as currently operated, the date of expiration of each Permit, and whether each such Permit is transferable. Copies of such Permits have been made available to Buyer. Seller (and not any third Person or Affiliate of Seller) is the authorized and legal holder of all Permits. The Permits constitute all of the licenses, permits or authorizations necessary to entitle the Seller to carry on the Business in all material respects as currently conducted. Except as related to any applications for Permits, the Permits are in full force and effect, and the Business has been conducted in compliance with the Permits in all material respects. To the Knowledge of Seller, there is no proceeding pending to revoke, suspend or adversely modify any of the Permits in any material respect.

      Section 4.8     Litigation; Orders. Except as set forth on Schedule 4.8, (a) there is no action, suit, arbitration or regulatory proceeding or claim pending, or, to Seller’s Knowledge, threatened against the Business or the Purchased Assets and (b) there are no decrees, injunctions, liens, orders or judgments of or with any court or governmental department or agency outstanding against Seller or any of its Affiliates relating to or affecting the Purchased Assets or the Business.

      Section 4.9     Intellectual Property.

           (a)     Seller owns, or has the right to use, all Intellectual Property used in the Business as currently conducted by Seller, free of any Encumbrances (other than any Permitted Encumbrances). Schedule 4.9(a) lists (i) all Patent and Copyright registrations owned by Seller and used in the Business, (ii) all Trademarks owned by Seller and used in the Business, and (iii) all computer software owned by Seller and used exclusively in the Business and hardware designed specifically for use in the Business (collectively, with the Other IP, the “Division Intellectual Property”). All Patents and Trademarks and Copyrights included in the Division Intellectual Property are valid and subsisting, and all maintenance fees relating thereto have been paid in a timely fashion.

           (b)     To Seller’s Knowledge, no third party has infringed or misappropriated any Division Intellectual Property.

           (c)     Schedule 4.9(c) contains an accurate list as of the date of this Agreement of all licenses or other agreements related to Intellectual Property and used in the Business (collectively, “Third Party Intellectual Property”) other than (i) so-called “off-the-shelf” shrinkwrap, clickwrap or directly out-of-package computer software programs, (ii) software with a replacement cost of less than $10,000 or (iii) Public Software. Seller is not in material breach of any such license or other agreement.

           (d)     The Business (including but not limited to the sale of Seller Products) as currently conducted does not infringe or misappropriate any intellectual property owned or used by any third party, and Seller has not to its Knowledge received any notice of the foregoing.

           (e)     Except as set forth in Schedule 4.9(e), no Public Software has been incorporated into any Seller Product.

           (f)     Seller has taken all steps reasonably necessary to protect the trade secrets and other confidential information relating to the Business and Division Intellectual Property.

           (g)     The use of the Division Intellectual Property by Seller does not, and the use of the Division Intellectual Property by Buyer after the Closing in the same manner will not, infringe upon the intellectual property rights of any Person under any Law. Seller is not in default and, to the Knowledge of Seller, no third Person is in default under, any license, sublicense or agreement by which Seller holds or has given to others the right to use any Division Intellectual Property.

           (h)     Except pursuant to an agreement set forth on Schedule 4.9(c), (or excluded from such schedule pursuant to Section 4.9(c)(i)-(iii) or as set forth on Schedule 4.9(h), Seller does not owe any royalties or other payments with respect to third parties in respect of any Intellectual Property used in the Business, and any royalties or other payments that have occurred prior to the Closing have been paid.

      Section 4.10     Employee Benefits Plans.

           (a)     Schedule 4.10 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes on behalf of employees of the Business (“Seller Employee Plans”). To Seller’s Knowledge, each such Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and complies in all respects with the applicable requirements of ERISA, the Code, and other Applicable Laws. Buyer has received true and correct copies of the Seller Employee Plans.

           (b)     None of such Employee Benefit Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA, a “defined benefit plan,” as defined in Section 3(35) of ERISA, or a plan subject to Section 412 of the Code.

           (c)     No event has occurred and no condition exists, with respect to any Seller Employee Plan or other Employee Benefit Plan maintained or contributed to by Seller or any Affiliate thereof, that has subjected or could subject Buyer, any Affiliate of Buyer or any plan maintained thereby, to any obligation, Tax, fine, penalty or other liability upon and after the Closing. Without limiting the foregoing, no Seller Employee Plan or other Employee Benefit Plan maintained or contributed to by Seller or any Affiliate thereof will be directly or indirectly binding upon Buyer or any Affiliate thereof after the Closing.

           (d)     Seller’s 401(k) plan and its trust intended to qualify under Section 501(a) of the Code have obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its tax-qualified status from the Internal Revenue Service.

           Section 4.11     Taxes. Except as disclosed on Schedule 4.11, Seller has filed all Tax Returns that it was required to file, each of which were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid or adequately reserved for. Except as set forth on Schedule 4.11, no action, suit, proceeding or audit is pending against or with respect to the Business regarding Taxes and Seller has not waived any statue of limitations in respect of Taxes or requested any extension of time within which to file any Tax Return that has not been filed. Seller is not a foreign person as defined in Section 1445(b)(2) of the Code and the regulations thereunder.

      Section 4.12     Environmental Matters. Except as set forth on Schedule 4.12: (i) Seller is in material compliance with and has materially complied with all Environmental Laws; (ii) without any limitation to the foregoing, Seller has obtained and is in material compliance with all Permits required under Environmental Laws to conduct the Business; (iii) Seller has not received any written notice, report or other information from any Governmental Entity regarding any material violation of, or any material liabilities (including any material investigatory, remedial or corrective obligations) arising under, any Environmental Laws. Seller has not, and to the Knowledge of Seller, no third Person has caused any Release of Hazardous Materials at, on, under or from any real property operated or leased by Seller that has given rise to, or is reasonably expected to give rise to, a material liability of Seller under any Environmental Law. Seller has delivered to Buyer true and correct copies of all current environmental reports in Seller’s possession with respect to the Business or any real property operated or leased by Seller.

      Section 4.13     Compliance with Legal Requirements. Except as set forth on Schedule 4.13, Seller is in material compliance with all material Legal Requirements that are applicable to the conduct or operation of the Business or the ownership of the Purchased Assets. Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to the Business.

      Section 4.14     Financial Statements.

           (a)     Each of the consolidated financial statements (including, in each case, any notes thereto and segment information included therein) contained in the Seller’s Annual Report on Form 10-K for the year ended December 31, 2003 and Seller’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2004 were prepared in accordance with GAAP (except in each case as described in the notes thereto) applied on a consistent basis throughout the periods indicated and each presented fairly the financial position of Seller and its subsidiaries on a consolidated basis, as at the respective dates thereof and its results of operations, stockholders’ equity and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments and the absence of footnotes).

           (b)     Seller has provided to Buyer an unaudited statement of assets and liabilities and a statement of revenue and direct operating expenses for the Business (excluding certain corporate overhead and non-cash charges) as of and for the year ended December 31, 2003 and as of and for the quarter ended March 31, 2004 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements are set forth on Schedule 4.14(b), and the Unaudited Financial Statements (i) have been prepared from information contained in the Books and Records, (ii) have been prepared in accordance with GAAP, except as otherwise provided on Schedule 4.14(b)(i) and (iii) are true and correct in all material respects and fairly present the financial operations of the Business by Seller as of the dates and for the periods indicated therein.

      Section 4.15     Employees. Schedule 4.15 lists all of Seller’s employees, independent contractors and consultants used in connection with the Business as currently operated. Except as set forth on Schedule 4.15, none of the individuals employed by Seller is on a long-term leave of absence. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute in the past three years. There are no material claims, complaints, charges, investigations or proceedings pending or, to Seller’s Knowledge, reasonably expected or threatened, between Seller, on the one hand, and any Employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortuous conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage.

      Section 4.16     Filings with the SEC. None of the Public Reports, as of their respective dates, contained with respect to the Purchased Assets, the Assumed Liabilities, or the Business any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      Section 4.17     Broker’s Fees. No agent, broker, firm or other Person acting on behalf of Seller is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except for Friedman, Billings, Ramsey & Co., Inc., whose fees and expenses will be paid by Seller.

      Section 4.18     Inventory. The Inventory does not include items that are obsolete, damaged or slow moving, for which reserves have not been established in accordance with GAAP. The Inventory is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the ordinary course of the Business consistent with Seller’s past practice. The Inventory is valued on the Books and Records at the lesser of cost or fair market value net of reserves recorded in accordance with GAAP. Inventory now on-hand that was purchased after March 31, 2004 was purchased in the ordinary course of business by Seller at a cost not exceeding market prices prevailing at the time of purchase.

      Section 4.19     Absence of Certain Changes. Since March 31, 2004, Seller has conducted the Business in the ordinary and usual course consistent with past practice and, without limiting the generality of the foregoing, has not:

           (a)     suffered any Material Adverse Effect;

           (b)     suffered any material damage, destruction or loss, whether or not covered by insurance, in the Business or the Purchased Assets;

           (c)     effected any acquisition, sale or transfer of any material asset used primarily in the Business other than in the ordinary course of business and consistent with past practice;

           (d)     effected any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) with respect to the Business, except as required by changes in GAAP;

           (e)     entered into any contract or agreement that would be a Material Contract, other than in the ordinary course of business, or terminated or defaulted under any Material Contract to which Seller is a party or by which it is bound;

           (f)     granted any license or covenant not to sue with respect to the Division Intellectual Property, except in the ordinary course of business;

           (g)     permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance);

           (h)     with respect to the Business or the Contracts, incurred any contingent Liability as guarantor or otherwise with respect to the obligations of others;

           (i)     incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Business, in each case that may bind or obligate Buyer or any of its Affiliates in any way or as a result of the consummation of the transactions contemplated hereby;

           (j)     made any loan, advance or capital contribution to or any investment in any Person in connection with the Business, in each case that may bind or obligate Buyer or any of its Affiliates in any way upon or as a result of the consummation of the transaction contemplated hereby;

           (k)     instituted or settled any action, suit, arbitration or regulatory proceeding other than in the ordinary course of business and consistent with past practice;

           (l)     canceled or agreed to cancel any debts or claim other than in the ordinary course of business consistent with past practice;

           (m)     (i)     increased the rate of compensation payable or to become payable to any individual set forth on Schedule 4.15 or (ii) granted any bonus, incentive compensation, service award or other like benefit, contingent or otherwise, to the credit of any individual set forth on Schedule 4.15, in each case other than in the ordinary course of business consistent with past practice;

           (n)     agreed to take any action described in this Section 4.19 or outside of its ordinary course of business.

      Section 4.20     Material Contracts.

           (a)     Schedule 4.20 contains a complete and correct list of the following Contracts to which Seller is a party or by which the Seller is bound (collectively, the “Material Contracts”):

                (i)     all Contracts between Seller and the top thirty (30) revenue-producing customers of the Business as determined based on subscriber revenues generated and based on units shipped during the first quarter of fiscal year 2004 and the top thirty (30) revenue customers for the fiscal year 2003;

                (ii)     all Contracts for the future purchase of supplies, products or raw materials involving a remaining obligation in excess of $100,000;

                (iii)     all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for borrowed money and guarantees of obligations for borrowed money which relate to the Business;

                (iv)     all Contracts for capital expenditures with remaining obligations in excess of $100,000 each;

                (v)     all joint venture, partnership, and other Contracts involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person;

                (vi)     all Contracts containing covenants that in any way purport to limit the freedom of the Seller to engage or to compete with any Person or any acquisition agreement with ongoing indemnification obligations that in each case would bind or obligate Buyer or any of its Affiliates as a result of the consummation of the transactions contemplated hereby;

                (vii)     any other agreement material to the Business, the performance of which involves aggregate payments in excess of $100,000;

                (viii)     any agreement to sell, lease or otherwise dispose of any Purchased Assets other than in the ordinary course of business;

                (ix)     any agreement pursuant to which the Business advances funds to make payments on behalf of its customers;

                (x)     intercompany agreements to which Seller is a party or is otherwise bound and that will continue following the Closing Date;

                (xi)     employment or bonus agreements, including collective bargaining agreements, with individuals set forth on Schedule 4.15, and any agreement with any individual set forth on Schedule 4.15 that (A) provides for the payment of severance upon the termination of employment of any such individual, (B) is in the nature of a stay bonus or retention bonus, (C) provides for a payment upon change of control or (D) provides for a loan to any such individual from Seller or a loan from any such individual to Seller;

                (xii)     each power of attorney of Seller that is currently outstanding and effective and relates to the Business; and

                (xiii)     each Contract set forth on Schedule 4.22.

           (b)     Each of the Material Contracts is valid, binding and in full force and effect and enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditor’s rights generally and general equitable principles. Neither Seller, nor, to Seller’s Knowledge, any other party, is in default under any Material Contract, and there are no existing disputes or written claims of default relating thereto, or to Seller’s Knowledge, any facts or conditions which, if continued, are reasonably likely to result in a default or claim of default thereunder. No party to any Material Contract has notified Seller that it intends to cancel, withdraw, modify or amend such Material Contract.

      Section 4.21     Insurance. Seller maintains insurance policies relating to the Business or the Purchased Assets providing coverage described in Schedule 4.21. All of such policies are in full force and effect, and Seller is not in default with respect to any material provision of any of such policies. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it. There is no claim pending under any of such policies or bonds with respect to the Business or the Purchased Assets. Seller has no Knowledge of any threatened termination of any of such policies.

      Section 4.22     Facilities. Schedule 4.22 provides an accurate and complete list of the current Facilities. Seller has provided Buyer true and complete copies of the Leases for any Leased Real Property. Except as set forth in Schedule 4.22, there exists no material event of default by Seller (nor any event which with notice or lapse of time would constitute an event of default by Seller) with respect to any Lease for any Leased Real Property, and there exists no material event of default by any of the other parties thereto (nor any event which with notice or lapse of time would constitute an event of default by any of the other parties thereto) with respect to any such Lease. Seller has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, other than the Permitted Encumbrances. To Seller’s Knowledge, the Facilities, and any improvements Seller has constructed in the Facilities, are in compliance in all material respects with all Applicable Laws with respect to or affecting the Facilities. Seller does not own any of the Facilities.

      Section 4.23     Accounts Receivable; Accounts Payable.

           (a)     All Accounts Receivable represent (or, if arising after the date of this Agreement, will represent) valid obligations arising from transactions actually made or services actually performed in the ordinary course of the Business and were prepared in accordance with GAAP. Neither the Seller nor any of its respective Affiliates has received written notice of, nor to Seller’s Knowledge is there, any contest, claim, defense or right of set-off related to any Accounts Receivable, other than returns in the ordinary and usual course of the Business. Except for the Accounts Receivable, neither Seller nor any of its Affiliates has extended any credit to any Person. All reserves for bad debt shown on the Most Recent Statement are reflected properly in accordance with GAAP.

           (b)     All Accounts Payable represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of the Business in accordance with GAAP.

      Section 4.24     Customers and Suppliers. Schedule 4.24(i) sets forth a true and complete list of the top 30 customers of the Business based on each of (a) subscriber service revenue and (b) units shipped for the calendar year ended December 31, 2003 and for the quarter ended March 31, 2004. There are no outstanding material disputes with any customer or supplier of the Business, and no customer or supplier has indicated in writing, or, to the Knowledge of Seller, orally that it will not do business with, materially reduce its business with, or materially change the terms on which it does business with the Business in the future, except as set forth on Schedule 4.24(i). Schedule 4.24(ii) sets forth the aggregate number of all subscribers as of January 1, 2003 and the aggregate number of additions and terminations as of December 31, 2003. Additionally, Schedule 4.24(iii) sets forth the aggregate number of all subscribers as of January 1, 2004 and the aggregate number of additions and terminations as of March 31, 2004. Schedule 4.24(iv) sets forth a true complete list of the top 15 suppliers.

      Section 4.25     Bank, Money Market and Brokerage Accounts. Schedule 4.25 sets forth a true and correct list showing the name and address of each banking institution, mutual fund or stock brokerage firm with which Seller has an account, safe deposit or lockbox related to the Business, the account numbers or box numbers relating thereto, and the name of each Person authorized to draw thereon or to have access thereto. All debtors of the Business have been instructed in writing to make payments owed to Seller or the Business to such accounts or lockboxes, and there are no other lockboxes related to the Business.

      Section 4.26     Books and Records. Seller has made and kept (and given Buyer access to) the Books and Records which, in reasonable detail, accurately and fairly reflect in all material respects the activities and transactions of the Business as currently operated. Seller makes no representation or warranty with respect to the Confidentiality Agreements, except that as of Closing Seller will have made a good faith effort to provide Buyer with true and correct copies of such Confidentiality Agreements.

      Section 4.27     Product Defects; Product Warranties. Except as described on Schedule 4.27(a): (a) products sold, leased or delivered, or service provided, by Seller in the Business have been in material conformity with all applicable Contractual commitments and all express and implied warranties, and (b) Seller does not have any Liability that would be material, individually or in the aggregate, (and there is no pending or, to the Seller’s Knowledge, threatened Claim that could reasonably be expected to give rise to any such material Liability), for replacement or repair thereof or other Losses in connection therewith, subject to the reserve for product warranty set forth on the Most Recent Statement, as adjusted for operations and transactions through the Closing Date. Schedule 4.27(b) includes a sample of standard terms and conditions of sale or lease for Seller Products.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

      Subject to the exceptions and limitations set forth in this ARTICLE V and the matters set forth on the Schedules as may be supplemented or updated pursuant to this Agreement, Buyer represents and warrants to Seller as follows.

      Section 5.1     Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own, lease and operate its properties and to operate its business. Buyer is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification.

      Section 5.2     Authorization. Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is or will be a party have been duly and validly approved and authorized by the board of directors of Buyer. No authorization or approval, corporate, governmental or otherwise, is necessary in order to enable Buyer to enter into and to perform the terms of this Agreement or the Ancillary Agreements on its part to be performed, except for filings under applicable securities laws. This Agreement is and the Ancillary Agreements, when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditor’s rights generally and general equitable principles.

      Section 5.3     No Breach. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with Buyer’s certificate of incorporation or by-laws or (b) violate any order, injunction, judgment, decree or award, or federal, state, local or foreign law, ordinance, statute, rule or regulation to which Buyer is subject or by which Buyer or its properties may be bound.

      Section 5.4     Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser experienced in the evaluation and purchase of assets such as the Business. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or Purchased Assets or the future business and operations thereof.

      Section 5.5     Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      Section 5.6     Availability of Funds. At the Closing, Buyer shall have sufficient cash to enable it to satisfy its obligations hereunder.

ARTICLE VI

COVENANTS

      Section 6.1     Covenants of Seller. Seller covenants and agrees as follows:

           (a)     Access and Information. Upon reasonable notice, Seller shall grant, or cause to be granted to, Buyer and its counsel, accountants, consultants, financing sources and other authorized representatives, during the period between the date of this Agreement and the Closing Date, reasonable access, in a manner that does not unreasonably interfere with the normal operations of the Business, during normal business hours to the Purchased Assets and the Books and Records and other information relating to the operations of the Business. From the date of this Agreement through the Closing Date, Seller shall furnish, or cause to be furnished, to Buyer all data and information concerning the Purchased Assets and the Business which may reasonably be requested by Buyer and shall make available, or cause to be made available, such personnel of Seller as may reasonably be requested for the furnishing of such data. From the date of this Agreement through the Closing Date, except as otherwise approved in advance by Seller, Buyer shall not contact or communicate with any employee, customer of or supplier to the Business without Seller’s prior consent, which shall not be unreasonably withheld. All information provided under this Section 6.1(a) shall be treated as confidential in accordance with Section 6.2(a).

           (b)     Continued Operation of Business. Except as provided on Schedule 6.1(b), or as expressly required or contemplated by the terms of this Agreement or unless Seller obtains Buyer’s prior written approval, until the Closing Date, Seller shall (x) operate the Business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to maintain satisfactory relationships with employees, suppliers, customers and others having professional relationships with the Business and (z) use commercially reasonable efforts to maintain the Purchased Assets in reasonably good operating condition, normal wear and tear excepted. Without Buyer’s prior written approval, until the Closing Date, Seller shall not:

                (i)     enter into any new, or amend any existing, severance agreement, deferred compensation or arrangements, plans or programs for the benefit of any individual set forth on Schedule 4.15 or grant any individual set forth on Schedule 4.15 an increase in employee compensation other than in the ordinary course of business or pursuant to a promotion consistent with past practice;

                (ii)     pay liabilities of the Business other than in the ordinary course of business consistent with past practice;

                (iii)     delay or postpone the payment of accounts payable or other liabilities of the Business other than in the ordinary course of business consistent with past practice;

                (iv)     enter into any contract or agreement that would be a Material Contract, other than in the ordinary course of business, or terminate, amend or take any action that would result in a material default under any Material Contract to which Seller is a party or by which it is bound;

                (v)     allow any of the Purchased Assets to be subjected to any Encumbrance of any kind, other than a Permitted Encumbrance;

                (vi)     sell, lease, transfer or assign any of the Purchased Assets other than in the ordinary course of business consistent with past practice;

                (vii)     make any capital or operating expenditures (or any series thereof) or commitments therefore with respect to the Business in excess of $50,000 individually or $100,000 in the aggregate;

                (viii)     incur, assume or guarantee any indebtedness for borrowed money with respect to the Business, in each case that may bind or obligate Buyer or any of its Affiliates in any way or as a result of the consummation of the transactions contemplated hereby;

                (ix)     make any loan, advance or capital contribution to or any investment in any Person in connection with the Business, in each case that may bind or obligate Buyer or any of its Affiliates in any way upon or as a result of the consummation of the transaction contemplated hereby;

                (x)     institute or settle any activity, suit, arbitration or regulatory proceeding;

                (xi)     cancel or agree to cancel any debts or claim in an amount not to exceed the lesser of $10,000 and 50% of the applicable outstanding debt or claim, (provided that any such cancellation or agreement is in the ordinary course of business consistent with past practice);

                (xii) (A) increase the rate of compensation payable or to become payable to any individual set forth on Schedule 4.15, (B) grant any bonus, incentive compensation, service award or other like benefit, contingent or otherwise, to or to the credit of any individual set forth on Schedule 4.15, or (C) pay any severance or termination pay to any individual set forth on Schedule 4.15; or

                (xiii) commit to take any action described in this Section 6.1(b).

           (c)     No Solicitation.

                (i)     Seller hereby agrees not to, and shall cause its representatives not to: (A) solicit, initiate, assist or encourage the making by any Person (other than the Parties to this Agreement) of any Acquisition Proposal or (B) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to, any Acquisition Proposal; provided, however, that (x) neither Seller nor its representatives shall be in any way limited or restricted from discussing or negotiating, or otherwise taking any of the actions contemplated by subclauses (A) or (B) of this Section 6.1(c)(i) with respect to any transaction or proposal that does not involve the Business or the Purchased Assets or that does not prevent Seller from completing the transactions contemplated by this Agreement (a “Non-Competing Transaction”), (y) this Section 6.1(c) shall not be applicable in any respect to a transaction or proposal that is a Non-Competing Transaction (and any such transaction or proposal shall not be deemed to be an “Acquisition Proposal ” for any purpose under this Agreement), and (z) for the avoidance of doubt, in no event shall any payment be required under Section 11.3 as a result of any actions by Seller or any of its representatives that are with respect to a Non-Competing Transaction and that do not prevent or frustrate Seller’s ability to complete the transactions with Buyer contemplated hereby; provided, further, that prior to the receipt of the Required Seller Stockholder Vote, this Section 6.1(c) shall not prohibit Seller from furnishing nonpublic information regarding Seller to, or entering into discussions with, any Person in response to a Superior Proposal if (1) neither Seller nor any representative of Seller shall have violated any of the restrictions set forth in this Section 6.1(c), (2) the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel and financial advisors, that such action is required in order for the board of directors of Seller to comply with its fiduciary obligations to Seller’s stockholders under Applicable Law, and (3) at least two (2)-Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Seller gives Buyer written notice of the receipt of a Superior Proposal specifying the material terms of such Superior Proposal and the identity of the Person making such Superior Proposal. Buyer shall have two (2) Business Days following receipt of written notice of the Superior Proposal to provide Seller with written notice of the terms of its revised offer. Seller shall not change the Seller Board Recommendation as a result of such Superior Proposal or enter into any binding agreement with respect to such Superior Proposal prior to the expiration of such two (2) Business Day period, and Seller shall postpone or adjourn the Seller Stockholders Meeting, as necessary, to permit Buyer to revise its offer as permitted by this Section 6.1(c).

                (ii)     Seller shall promptly advise Buyer of the material terms of any Acquisition Proposal and the identity of the Person making the Acquisition Proposal that is made or submitted by any Person prior to Closing. Seller shall keep Buyer reasonably informed on a prompt basis of the status and details of any Acquisition Proposal.

           (d)     Proxy Statement. As promptly as practicable after the date of this Agreement, Seller shall prepare and cause to be filed with the SEC the Proxy Statement. Seller shall cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and shall respond promptly to any comments of the SEC or its staff. Buyer shall promptly furnish to Seller all information concerning Buyer that may be required or reasonably requested by Seller in connection with the preparation of the Proxy Statement or of responses to comments from the SEC or its staff. Buyer and its counsel shall be given an opportunity to review and comment on the Proxy Statement and any comments thereto by the SEC or its staff prior to any filing with the SEC. If Seller becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then Seller shall promptly inform Buyer thereof and shall file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of Seller.

           (e)     Stockholders’ Meeting.

                (i)     Seller shall take all action necessary under all Applicable Laws to call, give notice of and hold a meeting of the holders of Seller’s common stock to vote on a proposal to approve this Agreement and the sale of the Business (the “Seller Stockholders Meeting”). Seller shall use commercially reasonable efforts to hold the Seller Stockholders Meeting as close to the end of a month as permitted by the Seller’s charter and bylaws, Applicable Law and the applicable requirements of the rules and regulations of the Nasdaq National Market, in order to allow for the Closing to occur on the last Business Day of such month. Seller shall use its commercially reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and the approval of the sale of the Business from Seller’s stockholders. The Seller Stockholders Meeting shall be held (on a date selected by Seller) within a reasonable time period after the Agreement is executed by both Parties. Seller shall ensure that all proxies solicited in connection with Seller Stockholders Meeting are solicited in compliance with all Applicable Laws.

                (ii)     Subject to Section 6.1(e)(iii), (A) the Proxy Statement shall include a statement to the effect that the board of directors of Seller unanimously recommends that Seller’s stockholders vote to approve this Agreement and the Sale of the Business at the Seller Stockholders Meeting (the “Seller Board Recommendation”) and (B) the Seller Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution by the board of directors of Seller or any committee thereof to withdraw or modify the Seller Board Recommendation in a manner adverse to Buyer shall be adopted or proposed.

                (iii)     Notwithstanding anything to the contrary contained in Section 6.1(e), at any time prior to the adoption of this Agreement by the Required Seller Stockholder Vote, the Seller Board Recommendation may be withdrawn or modified in a manner adverse to Buyer if: (A) an Acquisition Proposal is made to Seller and is not withdrawn; (B) subject to Section 6.1(c), Seller’s board of directors determines in good faith that the Acquisition Proposal constitutes a Superior Proposal, and after having taken into account the advice of Seller’s outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Seller Board Recommendation is required in order for Seller’s board of directors to comply with its fiduciary obligations to Seller’s stockholders under Applicable Law; and (C) neither Seller nor any of its representatives shall have violated any of the restrictions set forth in Section 6.1(c).

           (f)     Confidentiality. Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or as required by other requirements of Applicable Law or applicable requirements of the Nasdaq National Market, all confidential documents and information concerning Buyer or any of its Affiliates that are furnished to Seller or its Affiliates and all confidential information regarding the Business, the Purchased Assets or the Assumed Liabilities, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer or any of its subsidiaries or any other Person not under a non-disclosure or confidentiality obligation in favor of Buyer or any of its subsidiaries; provided, that Seller may disclose such information (A) to its employees and representatives who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially and (B) to defend any claim asserted against Seller or assert any claim that may be available to Seller. Seller shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, Seller and its Affiliates will, and will use their reasonable best efforts to cause their respective employees and representatives to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or its Affiliates or on their behalf from Buyer in connection with this Agreement that are subject to such confidence.

           (g)     Nonsolicitation of Employees. During the two (2) years immediately following the Closing Date, Seller shall not, and shall not cause its Affiliates, to directly or indirectly employ, solicit or entice away any Transferred Employee or any employee of the Business; provided that Seller and its Affiliates may engage in general solicitations not specifically directed at Transferred Employees or Employees of the Business and may employ any such person who approaches Seller or any of its Affiliates without having been solicited or enticed away from the Buyer in violation of this Section 6.1(g).

           (h)     Non-Competition. For a period of two (2) years following the Closing Date, Seller shall not, and shall cause its direct and indirect subsidiaries not to, engage anywhere in the United States in the business of providing wireless and mobile data solutions for the transportation industry; provided, first, that this Section 6.1(h) shall not limit in any way the right or ability of Seller or any of its Affiliates to continue to operate any other business activities that are being conducted by Seller or its subsidiaries immediately following the Closing Date, including Seller’s mobile government business segment and provided, second, this Section 6.1(h) shall not limit the ability of Seller or any of its Affiliates to expand the mobile government business or commence new business activities, so long as no such expansion or commencement represents entry into a new business activity that involves the provision in the United States of wireless and mobile data solutions for the transportation industry.

      Section 6.2     Covenants of Buyer. Buyer covenants and agrees as follows:

           (a)     Confidentiality. Buyer and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning Seller or any of its Affiliates (whether or not related specifically to the Business) that are furnished to Buyer or its Affiliates, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller or any of its subsidiaries or any other Person not under a non-disclosure or confidentiality obligation in favor of Seller or any of its subsidiaries; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, Buyer and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or any of its subsidiaries in connection with this Agreement that are subject to such confidence. Notwithstanding the foregoing, effective upon, and only upon, the Closing, Buyer’s obligations under this Section 6.2(a) shall terminate with respect to the Purchased Assets, the Assumed Liabilities and the Business.

           (b)     Removal of Seller Trademarks. Seller hereby grants Buyer, for the period commencing immediately after Closing and ending on the six (6) month anniversary of the Closing Date, a non-exclusive, royalty-free license to use the following Trademarks: “Aether,” “Aether Systems” or “AIM “ in connection with Buyer’s ownership of the Purchased Assets and operation of the Business. After such time, Buyer shall, at its sole cost and expense, (i) where commercially practicable, remove, obliterate, cover or replace, as appropriate, all signs, advertisements or other media containing any Trademarks or other indicia of origin of Seller or any of its Affiliates in any of the following words, logos, stylized lettering, other designs and variants thereof: “Aether,” “Aether Systems” or “AIM” located on or appurtenant to any of the Purchased Assets related to the Business; and (ii) destroy all items and materials, including stationery, letterhead, invoices, operating and procedural manuals, sales and marketing materials and purchase orders, containing the above described marks.

           (c)     Employment, Employees and Employment Benefit Plans.

                (i)     Prior to the Closing Date, Buyer shall have offered employment effective as of the Closing Date to all individuals set forth on Schedule 4.15 who are employees of the Business at the time the offer is made (including employees who are on an approved leave of absence, short-term disability leave or military leave, but, to the extent permitted by Applicable Law, not including any individual on long-term disability leave) with titles, job descriptions and other terms and conditions of employment substantially comparable, in the aggregate, to those applicable to such employees immediately prior to the Closing Date under the Plans set forth on Schedule 4.10 and as set forth on Schedule 4.15 (excluding all equity-based compensation). Employees who accept such offer of employment are referred to herein as “Transferred Employees.” Except as otherwise provided under the terms of an applicable Seller Employee Plan, effective as of the Closing Date the Transferred Employees will cease to participate in, or accrue any benefits under, Seller Employee Plans. For a period of at least six (6) months following the Closing Date, Buyer will provide each Transferred Employee with compensation (including salary or wage rate, as applicable, and bonus and incentive opportunity) and employee benefits that are substantially comparable, in the aggregate, to the terms contained in the offer of employment. As of the Closing Date, such Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and/or its Affiliates relating to compensation and employee benefits (“Buyer Employee Plans”). For purposes of all Buyer Employee Plans and other employment agreements, arrangements and policies of Buyer under which a Transferred Employee’s benefits depend, in whole or in part, on length of service, credit will be given to Transferred Employees for service with Seller and its Affiliates prior to the Closing Date for all purposes, provided that such crediting of service does not result in any duplication of benefits. Buyer agrees to credit each Transferred Employee with all accrued and unused paid time off under Seller’s paid time off policy through the Closing Date. In addition, any Buyer Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) (A) shall not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent that was not also excluded under the applicable Seller medical or disability plan and (B) shall provide each Transferred Employee or dependent full credit, for the plan year during which the Closing occurs, with any deductible already incurred by the Transferred Employee or dependent under any Seller Employee Plan and with any other co-payments or out-of-pocket expenses that count against any maximum out-of-pocket expense provision of any Seller Employee Plan or Buyer Employee Plan.

                (ii)     Notwithstanding any other provision of this Agreement, effective as of the Closing Date, Buyer will become responsible for payment of all salaries and benefits and all other claims, costs, expenses, liabilities and other obligations related to Buyer’s employment of the Transferred Employees that arise or relate to events occurring or conditions existing on or after the Closing Date. Buyer shall be solely responsible for satisfying the notice and continuation coverage requirements of COBRA for all Transferred Employees (and their eligible dependents and beneficiaries) who are entitled to elect COBRA continuation coverage on account of a qualifying event occurring on and after the Closing Date.

                (iii)     Effective as soon as administratively practical after the Closing Date, Buyer shall put in effect a tax-qualified defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code and that accepts “eligible rollover distributions” (as defined in Section 402(c)(4) of the Code) including eligible rollover distributions including promissory notes (the

“Buyer’s 401(k) Plan”). Effective as of the Closing, the Transferred Employees who have an account balance in a Seller Employee Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Seller’s 401(k) Plan”) shall be entitled to receive a distribution of their vested and unvested account balance in accordance with the terms of Seller’s 401(k) Plan and shall be permitted to roll over their eligible rollover distributions to Buyer’s 401(k) Plan. Such distribution from Seller’s 401(k) Plan may include distributions of any promissory notes thereunder.

      Section 6.3     Mutual Covenants. Buyer and Seller covenant and agree as follows:

           (a)     State Regulatory Approvals, Notices and Filings. Buyer and Seller shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or with respect to any Permit, in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required to be filed pursuant to Applicable Law.

           (b)     Assignments; Consents. With respect to any Material Contract or Lease that requires consent for the assignment thereof, Seller shall take such actions as are commercially reasonable, and Buyer shall reasonably cooperate with Seller in all reasonable respects, to obtain any consent, approval or waiver and effect such assignment to Buyer as of the Closing Date. It is understood that such actions by Seller shall not include any requirement of Seller to commence any litigation or offer or grant any commercially unreasonable accommodation (financial or otherwise) to any third party. In the event that Seller is unable to obtain the requisite approval for assignment of any Contract, (except where such action would be unlawful or prohibited by such Contract), Seller shall (i) retain any such Contract and enter into an arrangement with Buyer to provide Buyer with the benefits of such Contract, provided, however, that Buyer shall use commercially reasonable efforts to perform Seller’s obligations thereunder arising on or after the Closing Date until such Contract is assigned to Buyer or expires in accordance with its terms, (ii) take all commercially reasonable actions required to accomplish the assignment to Buyer of such Contract as soon as reasonably practicable after the Closing Date, (iii) cooperate reasonably in any commercially reasonable and lawful arrangement designed to provide such benefits to Buyer, and (iv) enforce for the account of Buyer any rights of Seller arising from such Contract. If and when any such consent shall be obtained, Seller shall promptly assign all of its rights and obligations thereunder to Buyer without payment of further consideration. In no event shall Buyer be liable for the costs of obtaining consent to any Contract or Lease.

           (c)     Notification of Certain Matters. The Parties agree that, with respect to the representations and warranties of the Seller contained herein, Seller shall have the continuing obligation until the Closing Date to notify Buyer promptly with respect to: (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (the “Seller New Matters”), and (ii) other matters which are not Seller New Matters but should have been set forth or described in the Seller Disclosure Schedule as of the date hereof; provided, however, that any such supplemental schedules shall not be deemed to have been disclosed as of the date hereof, to constitute a part of an amendment, or a supplement to, the Disclosure Schedules, or to cure any breach or inaccuracy of a representation or warranty unless the changes are so agreed to in writing by Buyer, which agreement shall not waive any of Buyer’s rights to indemnification under ARTICLE VIII.

           (d)     Delivery of Property Received After Closing. After the Closing, (i) Seller shall promptly transfer to Buyer, from time to time, any cash or other property received by Seller that is associated with or relates to the Purchased Assets and (ii) Buyer promptly shall transfer to Seller, from time to time, any cash or other property received by Buyer that is associated with or related to the Excluded Assets. If, after the Closing, it is determined that Seller has failed to deliver to Buyer any of the Purchased Assets or Buyer has received any of the Excluded Assets, the parties shall cooperate with each other to transfer (or re-transfer) the applicable assets without requiring payment of any additional consideration in order to give effect to the intent of this Agreement. In addition, if, after the Closing, it is determined that either (y) an Excluded Asset was (and needs to continue to be) used in the Business and should have been made available to Buyer pursuant to an Ancillary Agreement, or (z) a Purchased Asset was (and needs to continue to be) used by Seller in its business and should have been made available to Seller pursuant to an Ancillary Agreement, then the parties shall cooperate in good faith and promptly seek to agree upon and implement a commercially reasonable sharing or other similar arrangement, consistent with the arrangements effected by the Ancillary Agreements with respect to assets needed for the Business and for other activities of Seller.

           (e)     Post Closing Tax Matters. Seller shall use commercially reasonable efforts to provide Buyer and its agents the adequate payroll tax records required by federal and state agencies necessary for Buyer to optimize federal and state payroll tax law relating to successor-in-interest transactions, including this Transaction. For the avoidance of doubt, notwithstanding the provisions of this Section 6.3(e) or any other provision of this Agreement, without the prior written consent of Seller, Buyer shall not, with respect to the Business or the Purchased Assets, take any action or make any election if such action or election would have the effect of increasing (directly or indirectly) the amount of the Seller’s payroll tax liabilities greater than such amounts Seller would be otherwise obligated to pay absent the actions taken by Seller in this Section 6.3(e). Such records shall include, but not be limited to, the following:

                (i)     Seller will provide to Buyer an executed release form granting permission to Buyer and its agents to obtain quarterly payroll data from all states from which the Business was conducted by Seller;

                (ii)     when required by state taxing agencies, Seller will provide signed (or notarized signatures) necessary to grant permission for Buyer to file for transfers of experience of payroll tax accounts in states which require a signed release by the predecessor Seller;

                (iii)     Seller will provide Buyer and its agents with most recent Annual 940 Report, complete with Part I and Part II (computation of tentative credits), and most recent years’ “tax rate notices” received from individual state agencies;

                (iv)     Seller will provide copies of all Seller’s quarterly wage detail reports filed with individual state agencies in the calendar year through the Closing Date; and

                (v)     if Seller utilized an outside payroll tax administrator, then Seller grants Buyer permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941. Seller will provide Buyer with a contact person at the payroll vendor.

           (f)     Further Assurances. Prior to and following the Closing, each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other Party to better evidence and reflect the transaction described in this Agreement and the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement.

           (g)     WARN Act. Seller and Buyer hereby acknowledge and agree that (i) in accordance with Section 2101(b)(i) of the WARN Act, Seller will be responsible for all required notices prior to the Closing Date, and Buyer will be responsible for all required notices on or after the Closing Date, and (ii) all of the Transferred Employees will be deemed to have become employees of Buyer immediately on the Closing Date for purposes of the WARN Act.

      Section 6.4     Guarantor. In consideration of the indirect benefit to Guarantor of Seller’s agreement hereunder, the Guarantor hereby absolutely and unconditionally guarantees the prompt, complete and full payment and performance of all obligations of Buyer under this Agreement. The exercise by Seller of any right pursuant to this Section 6.4 shall not preclude the concurrent or subsequent exercise of any other right or remedy, at law or in equity, against Guarantor. In the event Buyer defaults in the payment or performance of any of its obligations hereunder, Guarantor shall, on demand, perform such obligation in accordance with the terms hereof. Seller shall not be required to institute suit or exhaust its remedies against Buyer in order to enforce the payment or performance by Guarantor of the obligations of Buyer hereunder. The Guarantor’s obligation hereunder shall survive termination of this Agreement solely in the event of (a) termination pursuant to Section 11.1(g) or (b) termination by Buyer in breach of the terms of this Agreement until the 60th day following the expiration of the shortest federal or state statute of limitations applicable to claims against the Guarantor under this Section 6.4 and if a claim is so timely made thereafter until a final nonappealable order with respect to such claim has been entered. The Guarantor’s obligation under this Section 6.4 shall terminate upon the Closing.

ARTICLE VII

CONDITIONS

      Section 7.1     Conditions to Obligation of Each Party to Effect the Transactions Contemplated by this Agreement. The obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a)     Seller and Buyer have received all authorizations, consents, approvals and Permits of any Governmental Authority referred to in Section 4.4 and Section 4.7 hereof;

           (b)     no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by this Agreement;

           (c)     the Required Seller Stockholder Vote shall have been obtained; and

           (d)     Seller and Buyer each shall have executed each of the Ancillary Agreements.

      Section 7.2     Conditions to the Obligation of Seller. Unless waived in writing by Seller, the obligation of Seller to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a)     Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

           (b)     the representations and warranties of Buyer in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, on and as of such earlier date), except for changes contemplated by this Agreement and except where the failure to be so true and correct, individually or together with all other failures, does not have a material adverse effect on the business, operations or financial condition of Buyer that adversely affects Buyer’s ability to consummate, or in any material way frustrates, delays or impedes consummation of, the transactions contemplated hereby; and

           (c)     Buyer shall have furnished to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Section 7.2(a) and (b) have been satisfied.

      Section 7.3     Conditions to the Obligation of Buyer. Unless waived in writing by Buyer, the obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a)     Seller shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date;

           (b)     the representations and warranties of Seller in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct or true and correct in all material respects, as applicable, on and as of such earlier date), except for changes contemplated by this Agreement and except where the failure to be so true and correct, individually or together with all other failures, is not a Material Adverse Effect;

           (c)     Seller shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect that all conditions set forth in Section 7.3(a) and (b) have been satisfied;

           (d)     there shall not have occurred any Material Adverse Effect; and

           (e)     all consents and approvals required of any Governmental Authority or with respect to any Material Contract or Permit set forth on Schedule 7.3(e) shall have been obtained in form and substance reasonably acceptable to Buyer.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      Section 8.1     Survival; Right to Indemnification. All representations and warranties of Seller and Buyer will survive the execution and delivery of this Agreement and the Closing and shall expire eighteen (18) months following the Closing (the “Expiration Date”), except that those representations and warranties contained in (i) Section 4.1, Section 4.2, Section 4.6, Section 4.17, Section 5.1, Section 5.2 and Section 5.5 shall survive the Closing without time limit, (ii) Section 4.10, Section 4.11 and Section 4.12 and claims arising under Article IX or claims related to fraud shall expire on the 60th day following the expiration of the shortest applicable federal or state statute of limitations or if there is no applicable statue of limitations, including extensions thereof, three (3) years after the Closing Date and (iii) claims related to Section 8.2(c), (d) or (e) and Section 8.3(c) and (d) shall survive without time limit. Any covenant or other agreement the performance of which is specified to occur after the Closing shall survive in accordance with its terms. Following the Closing, the exclusive remedy pursuant to this Agreement and the transactions contemplated hereby based upon the survival of such representations and warranties will be the rights to indemnification, payment of Losses and other remedies provided by this ARTICLE VIII and ARTICLE IX; provided, however, nothing herein shall restrict the right of any Party to seek recovery for fraud or for any adjustment to the Purchase Price in accordance with Section 3.4(b).

      Section 8.2     Seller’s Indemnity. Subject to the terms and conditions of this ARTICLE VIII, Seller shall indemnify, defend and hold Buyer, its stockholders, officers, directors and employees (collectively, the “Buyer Group”) harmless from any Losses arising from or attributable to:

           (a)     the breach of any representation or warranty made by Seller in ARTICLE IV of this Agreement (disregarding all “Material Adverse Effect” and materiality qualifiers, including in Section 4.5(b) the word “Material” in “Material Contracts”);

           (b)     any breach or nonfulfillment of any covenant of Seller under this Agreement;

           (c)     any Liability of Seller that is not an Assumed Liability, including the Excluded Liabilities;

           (d)     Seller’s ownership, operation or use of the Purchased Assets or the Business prior to the Closing Date, other than the Assumed Liabilities; and

           (e)     Seller’s ownership, operation or use of assets of Seller that are not Purchased Assets, including the Excluded Assets.

      Section 8.3     Buyer’s Indemnity. Subject to the terms and conditions of this ARTICLE VIII, Buyer shall indemnify, defend and hold Seller, its stockholders, officers, directors and employees harmless from any Loss, arising from or attributable to:

           (a)     the breach of any representation or warranty made in ARTICLE V of this Agreement (disregarding all “Material Adverse Effect” and materiality qualifiers);

           (b)     any breach or nonfulfillment by Buyer of any covenant of Buyer under this Agreement (other than Section 6.3(e) which is covered by ARTICLE IX);

           (c)     the Assumed Liabilities; and

           (d)     Buyer’s ownership, operation or use of the Purchased Assets and the Business from and after the Closing Date, other than the Excluded Liabilities.

      Section 8.4     Procedure for Indemnification — Third Party Claims.

           (a)     Promptly after receipt by any Person entitled to indemnity hereunder of the commencement of any action or proceeding against a Person (the “Indemnified Party”), such Indemnified Party will, if a claim is to be made against an indemnifying party under this ARTICLE VIII, give notice to the Party obligated to provide indemnification pursuant to this Section 8.4 (the “Indemnifying Party”) of the commencement of such action or proceeding, specifying the factual basis of the claim and the amount thereof in reasonable detail to the extent then known by such Indemnified Party, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except where (and then only to the extent that) the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to give such notice.

           (b)     If any action or proceeding referred to in Section 8.4(a) is brought against an Indemnified Party, it shall give notice of the commencement of such action or proceeding to the Indemnifying Party within ten (10) days of receipt of notice by the Indemnified Party of such action or proceeding. The Indemnifying Party will be entitled to participate in such action or proceeding, if the Indemnifying Party gives written notice to the Indemnified Party of its election to assume the defense, at its own cost and expense with counsel reasonably satisfactory to the Indemnified Party, of such action or proceeding within ten (10) days after receiving notice of such action or proceeding but only if (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Liabilities asserted in or ultimately resulting from the claim and fulfill its indemnification obligations hereunder; (ii) the Liabilities asserted in the claim involve only money damages and do not seek an injunction or other equitable relief; and (iii) settlement of, or an adverse judgment with respect to, the Liabilities asserted in or ultimately resulting from the claim shall not, in the reasonable good faith judgment of the Indemnified Party, be likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party will not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE VIII for any fees of other counsel or any other expenses with respect to the defense of such action or proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such action or proceeding unless the Indemnifying Party is also a party to such action and counsel to the Indemnified Party determines in good faith and advises the Indemnifying Party that joint representation would give rise to a conflict of interest under (x) applicable standards of professional responsibility, or (y) because the Indemnified Party has one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim. If the Indemnifying Party assumes the defense of an action or proceeding (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation by any Indemnified Party of any Legal Requirement or any violation by any Indemnified Person of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (ii) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without the Indemnifying Party’s consent (which shall not be unreasonably withheld or delayed); and (iii) the Indemnified Party will cooperate as the Indemnifying Party may reasonably request in investigating, defending and (subject to clause (i)) settling such action or proceeding. If, however, the Indemnifying Party fails or refuses to undertake the defense of such third party claim within ten (10) days after written notice of such claim has been given to the Indemnifying Party by the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing.

      Section 8.5     Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third party claim may be asserted by notice from the Indemnified Party to the Indemnifying Party. Such notice shall specify the factual basis of the claim and the amount thereof in reasonable detail to the extent then known by such Indemnified Party, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except where (and then only to the extent that) the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to give such notice. The Indemnifying Party shall have thirty (30) days to object to such claim for indemnification by delivery of a written notice of such objection to the Indemnified Party. Failure to timely so object shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party. If an objection is timely delivered to the Indemnified Party by the Indemnifying Party, and the dispute is not resolved by the Indemnified Party and the Indemnifying Party within ten (10) days from the date the Indemnified Party receives such objection, the Indemnified Party and the Indemnifying Party shall have twenty (20) days to attempt to settle such dispute by mediation before a single mediator in New York, New York. In the event the disputed indemnification claim is not resolved by mediation within such time period, the Indemnified Party and the Indemnifying Party shall be entitled to pursue any available remedies to obtain a resolution of the disputed Indemnification Claim. Upon determination of the amount of an indemnification claim, whether by agreement between the Indemnifying Party and the Indemnified Party or by other final adjudication, the amount of such indemnification claim shall be paid within ten (10) days of the date such amount is finally determined in accordance with this Section 8.5.

      Section 8.6     Time Limitations; Indemnification by Securityholders. If the Closing occurs, the Indemnifying Party shall have no liability pursuant to Section 8.2 or Section 8.3 of this Agreement unless an Indemnified Party gives notice to the Indemnifying Party of an actual claim under Section 8.2 or Section 8.3 within the timeframe, if any, specified in Section 8.1.

      Section 8.7     Monetary Limitations. Subject to the last sentence of this Section 8.7, Seller shall not be required to indemnify the Buyer Group, and shall not have any Liability under Section 8.2, until the aggregate amount of all Losses under Section 8.2 exceeds $250,000 (the “Minimum Loss”), and then only to the extent such aggregate Losses exceed the Minimum Loss. Subject to the following sentence, the aggregate amount of Seller’s liability for Losses under Section 8.2(a) and Buyer’s aggregate liability for Losses under Section 8.3(a) shall be limited in each case to an amount equal to Ten Million Dollars ($10,000,000) (the “Indemnity Cap”). The limitations set forth in this Section 8.7 will not apply to any claims for indemnification in connection with, arising out of, or which would not have occurred but for:

           (a)     a breach of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.11, Section 4.12, Section 4.17, Section 5.1 and Section 5.2; provided that, notwithstanding the foregoing or anything to the contrary set forth herein, the aggregate amount of Seller’s or Buyer’s liability hereunder shall be limited to an amount equal to the Purchase Price in respect of all claims for indemnification pursuant to Section 8.2 and Section 8.3, respectively, in connection with, arising out of, or which would not have occurred but for, a breach of the representations and warranties set forth in this Section 8.7(a);

           (b)     fraud;

           (c)     Section 8.2(c), Section 8.3(d) and (e) or Section 8.3(c) and Section 8.3(d); and

           (d)     covenants to be performed in whole or in part, post-Closing, including those in ARTICLE IX.

      Section 8.8     Losses Net of Insurance, Accruals. The amount of any Loss for which indemnification is provided under Section 8.3 or Section 9.1 shall be net of (i) any amounts recovered by the Indemnified Party or any of its Affiliates pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds or other cash receipts or sources of reimbursement received from the Indemnified Party or any of its Affiliates as an offset against such Loss (each source named in clauses (i) and (ii), a “Collateral Source”) and (iii) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in Seller’s calculation of the Closing Statement. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder.

The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under ARTICLE VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment.

      Section 8.9     Purchase Price Adjustment. All indemnification payments under this ARTICLE VIII shall be deemed adjustments to the Purchase Price for federal tax purposes unless otherwise required by a determination made by a Governmental Authority or by a court of law.

      Section 8.10     No Double Recovery. Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Party shall be entitled to recover the amount of any Losses suffered by such Party more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Party shall not be liable for indemnification to the extent the Indemnified Party has otherwise been fully compensated on a dollar-for-dollar basis for such Losses pursuant to the Purchase Price adjustment under Section 3.2.

      Section 8.11     Seller Reserve. In the event Seller determines at any time prior to the Expiration Date to effect a liquidation or winding-up of its affairs or otherwise distribute its assets to its stockholders (a “Liquidation”), Seller shall, as a condition to consummating any transaction that would reasonably be expected to result in a Liquidation, reserve for its obligations under this ARTICLE VIII and Sections 3.4 and 3.5, and not distribute to its stockholders until the Expiration Date, an amount equal to the Indemnity Cap, net of any amounts previously paid to Purchaser in satisfaction of any prior claims under this ARTICLE VIII. After the Expiration Date, Seller shall be free to distribute the reserved amount, less such amount (if any) as Seller shall determine is reasonably necessary to satisfy any then-pending claims under this ARTICLE VIII and Sections 3.4 and 3.5 (which amount (if any) shall continue to be reserved until such claims are resolved).

ARTICLE IX

TAX LIABILITY

      Section 9.1     Liability for Taxes.

           (a)     Seller shall be liable for, and shall indemnify Buyer against, all Tax Liabilities.

           (b)     Buyer shall be liable for, and shall indemnify Seller against, all Taxes arising or resulting from (i) the conduct of the Business or the ownership of the Purchased Assets for taxable periods or portions thereof beginning after the Closing Date or (ii) any transaction relating to the Business or the Purchased Assets that Buyer or any of its Affiliates causes to occur on or after the Closing Date (excluding the sale of the Business and the Purchased Assets pursuant to this Agreement and excluding Seller’s liability under Section 3.9).

           (c)     For purposes of Section 9.1(a) and Section 9.1(b) above, whenever it is necessary to determine the liability for Taxes for a Straddle Period, such Taxes shall be apportioned between Seller and Buyer (A) in the case of Taxes other than income, sales and use and withholding taxes, on a per diem basis (except with respect to real property taxes, which shall be apportioned on the Closing Date based on the most recent year’s tax bill) and (B) in the case of income, sales and use and withholding taxes, as determined as though the Straddle Period consisted of two taxable years or periods, one which ended on the Closing Date and the other which began at the beginning of the day following the Closing Date.

           (d)     Buyer shall pay to Seller the amounts received by Buyer or any of its Affiliates of any refund, abatement or credit of (A) Taxes which are attributable to the conduct of the Business or the ownership of the Purchased Assets on or prior to the Closing Date and (B) any other Tax Assets. In the case of any Straddle

Period, Buyer shall pay to Seller the amount received by Buyer or any of its Affiliates of any refund, abatement or credit of Taxes that would have been made had the Taxable Period ended on the Closing Date.

ARTICLE X

RECORDS/ LITIGATION

      Section 10.1     Records.

           (a)     For a period of three (3) years after the Closing Date, Buyer shall provide to Seller and its Affiliates (and their respective counsel, auditors, accountants, agents, advisors or other representatives), at Seller’s sole cost and expense, reasonable access during normal business hours to the Books and Records and (to the extent necessary to give effect to this Agreement) permit Seller to take (or make) copies of any Books and Records. Buyer shall not destroy or dispose of any such Books and Records without first offering to surrender to Seller such Books and Records.

           (b)     For a period of three (3) years after the Closing Date, Seller shall provide to Buyer and its Affiliates (and their respective counsel, auditors, accountants, agents, advisors or other representatives), at Buyer’s sole cost and expense, reasonable access during normal business hours to those portions of its books and records relating to the Business as conducted or operated prior to the Closing Date and (to the extent necessary to give effect to this Agreement) permit such Buyer to take (or make) copies of any such portions of its books and records. Seller shall not destroy or dispose of any portions of books and records without first offering to surrender to Buyer such portions of such books and records.

           (c)     For a period of three (3) years after the Closing Date, each Party shall provide such reasonable assistance as the other Party may from time to time reasonably request, and at the requesting Party’s sole cost and expense, in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes, or in connection with any litigation and proceedings related to the Business, including making available documents, witnesses, employees for interviews, litigation preparation and testimony. The requesting party shall reimburse the assisting party for the out-of-pocket costs incurred by the assisting party.

ARTICLE XI

TERMINATION RIGHTS

      Section 11.1     Termination Rights. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

           (a)     by mutual written consent of Buyer and Seller;

           (b)     by Buyer or Seller, if the Closing shall not have occurred by December 31, 2004 (unless the failure of the Closing to occur at such time is attributable to a failure of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Closing).

           (c)     by Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

           (d)     by Seller, if Seller has provided Buyer written notice that it has determined to accept a Superior Proposal after Seller has complied with Section 6.1(c) and Section 11.3;

           (e)     by Buyer, if (i) Seller Board Recommendation shall have been withdrawn or modified in a manner adverse to Buyer or (ii) Seller’s board of directors shall have recommended or approved any Acquisition Proposal;

           (f)     by Buyer or Seller, if Seller Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and Seller’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and this Agreement shall not have been adopted by the Required Seller Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 11.1(f) if the failure to obtain the Required Seller Stockholder Vote is attributable to a failure of such Party to perform any material obligations required to be performed by such Party hereunder; and

           (g)     by Buyer or Seller, in the event the non-terminating Party has breached any representation, warranty, covenant, obligation or agreement contained herein in any material respect, such breach results in a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, to fail to be fulfilled, the non-terminating Party notifies the other party in writing of such breach and such breach has continued without cure for sixty (60) days after notice of such breach; provided, however, the Party exercising its right to so terminate this Agreement shall not itself have breached in any material respect any representation, warranty, covenant, obligation or agreement contained herein.

      Section 11.2     Effect of Termination. In the event of termination by Buyer or Seller pursuant to this ARTICLE XII, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein:

           (a)     Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

           (b)     all confidential information received by Buyer with respect to the Purchased Assets, the Assumed Liabilities and the Business shall be treated in accordance with the terms and conditions of Section 6.2(a);

           (c)     no Party hereto shall have any Liability or further obligation under this Agreement resulting from such termination, and this Agreement shall be of no further force and effect, except (i) that the provisions of Section 6.2(a), Section 12.4, Section 12.9 and this ARTICLE XI shall remain in full force and effect; and

           (d)     no Party waives any claim or right at law or in equity against a breaching Party to the extent such termination results from the breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      Section 11.3     Termination Fee. Concurrently with the termination of this Agreement pursuant to Section 11.1(d), Seller shall make a nonrefundable cash payment by wire transfer to an account designated by Buyer in an aggregate amount equal to One Million Dollars ($1,000,000) (the “Break-Up Fee”) plus the amount of the out-of-pocket fees and expenses reasonably incurred by Buyer in connection with the preparation and negotiation of this Agreement, including without limitation, costs and expenses of outside legal counsel and financial advisors in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Expense Reimbursement”and together with the Break-Up Fee, the “Termination Fee”). In the case of termination of this Agreement by Buyer pursuant to Section 11.1(e), Seller shall pay by wire transfer to an account designated by Buyer the Termination Fee within two (2) Business Days of Buyer’s termination of this Agreement. In the case of termination of this Agreement pursuant to Section 11.1(f), Seller shall pay by wire transfer to an account designated by Buyer an amount equal to Five Hundred Thousand Dollars ($500,000) plus the Expense Reimbursement within two (2) Business Days of Buyer’s termination of this Agreement or concurrently with the termination of this Agreement by Seller, as the case may be.

ARTICLE XII

MISCELLANEOUS

      Section 12.1     Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed delivered when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) calendar days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

      If to Buyer:

Slingshot Acquisition Corporation c/o Platinum Equity Advisors, LLC 2049 Century Park East, Suite 2700 Los Angeles, California 90067 Attn: Eva M. Kalawski, Esq. Telecopy: (310) 228-9602

      If to Seller:

Aether Systems, Inc. 11500 Cronridge Dr., Suite 110 Owings Mills, Maryland 21117 Attn: David S. Oros Telecopy: (410) 356-8699

      and:

Kirkland & Ellis LLP 655 15th Street, N.W., Suite 1200 Washington, D.C. 20005 Attn: Mark D. Director, Esq. Telecopy: (202) 879-5200

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.

      Section 12.2     Governing Law; Submission To Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court.

      Section 12.3     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 12.4     Public Announcements. Neither Buyer or Seller nor any of their respective Affiliates, agents or representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement, without the prior approval of the other Party, which approval shall not be unreasonably withheld, except as may be required by law, regulation or any listing agreement with, or listing standard or other regulation of, a national securities exchange or the Nasdaq National Market. In the case of an announcement required by law, regulation or a listing agreement or listing standard or other regulation of a national securities exchange or the Nasdaq National Market, the Party required to make such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed announcement prior to its release and will give due consideration to such comments as such other Party may have. Notwithstanding the foregoing, after the initial announcement of the transactions contemplated hereby by the Parties, each Party may issue further press releases, tombstones and similar announcements without the consent of the other Party provided that such announcement contains solely information that is consistent with the information contained in Seller’s initial announcement.

      Section 12.5     Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

      Section 12.6     Entire Agreement. This Agreement, the attached Schedules and the agreements referred to herein or executed simultaneously herewith, constitutes the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements (including the Non-Disclosure Agreement), arrangements and undertakings, whether written or oral, relating to the subject matter hereof; provided, however, that the Non-Disclosure Agreement shall continue and shall be binding among the Parties with respect to information disclosed prior to the date of this Agreement. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

      Section 12.7     Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other Party, and any purported assignment without such consent shall be void and without effect. Notwithstanding the foregoing, Buyer may, without the consent of any other parties and before the Closing, assign all or a part of its rights and obligations under this Agreement to any other Person that is a direct or indirect wholly owned subsidiary of Platinum Equity, LLC or of Platinum Equity Capital Partners, L.P., a private equity fund of which an Affiliate of Platinum Equity, LLC is the general partner and, whether before or after the Closing, (i) assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Buyer or of all or substantially all of the assets of Buyer; provided, that (y) no such assignment shall cause the transactions contemplated by this Agreement to be subject to any additional consents or approvals of any Governmental Authority or to have any adverse impact on the Parties’ abilities to consummate the transactions contemplated hereby, and (z) Buyer (in addition to the assignee) shall remain responsible for the performance of all of its obligations hereunder.

      Section 12.8     Amendment And Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by or on behalf of the Party waiving compliance unless otherwise contemplated by this Agreement (including Section 6.3(c)). The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

      Section 12.9     Expenses. Section 11.3 notwithstanding, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, due diligence, accounting and investment banking fees and expenses, shall be borne by the Party incurring such cost or expense.

      Section 12.10     Headings. The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section 12.11     Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

      Section 12.12     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

      Section 12.13     No Third Party Beneficiaries. Except as provided with respect to indemnification as set forth in ARTICLE VIII and ARTICLE IX and except as otherwise expressly stated in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the undersigned have duly executed this Asset Purchase Agreement on the date first written above.

AETHER SYSTEMS, INC.

By:	/s/ DAVID S. OROS

Name: David S. Oros
Title: Chairman and CEO

SLINGSHOT ACQUISITION CORPORATION

By:	/s/ EVA M. KALAWSKI

Name: Eva M. Kalawski
Title: Vice President and Secretary

Solely for purposes of Section 6.4:

PLATINUM EQUITY CAPITAL PARTNERS, L.P.

By:	Platinum Equity Partners, LLC,

its general partner

By:	/s/ EVA M. KALAWSKI

Name: Eva M. Kalawski
Title: Vice President and Secretary

APPENDIX B

July 20, 2004

Board of Directors

Aether Systems, Inc.
11500 Cronridge Drive
Suite 110
Owings Mills, MD 21117

Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to Aether Systems, Inc. (the “Company” or “Aether”) of the consideration receivable by the Company from Slingshot Acquisition Corporation (“Slingshot”) and Platinum Equity Capital Partners, L.P. (“Platinum” or “Guarantor” and together with Slingshot the “Buyer”) in connection with the proposed acquisition by the Buyer (the “Transaction”) of certain identified assets of the Transportation division of Aether (“Transportation”). The Transaction will be made pursuant and subject to the Asset Purchase Agreement (the “Agreement”) by and among Slingshot, Platinum and Aether. The consideration offered by the Buyer in the Transaction for certain identified assets of Transportation will be $25,000,000 in cash (the “Consideration”). Buyer will also assume certain identified liabilities related to the Transportation business. For purposes of this opinion, we have assumed that the Transaction will be accounted for as a purchase.

      Friedman, Billings, Ramsey & Co., Inc. (“FBR”) has been engaged by the Company to review the Transaction and to deliver to the Board of Directors of the Company an opinion regarding the fairness to the Company, from a financial point of view, of the Consideration to be paid to the Company in the Transaction. In connection with our review of the Transaction, and in arriving at our opinion, we have among other things:

1.	reviewed the latest draft of the Agreement dated July 20, 2004 and the financial terms and conditions set forth therein;

2.	reviewed the Company’s annual report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q for the period ended March 31, 2004, as well as the current reports filed on Form 8-K since January 1, 2004;

3.	reviewed certain other publicly available business and financial information of Platinum, Aether and Transportation;

4.	reviewed certain internal financial statements and other financial and operating data, of Aether and Transportation including certain financial forecasts and other forward-looking financial information, concerning Transportation, prepared and furnished to us by the management teams of Aether and Transportation;

5.	held discussions with the senior management teams, advisors and legal counsel of Aether and Transportation concerning the Transaction, as well as the business, past and current operations, financial condition and future prospects of Transportation;

6.	compared the financial performance of Transportation with that of certain other public companies we deemed comparable to Transportation and whose securities are traded in public markets;

7.	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other announced and completed transactions that we deemed relevant;

8.	reviewed general industry information for the communications, data communications and technology industries in which Aether, and Transportation operate;

9.	prepared a discounted cash flow analysis of Transportation;

10.	reviewed the financial and operating performance, customer data and projected trends for the data communications and technology industries, in which Transportation operates within and is, in part, affected by;

11.	held discussions with the management of Aether and Transportation regarding the business lines, customers and operations of Transportation; and

12.	made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by Aether and Transportation, and all publicly-available financial and other information regarding Aether, Transportation and Platinum, and have not independently verified any such information. With regard to the information provided to us by Aether and Transportation, we have assumed (and we have been assured by the senior management teams of Aether and Transportation, respectively) that all such information is complete and accurate in all material respects and we have assumed there are no (and we have been assured by the senior management teams of Aether and Transportation, respectively, that they are unaware of) any facts or circumstances that would make such information incomplete, inaccurate or misleading.

      We have further assumed that the draft Agreement furnished to us is identical in all material respects to the definitive Agreement to be executed in connection with the Transaction and that the Transaction will be consummated in accordance with the terms thereof including that in all respects material to our analysis, the representations and warranties made by the parties thereto are true and accurate.

      We have not made an independent evaluation or appraisal of the assets or liabilities of Transportation or Aether, and we have not been furnished with any such evaluation or appraisal. In addition, we have not made an independent evaluation or appraisal of Transportation, Aether or Platinum after the Transaction and accordingly we express no opinion as to the future prospects, plans or viability of Transportation, Aether or Platinum after the Transaction.

      With respect to the financial projections provided to us by Aether and Transportation, we have assumed that such projections were prepared in good faith on reasonable bases reflecting management’s current best estimates and judgments of Transportation’s future financial performance. This opinion is based substantially upon the financial projections and estimates described above. Further, without limiting the foregoing, we have assumed, without independent verification, that the historical and projected financial information provided to us by Aether and Transportation, respectively, accurately reflects the historical and projected operations of Aether and Transportation.

      We have made no independent investigation of any legal matters involving Aether, Transportation, or Platinum and we have assumed the correctness of all legal advice given to you by your or Platinum’s counsel.

      Our opinion is based on market, economic, financial and other circumstances and conditions as they exist and can only be evaluated as of the date of this letter, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

      We express no opinion as to the underlying business decision of Aether to effect the Transaction, the structure, or accounting treatment or tax consequences of the Agreement or the availability or the advisability of any alternatives to the Transaction. FBR did not structure the Transaction. Further, we express no opinion as to the value of Aether Common Stock upon the consummation of the Transaction or the price at which Aether Common Stock will trade at any time. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to Aether in the Transaction. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of Aether to approve or consummate the Transaction.

      We have been engaged by Aether in connection with the Transaction, for which Aether has paid us a retainer fee and will pay an advisory fee in consideration for our services as financial advisor in connection with the Transaction. The retainer fee will be offset against the advisory fee, which advisory fee is payable in two installments as follows: (i) 25% of such advisory fee is payable upon signing of a definitive agreement, and (ii) 75% of such advisory fee is payable upon closing of the Transaction. In addition, Aether has agreed to reimburse us for reasonable out of pocket expenses, and indemnify us against certain liabilities arising out of our engagement including the rendering of this opinion and other matters, all as more fully described in the engagement and indemnity agreement dated May 18, 2004, by and between FBR and Aether.

      It is understood that this letter is solely for the information of Aether’s Board of Directors in evaluating the Transaction and does not confer rights or remedies upon Transportation, Aether, Platinum or the stockholders of Aether or Platinum. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of FBR to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent.

      FBR, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FBR’s research department currently provides research coverage regarding securities issued by Aether. In addition, we maintain a market in the shares of Aether’s Common Stock. In the ordinary course of business, we may trade in Aether’s securities for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in the securities of Aether. Furthermore, FBR may have a beneficial ownership interest in investment funds that invest in the securities of Aether. FBR is currently providing financial advisory services to Aether, and has in the past provided investment banking services to Aether. One of our affiliates has also entered into an investment advisory agreement with Aether to provide asset management services, and may in the future provide financial advisory and/or investment banking services to Aether or Platinum for which we would receive customary fees.

      Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to Aether in the Transaction is fair, from a financial point of view, to Aether.

Very truly yours,

/s/ Friedman, Billings, Ramsey & Co., Inc.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

APPENDIX C

PRINCIPAL STOCKHOLDERS AGREEMENT

PRINCIPAL STOCKHOLDER AGREEMENT

      THIS PRINCIPAL STOCKHOLDER AGREEMENT (this “Agreement”), is dated as of July 20, 2004, by and among David S. Oros (“Executive”), NexGen Technologies, L.L.C. (“NexGen”) and Slingshot Acquisition Corporation, a Delaware corporation (“Buyer”). Unless otherwise indicated, capitalized terms used herein that are not otherwise defined herein shall have the meanings specified in the Asset Purchase Agreement (as defined below).

      WHEREAS, concurrently with the execution hereof, Aether Systems, Inc., a Delaware corporation (“Seller”), and Buyer have entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”);

      WHEREAS, Executive owns directly 1,191,289, and indirectly through NexGen 3,326,754, shares of Common Stock, par value $.01 per share, of the Seller (together, “Seller Common Stock”);

      WHEREAS, the Seller is required to obtain the approval of the transactions contemplated by the Asset Purchase agreement and the adoption of the Asset Purchase Agreement by the Seller’s stockholders under the Delaware General Corporation Law (the “DGCL”) and intends to call a special meeting of the Seller’s stockholders to seek such approval and adoption (the “Stockholders’ Meeting”);

      WHEREAS, as a condition to its willingness to enter into the Asset Purchase Agreement, Buyer has required that the Executive and NexGen agree, and the Executive and NexGen have agreed, to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

      1.1. Voting of the Seller Stock. Executive shall, unless this Agreement has been terminated in accordance with its terms:

           (a)     vote, or cause to be voted, the Seller Common Stock in favor of the transactions contemplated by the Asset Purchase Agreement and the adoption of the Asset Purchase Agreement at the Stockholders’ Meeting, and against any Acquisition Proposal and any other action that may reasonably be expected to impede, interfere with, delay, postpone, attempt to discourage or have a material adverse effect on the consummation of, the transaction contemplated by the Asset Purchase Agreement;

           (b)     if requested by Buyer, execute (and not revoke) a proxy in favor of Buyer or such other Person as Buyer may designate in writing to vote the Seller Common Stock in favor of the transaction contemplated by the Asset Purchase Agreement and the adoption of the Asset Purchase Agreement at the Stockholders’ Meeting; provided, however, that the foregoing proxy shall terminate immediately upon the termination of this Agreement in accordance with its terms, including with respect to matters as to which a record date has theretofore passed; or

           (c)     if requested by Buyer, execute a written consent of stockholders pursuant to Section 228 of the DGCL approving the transactions contemplated by the Asset Purchase Agreement and adopting the Asset Purchase Agreement.

      1.2 No Limitation on Actions of the Executive as Director. Buyer acknowledges that Executive is an officer and director of the Seller and notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to apply to, or limit in any manner, the discretion of Executive with respect to any action to be taken (or omitted) by Executive in the Executive’s fiduciary capacity as an officer or director of Seller.

ARTICLE II

ADDITIONAL COVENANTS

      2.1. No Inconsistent Action. Unless and until this Agreement is terminated in accordance with its terms and except as required by order of a court of competent jurisdiction, Executive shall not, and shall not permit NexGen to: (i) sell, transfer, convey, assign, pledge or otherwise dispose of (or agree to sell, transfer, convey, assign, pledge or otherwise dispose of) any of the Seller Common Stock or any rights therein, (ii) enter into any voting agreement with any Person with respect to any of the Seller Common Stock, (iii) grant to any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Seller Common Stock, (iv) deposit any of the Seller Common Stock in a voting trust or (v) otherwise enter into any agreement or arrangement with any Person limiting or affecting Executive’s or NexGen’s legal power, authority or right to vote the Seller Common Stock or take any other action that could reasonably be expected to prevent or hinder the performance of Executive’s or NexGen’s obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EXECUTIVE AND NEXGEN

      3.1. The Seller Common Stock. As of the date hereof, Executive is the beneficial owner of 4,518,043 shares of Seller Common Stock, free and clear of any arrangements affecting the right to vote or dispose of such Seller Common Stock, except as contemplated by this Agreement. Other than such shares of Seller Common Stock, Executive does not own, beneficially or of record any other shares of capital stock of the Seller or any securities convertible or exchangeable for shares of capital stock of the Seller. In the event Executive or NexGen exercises any option, warrant or other right to acquire common stock of the Seller, such common stock shall be considered Seller Common Stock hereunder and subject to all of the provisions hereof.

      3.2. Authority; No Conflicts. Executive and NexGen each has the full legal power, authority and right to enter into this Agreement, to execute and deliver this Agreement, to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of Executive and NexGen enforceable against it in accordance with its terms. Except as required by the Exchange Act, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution of this Agreement by Executive or NexGen or the performance of Executive’s or NexGen’s obligations hereunder. The execution and delivery of this Agreement by Executive and NexGen and the performance of Executive’s and NexGen’s obligations hereunder will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) (i) of any judgment, injunction, order, notice, decree, statute, law, ordinance, arrangement, rule or regulation applicable to Executive or NexGen or (ii) under any agreement to which Executive or NexGen is a party or by which Executive or NexGen is bound.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYER

      4.1. Authority; No Conflicts. Buyer has the full legal power, authority and right to enter into this Agreement, to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution of this Agreement by Buyer or the performance by Buyer of its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) (a) of any judgment, injunction, order, notice, decree, statute, law, ordinance, arrangement, rule or regulation applicable to Buyer, (b) under any provision of its organizational documents or (c) under any agreement to which Buyer is a party or by which Buyer (or any of its respective assets) is bound, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license.

ARTICLE V

TERMINATION

      5.1. Termination. This Agreement may be terminated as follows:

           (a) Automatically. All obligations under this Agreement shall terminate at the earlier of Closing or the termination of the Asset Purchase Agreement.

           (b) Mutual Consent. By mutual written consent of Buyer, Executive and NexGen at any time.

           (c) Buyer or Executive. By either Buyer, Executive or NexGen, by written notice to the other party, if any Governmental Authority shall have issued an order permanently enjoining, restraining or otherwise prohibiting the transaction contemplated by the Asset Purchase Agreement and such order shall have become final and nonappealable.

           (d) Executive. By Executive or NexGen, by written notice to Buyer, (i) at any time, if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Buyer and (ii) at any time after the Stockholders Meeting if the Seller Stockholders’ do not approve the transaction contemplated by the Asset Purchase Agreement and the adoption of the Asset Purchase Agreement.

           (e) Buyer. By Buyer, by written notice to Executive and NexGen, (i) at any time, if Executive shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured, or if capable of being cured, has not been cured within thirty (30) days after the giving of written notice to Executive and NexGen, and provided further that such termination may only occur, (ii) at any time prior to the Stockholders’ Meeting, if the board of directors of Seller or any committee thereof withdraws its approval or recommendation of the transactions contemplated by the Asset Purchase Agreement and the adoption of the Asset Purchase Agreement and (iii) at any time after the Stockholders’ Meeting if the stockholders of Seller do not vote in favor of the transactions contemplated by the Asset Purchase Agreement and the adoption of the Asset Purchase Agreement at the Stockholders’ Meeting.

      5.2. Effect of Termination.

           (a) No party shall have any liability or obligation hereunder to any other party or their respective officers or directors other than in the event of termination as provided in Section 5.1(d) or (e).

ARTICLE VI

MISCELLANEOUS

      6.1. Further Assurances. Each party hereto shall, upon request of any other party, execute and deliver all such further documents and instruments and take all reasonable action as may be deemed by such requesting party to be necessary or desirable to carry out the provisions hereof.

      6.2. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in the State of New York.

      6.3. Entire Agreement. This Agreement and, to the extent referred to herein, the Asset Purchase Agreement, constitute the entire agreement between Buyer and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Buyer and Executive with respect to the subject matter hereof.

      6.4. Obligations of Successors; Assignment. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of law or otherwise or by any of the parties hereto without the prior written consent of the other parties.

      6.5. Amendment; Waiver. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provisions or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      6.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

      6.7. Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery or as of five (5) Business Days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, twenty-four (24) hours after deposit with an overnight courier, or after confirmation of delivery by facsimile on a Business Day (unless arrangements have otherwise been made to receive such notice by facsimile outside of normal business hours), addressed as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

      If to Buyer:

c/o Platinum Equity Advisors, LLC 2049 Century Park East, Suite 2700 Los Angeles, California 90067 Telephone: (310) 712-1850 Fax: (310) 712-1863 Attention: Eva M. Kalawski, Esq.

      If to Executive or NexGen:

David S. Oros 11500 Cronridge Drive, Suite 110 Owings Mills, Maryland 21117 Telephone: (443) 394-5214 Fax: (410) 356-8689

      With a copy (which shall not constitute effective notice) to:

Kirkland & Ellis LLP 655 15th Street, N.W., Suite 1200 Washington, D.C. 20005 Fax: (202) 879-5200 Attention: Mark D. Director, Esq.

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 6.7. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given. Any party may unilaterally change any one or more of the addresses to which a notice to the party or its representative is to be delivered or mailed, by written notice to the other party hereto given in the manner stated above.

      6.8. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and performed in that state. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of New York, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

      6.9. Cumulative Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      6.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      6.11. Survival. The representations, warranties and covenants under this Agreement shall terminate on the earlier of termination of this Agreement or the Closing Date and no action or claim for damages resulting from any misrepresentation or breach of warranty or covenant shall be brought or made after such period, except that such time limitation shall not apply to any claims for misrepresentations and breach of warranties or covenants which have been asserted and which are the subject of a written notice prior to the expiration of such survival period, which notice specifies in reasonable detail the nature of the claim.

      6.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The signatures of the parties to this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

      [The remainder of this page has been intentionally left blank. Signature page follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers or representatives as of the day and year first written above.

EXECUTIVE

By:	/s/ DAVID S. OROS

Name: David S. Oros

NEXGEN TECHNOLOGIES, L.L.C.

By:	/s/ DAVID S. OROS

Name: David S. Oros
Title: Managing Member

SLINGSHOT ACQUISITION CORPORATION

By:	/s/ EVA M. KALAWSKI

Name: Eva M. Kalawski
Title: Vice President and Secretary

APPENDIX D

FINANCIAL STATEMENTS

TRANSPORTATION

(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	December 31,
			June 30,
	2002	2003	2004

ASSETS
Current assets:
Cash	$—	$—	$—
Trade accounts receivable, net of allowance for doubtful accounts of $3,082, $1,373, and $808 at December 31, 2002, December 31, 2003 and June 30, 2004, respectively	6,669	5,705	4,705
Inventory, net of reserve for inventory obsolescence of $40, $63 and $97 at December 31, 2002, December 31, 2003, and June 30, 2004, respectively	15,926	10,105	12,000
Investments in sales-type leases (current)	1,655	2,636	3,068
Prepaid expenses and other assets (current)	10,953	12,728	10,542

Total current assets	35,203	31,174	30,315
Property and equipment, net	2,727	6,096	5,223
Goodwill and intangibles, net	22,344	21,106	3,945
Investments in sales-type leases (non-current)	6,691	8,765	8,651
Other assets (non-current), net	12,132	18,334	6,666

	$79,097	$85,475	$54,800

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,504	$4,825	$3,732
Accrued employee compensation and benefits	1,759	1,126	945
Deferred revenue	4,183	7,717	8,864

Total current liabilities	9,446	13,668	13,541
Deferred revenue (non-current)	11,789	18,799	18,335

Total liabilities	21,235	32,467	31,876
Commitments and Contingencies
Division equity	57,862	53,008	22,924

Total liabilities and division equity	$79,097	$85,475	$54,800

See accompanying notes to unaudited consolidated financial statements.

TRANSPORTATION

(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

				Six Months Ended
	Year Ended December 31,			June 30,
	2001	2002	2003	2003	2004

Subscriber revenue	$10,420	$30,990	$25,296	$14,197	$9,943
Device sales	3,583	7,841	9,320	4,329	5,493

Total revenue	14,003	38,831	34,616	18,526	15,436
Cost of subscriber revenue	6,825	15,647	11,280	6,378	3,746
Cost of device sales	3,238	6,834	9,940	4,670	6,404

Total cost of revenue	10,063	22,481	21,220	11,048	10,150

Gross profit	3,940	16,350	13,396	7,478	5,286

Operating expenses:
Research and development (exclusive of option and warrant expense)	3,768	4,045	4,468	2,231	2,165
General and administrative (exclusive of option and warrant expense)	10,084	15,097	11,690	5,882	4,980
Selling and marketing (exclusive of option and warrant expense)	6,972	4,182	3,830	1,871	1,821
Corporate allocation	4,756	7,613	5,044	3,087	4,324
Depreciation and amortization	14,026	3,314	4,428	1,487	1,957
Option and warrant expense	148	90	109	65	50
Impairment of intangibles and other assets	—	22,823	677	677	26,622
Restructuring charge	7	345	10	10	38

Total operating expenses	39,761	57,509	30,256	15,310	41,957

Operating loss	(35,821)	(41,159)	(16,860)	(7,832)	(36,671)
Interest income	—	541	1,182	558	601

Loss before cumulative effect of change in accounting principle	(35,821)	(40,618)	(15,678)	(7,274)	(36,070)

Cumulative effect of change in accounting principle relating to adoption of SFAS No. 142	—	(1,839)	—	—	—

Net loss	$(35,821)	$(42,457)	$(15,678)	$(7,274)	$(36,070)

See accompanying notes to unaudited consolidated financial statements.

TRANSPORTATION

(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF DIVISION EQUITY
(Dollars in thousands)

Balance at December 31, 2000	$48,511
Intercompany transfers, net	38,066
Net loss	(35,821)

Balance at December 31, 2001	50,756

Intercompany transfers, net	49,563
Net loss	(42,457)

Balance at December 31, 2002	57,862

Intercompany transfers, net	10,824
Net loss	(15,678)

Balance at December 31, 2003	53,008

Intercompany transfers, net	5,986
Net loss	(36,070)

Balance at June 30, 2004	$22,924

See accompanying notes to unaudited consolidated financial statements.

TRANSPORTATION

(A DIVISION OF AETHER SYSTEMS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

				Six Months Ended
				June 30,
	Year Ended December 31,
	2001	2002	2003	2003	2004

Cash flows from operating activities:
Net loss	$(35,821)	$(42,457)	$(15,678)	$(7,274)	$(36,070)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of change in accounting principle	—	1,839	—	—	—
Depreciation and amortization	14,026	3,314	4,428	1,487	1,957
Provision for doubtful accounts	2,178	1,546	174	196	312
Depreciation on leased devices	—	—	1,006	356	765
Provision for inventory obsolescence	—	—	—	—	57
Option and warrant expense	148	90	109	65	50
Impairment of intangibles and other assets	—	22,823	677	677	26,622
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade accounts receivable	(3,716)	(3,673)	792	(2,086)	686
Inventory	(8,575)	(933)	229	4,263	(2,137)
Prepaid expenses and other assets	(8,570)	(9,864)	(8,101)	(3,843)	2,750
Investment in sales-type leases	—	(8,347)	(3,055)	(1,980)	(318)
Accounts payable, accrued expenses and accrued employee compensation and benefits	6,140	(3,488)	685	(838)	(1,271)
Deferred revenue	4,041	6,866	10,544	5,854	683

Net cash used in operating activities	(30,149)	(32,284)	(8,190)	(3,123)	(5,914)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(6,787)	(15,800)	—	—	—
Purchases of property and equipment	(982)	(1,389)	(230)	(180)	(22)
Increase in other intangible assets	—	—	(2,295)	(2,295)	—

Net cash used in investing activities	(7,769)	(17,189)	(2,525)	(2,475)	(22)

Cash flows from financing activities — Net transfers from parent	37,918	49,473	10,715	5,598	5,936

Net cash provided by financing activities	37,918	49,473	10,715	5,598	5,936

Net decrease in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, at beginning of period	—	—	—	—	—

Cash and cash equivalents, at end of period	$—	$—	$—	$—	$—

      Supplemental disclosure of non-cash investing and financing activities:

      During the six months ended June 30, 2003 and 2004, Transportation transferred approximately $184,000 and $5.0 million, respectively, of equipment under an operating lease from inventory to property and equipment. For the year ended December 31, 2003, Transportation transferred $5.6 million of equipment under an operating lease from inventory to property and equipment.

See accompanying notes to unaudited consolidated financial statements.

TRANSPORTATION

(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)     ORGANIZATION AND DESCRIPTION OF THE BUSINESS

      The Transportation segment is a division of Aether and provides mobile and wireless solutions to the transportation industry. The Transportation segment’s customers are primarily the owners and operators of truck and other vehicle fleets, including US Xpress Enterprises, Inc., TRL, Inc. and Contract Freighters, Inc. The Transportation segment’s products offer wireless data and asset tracking and vehicle positioning features and its customers use these products to monitor the location, movement, and status of their vehicles. The products enable them to reduce trailer to tractor ratios and improve their operational efficiency.

      Historically, the Transportation segment has suffered significant operating losses and is dependent on contributions from us in order to meet its operating and capital requirements.

      On July 20, 2004, we announced that we had signed a definitive agreement to sell its Transportation segment to an affiliate of Platinum Equity Capital Partners, L.P., Slingshot Acquisition Corporation for $25.0 million in cash. Completion of the sale is subject to customary closing conditions, including the approval of our stockholders. The purchase price is subject to a post closing adjustment based upon net working capital.

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF PRESENTATION

      Certain corporate overhead expenses have been allocated to the Transportation segment as a corporate allocation. These overhead charges include personnel costs for support organizations such as accounting, finance, human resources, legal, procurement, security, investor relations and senior management. They also include non-personnel costs such as insurance, professional fees and other costs of operating a public company. The corporate overhead charges were allocated to the Transportation segment based upon that division’s percentage of revenue relative to our consolidated revenue. Management believes the basis of the allocations is reasonable.

      Certain corporate non-operating transactions of ours have not been allocated to the Transportation segment. These items include interest income on our cash and cash equivalents, interest expense and gains on early retirement of our 6% convertible notes. Only interest income directly attributable to Transportation segment has been included in the Transportation segment’s consolidated financial statements.

(b) REVENUE RECOGNITION

i.) Subscriber Revenue

      The Transportation segment derives subscriber revenue from the provision of real-time access to business information integrated into existing wireless communication platforms. For all sales, the Transportation segment obtains signed binding contracts with its subscribers. The Transportation segment’s contracts with wireless data subscribers are generally for a three to five-year period and include a termination penalty if cancelled by the subscriber before the initial period expires. These contracts are generally renewable at the option of the subscriber for additional periods or otherwise continue on a monthly basis until cancelled by the subscriber. The Transportation segment recognizes subscriber revenue on a monthly basis as the service is provided. Activation fees are deferred and recognized ratably over the expected life of the customer relationship.

ii.) Device Revenue

      The Transportation segment derives device revenue from the sale of wireless devices used to provide its services. Revenue for device sales is deferred and recognized over contract terms of three to five years.

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

iii.) Revenue from Multiple Element Arrangements

      For arrangements with multiple elements, the Transportation segment allocates revenue to each component of the arrangement using the residual value method. This means that the Transportation segment defers revenue from the total fees associated with the arrangement equivalent to the fair value of the element(s) of the arrangement that has not yet been delivered. The fair value of any undelivered elements is established by using historical evidence specific to the Transportation segment.

(c) COST OF REVENUES

      Cost of revenue consists primarily of airtime costs, and costs of hardware that is resold or leased to customers, and excludes certain costs of customer fulfillment and customer care that are reported as operating expenses.

(d) FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of the Transportation segment’s financial instruments, which include accounts receivable, accounts payable and accrued expenses approximate their fair value due to the relatively short duration of the instruments.

(e) CONCENTRATION OF RISK

      Financial instruments, which potentially subject the Transportation segment to credit risk, consist primarily of trade receivables. The Transportation segment extends credit to customers on an unsecured basis in the normal course of business. A portion of the Transportation segment’s customer base includes small companies with limited resources and cash flow. The Transportation segment’s policy is to perform an analysis of the recoverability of its trade accounts receivable at the end of each reporting period and to establish allowances for those accounts considered uncollectible. The Transportation segment analyzes historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. As a result, the Transportation segment recorded bad debt expense of $2.2 million, $1.5 million and $174,000 during the years ended December 31, 2001, 2002 and 2003, respectively and $196,000 and $312,000 for the six months ended June 30, 2003 and 2004 respectively.

      The Transportation segment is dependent on Mobile Satellite Ventures for its satellite communications and on Motient, Inc. (“Motient”) for its terrestrial radio-based data communications network service. If Motient ceased performing under its obligations under the Terrestrial Network Reseller Agreement and the Transportation segment was unable to find a replacement provider on similar terms and conditions, the business would be materially adversely affected. In addition, Minor Planet, which is the Transportation’s network services supplier for HM 5000 customers, recently exited from bankruptcy under Chapter 11 of the Bankruptcy Code. Although we believe Minor Planet will continue to fulfill its obligations under its agreement and provide HM 5000 Airtime Services, the possibility exists that Minor Planet will be unable or unwilling to perform the contract and the Transportation segment will seek other means of supplying service to their Highway Master customers, but there is no guarantee that they will be able to obtain such replacement services.

(f) INVENTORY

      Inventory, net of allowance for obsolete and slow-moving inventory, consists of finished goods, primarily GPS tracking devices, stated at the lower of cost or market. Cost is determined using a standard costing method, which approximates the first-in, first-out method. The Transportation segment’s inventory is subject to rapid technological changes that could have an adverse impact on its realization in future periods. In addition, there are a limited number of suppliers of the Transportation segment’s inventory.

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g) NET INVESTMENT IN SALES-TYPE LEASES

      The Transportation segment leases devices to certain of its customers and accounts for these transactions as sales-type leases. Transportation records its gross investment in the sales-type leases at the present value of the minimum lease payments. There is no unguaranteed residual value associated with the leased devices. The receivables generally have terms of five years and are collateralized by a security interest in the related equipment. The Transportation segment records revenue on these leased devices as the ongoing service is provided over the shorter of the life of the equipment or the estimated life of the customer relationship.

(h) PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

(i) GOODWILL

      Goodwill represents the excess of costs over the fair value of assets of businesses acquired. The Transportation segment adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

      In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement required the Transportation segment to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Transportation segment was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Transportation segment was required to determine the fair value and compare it to the carrying amount within six months of January 1, 2002. To the extent the carrying amount exceeded the fair value, the Transportation segment was required to perform the second step of the transitional impairment test, as this is an indication that goodwill may be impaired. The second step was required for the Transportation segment. In this step, the Transportation segment compared its implied fair value with the carrying amount of its goodwill, both of which were measured as of the date of adoption. The implied fair value of goodwill was determined by allocating the fair value of the Transportation segment to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, “Business Combinations.” The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. As a result of this evaluation, Transportation recorded an impairment charge of $1.8 million, which was recorded as cumulative effect of change in accounting principle in the accompanying consolidated statements of operations.

      SFAS No. 142 also requires that the Transportation segment repeat the two-step impairment analysis each year, beginning with a recurring annual measurement date chosen in 2002. The Transportation segment chose September 30, 2002 to be 2002’s measurement date. The September 30, 2002 review resulted in an additional impairment charge of $17.7 million, which was recorded as impairment of intangibles in the accompanying consolidated statements of operations. In each calculation, the Transportation segment, with the assistance of a third party appraiser, arrived at the implied fair value of goodwill using a discounted cash

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flow methodology. As a result of the September 30, 2003 evaluation, it was deemed that no impairment charge was necessary. At June 30, 2004, the Transportation segment recorded an additional impairment of $12.2 million (see Note 2(j)).

      Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, which ranged from three to seven years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis from five to seven years. The amount of goodwill and other intangible asset impairment, if any, was measured in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The measurement was based on projected discounted future operating cash flows using a discount rate reflecting Transportation’s average cost of funds.

(j) INTANGIBLES AND RECOVERY OF LONG-LIVED ASSETS

      Identifiable intangible assets consist of completed technology, trademarks, and acquired subscribers and are amortized on a straight-line basis over five to seven years.

      SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Transportation segment adopted SFAS No. 144 on January 1, 2002.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      During 2002 and 2003, the Transportation segment assessed the fair value of certain of its long-lived assets, including software, computer equipment, other tangible assets and identifiable intangible assets obtained in connection with acquisitions. This assessment resulted in an impairment charge of approximately $5.1 million in 2002 and $677,000 in 2003, which is recorded in impairment of intangibles and other assets in the accompanying consolidated statements of operations. The Transportation segment, with the assistance of third party appraisers, determined the fair value of these assets based on a combination of quoted market prices and a cost approach methodology.

      Prior to the adoption of SFAS No. 144, the Transportation segment accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”

      During the second quarter of 2004, in connection with the announced sale of the Transportation segment, a $26.6 million non-cash impairment charge was recorded to reduce the carrying value of long-lived assets of

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Transportation segment to the value implied by the negotiated sale price for that business. The charge consisted of the following:

(In thousands)	Transportation

Goodwill	$12,191
Other intangible assets	3,138
Other assets	11,293

Total impairment charge	$26,622

(k) RESEARCH AND DEVELOPMENT

      Research and development costs are expensed as incurred.

(l) ADVERTISING EXPENSE

      Advertising costs are expensed as incurred. Production costs for advertising are expensed the first time the related advertisement takes place. Advertising expense was approximately $453,000, $594,000 and $663,000 for the years ended December 31, 2001, 2002 and 2003, respectively and $368,000 and $245,000 for the six months ended June 30, 2003 and 2004, respectively.

(m) INCOME TAXES

      The Transportation segment is an entity not directly subject to income taxes. The results of the Transportation segment’s operations are included in Aether’s consolidated federal tax return and certain combined income tax returns.

(n) USE OF ESTIMATES

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, long-term contracts, allowances for uncollectible receivables, inventory obsolescence, recoverability of long-lived assets, depreciation and amortization, employee benefits, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.

(3)     ACQUISITIONS

      On March 15, 2002, the Transportation segment acquired certain assets and licenses from @Track. @Track is a provider of wireless-based vehicle fleet management and intelligent mobile-asset-tracking solutions. The purchase consideration (excluding approximately $800,000 of purchase related expenses) was $15.0 million consisting of $3.0 million in cash and a $12.0 million note payable. The note was interest bearing at 5.75% and was paid in equal monthly cash installments from May 2002 through July 2002. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair value as of the acquisition date. The allocation of

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the purchase price for this acquisition, which was determined based on a third party appraisal, is summarized as follows:

2002

(Amounts in
thousands)
Current assets	$1,153
Property and equipment	636
Identifiable intangibles	2,815
Goodwill	11,196

Total consideration	$15,800

(4)     INVESTMENTS IN SALES-TYPE LEASES

      Future minimum lease payments to the Transportation segment under noncancelable sales-type leases at December 31, 2003 follows:

Sales-type leases

Year ending December 31:
2004	$3,800
2005	3,699
2006	3,491
2007	2,316
2008	822

Total minimum lease payments	$14,128
Less amount representing interest (at 11.71%)	2,727

Present value of net minimum sales-type lease payments	$11,401
Less current installments of investments in sales-type leases	2,636

Investments in sales-type leases, excluding current installments	$8,765

(5)	PROPERTY AND EQUIPMENT

      Property and equipment consists of the following (in thousands):

		December 31,		June 30,
	Estimated
	useful lives	2002	2003	2004

Furniture and fixtures	5 Years	$101	$312	$272
Computer and equipment	3-5 Years	2,893	7,406	7,120
Software	3 Years	1,399	1,418	515
Leasehold improvements	Term of Lease	327	192	10

Total property and equipment		$4,720	$9,328	$7,917
Less accumulated depreciation		(1,993)	(3,232)	(2,694)

Property and equipment net of accumulated depreciation		$2,727	$6,096	$5,223

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)     GOODWILL AND INTANGIBLES

      Intangible assets consists of the following (amounts in thousands):

		December 31,		June 30,
	Estimated
	useful lives	2002	2003	2004

Trademarks	7 Years	800	800	800
Acquired subscribers	5 Years	2,195	2,195	2,195
Other intangibles	5 Years	8,720	11,015	7,878

Total intangible assets		11,715	14,010	10,873
Less accumulated amortization		(1,562)	(5,095)	(6,928)

Intangible assets net of accumulated amortization		$10,153	$8,915	$3,945

Goodwill		$12,191	$12,191	$—

      In April 2003, the Transportation segment purchased intellectual property relating to the design and manufacturing of certain hardware. The purchase consideration was $2.3 million, which has been recorded as intangible assets in the accompanying consolidated balance sheets.

(7)     RESTRUCTURING CHARGES

      Restructuring charges were approximately $7,000, $345,000 and $10,000 for the years ended December 31, 2001, 2002 and 2003, respectively. A $38,000 charge was recorded for the six months ended June 30, 2004. The charges in each period were primarily related to staffing reductions.

(8)     STOCK OPTIONS AND WARRANTS

      Information with respect to stock options and warrants can be found in Note 2 to the Aether Systems, Inc. Consolidated Financial Statements for the year ended December 31, 2003, that are filed as part of the Company’s Form 10-K for the year ended December 31, 2003. In connection with the sale of the Transportation segment, approximately 10,100 options with exercise prices of $3.75 to $8.54 and approximately 23,300 restricted shares will become fully vested.

(9)     COMMITMENTS AND CONTINGENCIES

(a) LEGAL PROCEEDINGS

      The Transportation segment is a party to legal proceedings in the normal course of business. Based on evaluation of these matters and discussions with counsel, the Transportation segment believes that liabilities arising from these matters will not have a material adverse effect on the consolidated results of its operations or financial position.

TRANSPORTATION
(A DIVISION OF AETHER SYSTEMS, INC.)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b) LEASES

      The Transportation segment is obligated under a noncancelable operating leases for office space that expires in 2005 and 2007. Future minimum lease payments under these leases as of June 30, 2004 are approximately as follows: (in thousands)

Gross
Commitments

2004	$156
2005	242
2006	86
2007	3

Total minimum lease payments	$487

      Rent expense for leases specific to the Transportation segment has been allocated to the Transportation segment in the accompanying consolidated statements of operations. Additionally, the Transportation segment’s portion of shared facilities have been allocated to the Transportation segment on the basis of relative headcount. Management of Aether believes this allocation is reasonable. Rent expense under operating leases was approximately $996,000, and $1.3 million for the years ended December 31, 2002 and 2003, respectively. There was no rent expense under operating leases for the year ended December 31, 2001. For the six months ending June 30, 2003 and 2004, rent expense was $643,000 and $240,000, respectively.

(c) CONTRACTUAL COMMITMENTS

      For fiscal year 2003, the Transportation segment has contractual commitments of approximately $8.0 million primarily relating to Motient and Minor Planet airtime purchase commitments. These are the only terrestrial airtime suppliers of the Transportation segment.

(d) WARRANTY RESERVE

      The following table provides the changes in the Transportation segment’s product warranties for years ended December 31:

	2002	2003

Warranty liability balance at beginning of year	$1,292	$196
Liabilities accrued for warranties issued during the period	393	944
Changes in liability for warranties during the period, including claims paid and expirations	(1,489)	(780)

Warranty liability balance at end of year	$196	$360

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      DETACH HERE

PROXY

AETHER SYSTEMS, INC.

PROXY FOR SPECIAL MEETING OF SEPTEMBER [     ], 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints David S. Oros and David C. Reymann, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Aether Systems, Inc. which the undersigned is entitled to vote at the special meeting of stockholders of Aether Systems, Inc. to be held on September [     ], 2004 at the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, MD 21202, at 10:00 a.m., local time or at any adjournment thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE ASSET PURCHASE AGREEMENT IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF AETHER SYSTEMS, INC. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

      THE BOARD OF DIRECTORS OF AETHER SYSTEMS, INC. RECOMMENDS A VOTE FOR THE SALE OF THE TRANSPORTATION SEGMENT.

1.   To approve the Asset Purchase Agreement dated as of July 20, 2004 between Aether Systems, Inc., Platinum Capital Equity Partners, L.P. and Slingshot Acquisition Corporation pursuant to which we will sell all of the assets of our Transportation segment as described more fully in this proxy statement. The full text of the asset purchase agreement is attached hereto as Appendix A.

      ☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

2.   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

NOTE: Please sign exactly the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, give full name and title as such.

Please sign, date and return promptly in the accompanying envelope.

Signature: _________________________________ Date: __________________

Signature: _________________________________ Date: __________________